Exhibit 10.1

Execution Version

MERGER AGREEMENT
By and Among
JANSSEN BIOTECH, INC.,
DOGFISH MERGER SUB, INC.,
BENEVIR BIOPHARM, INC.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC
as Holder Representative

May 1, 2018

i

5.12.	Real Properties	52
5.13.	Material Contracts	53
5.14.	Intellectual Property Rights	55
5.15.	Labor Matters	57
5.16.	No Consent	58
5.17.	Employee Benefit Plans	58
5.18.	Personal Property	60
5.19.	Environmental Matters	60
5.20.	Bank Accounts; Safe Deposit Boxes	61
5.21.	Guaranties	61
5.22.	Affiliate Transactions; Interests in Clients, Suppliers, Etc	61
5.23.	Undisclosed Liabilities	62
5.24.	No Other Representations and Warranties	62
Article VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB		62
6.1.	Organization and Standing	62
6.2.	Authorization	62
6.3.	Compliance	63
6.4.	Approvals, etc	63
6.5.	Merger Sub	63
6.6.	Adequacy of Funds	63
6.7.	No Brokers	63
Article VII COVENANTS AND AGREEMENTS		63
7.1.	Continuing Employees	63
7.2.	Commercially Reasonable Efforts	65
7.3.	Disclosures	65
7.4.	The Purchaser’s Access and Inspection	65
7.5.	Tax Matters	66
7.6.	Notification of Certain Matters	70
7.7.	Exclusive Dealing	70
7.8.	280G Approvals	71
7.9.	Conduct of Business Pending Closing	71
7.10.	Certain Pre-Closing Activities	76
7.11.	Stockholder Notice and Consents	77

7.12.	Indemnification of Officers and Directors	77
Article VIII INDEMNIFICATION		78
8.1.	Indemnification by the Participating Holders	78
8.2.	Indemnification by the Purchaser	79
8.3.	Survival of Representations and Warranties; Threshold and Deductible	79
8.4.	Limitation on Indemnification	80
8.5.	Indemnification Procedure	81
8.6.	Escrow Fund; Limitation on Remedies	83
8.7.	Adjustment to Purchase Price	84
8.8.	Right to Bring Actions; No Contribution	84
8.9.	Set-Off	84
Article IX TERMINATION		85
9.1.	Termination	85
9.2.	Effect of Termination	86
Article X MISCELLANEOUS		86
10.1.	Expenses	86
10.2.	Notices	86
10.3.	Counterparts	88
10.4.	Entire Agreement	88
10.5.	Appointment of Holder Representative	88
10.6.	Headings	90
10.7.	Succession and Assignment; No Third-Party Beneficiary	90
10.8.	Amendments, Modifications and Waivers	91
10.9.	Construction	91
10.10.	Governing Law; Jurisdiction; Waiver of Jury Trial	91
10.11.	Specific Performance	92
10.12.	Severability	93
10.13.	Confidentiality	93

EXHIBITS
EXHIBIT A    Form of Certificate of Merger
EXHIBIT B    Form of Option Surrender Agreement
EXHIBIT C    Form of Letter of Transmittal
EXHIBIT D    Form of Company Officer’s Certificate
EXHIBIT E    Form of Company Secretary’s Certificate
EXHIBIT F    Form of Purchaser Officer’s Certificate

MERGER AGREEMENT
This MERGER AGREEMENT (this “Agreement”) dated as of May 1, 2018 is made and entered into by and among Janssen Biotech, Inc., a Pennsylvania corporation (the “Purchaser”), Dogfish Merger Sub, Inc., a Delaware corporation (“Merger Sub”), BeneVir Biopharm, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative hereunder.
W I T N E S E T H
WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”);
WHEREAS, (i) the Boards of Directors of the Merger Sub and the Company have each determined that this Agreement and the Merger are advisable and in the best interest of the Merger Sub and the Company, as applicable, and their respective stockholders, (ii) the Boards of Directors of the Merger Sub and the Company have each approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) the Purchaser, as sole stockholder of Merger Sub, has approved the Merger, each upon the terms and conditions set forth herein;
WHEREAS, subject to the terms and conditions of this Agreement, the Board of Directors of the Company has resolved to recommend that the stockholders of the Company approve the Merger; and
WHEREAS, concurrent with the execution and delivery of this Agreement, the Purchaser will enter into a restrictive covenants agreement with each Person listed on Schedule 1.1(a), which agreements shall become effective as of the Closing (the “Restrictive Covenants Agreements”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION
1.1.    Definitions.
As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“Additional Transaction Expenses” shall mean the fees and expenses payable by the Company set forth on Schedule 1.1(b).
“Adjusted Closing Balance Sheet” shall have the meaning set forth in Section 4.3(a).
“Adjusted Closing Consideration” shall mean the Closing Consideration as adjusted pursuant to Section 4.3.
“Affiliate” shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Option Exercise Price Amount” shall mean the aggregate exercise price of all Company Options that are outstanding at the Effective Time (excluding, for the avoidance of doubt, the aggregate exercise price of all Company Options to the extent exercised at least one (1) day prior to the Effective Time).
“Aggregate Preference Amount” shall mean the sum of the Aggregate Series A-1 Preference Amount and the Aggregate Series A-2 Preference Amount.
“Aggregate Series A-1 Preference Amount” shall mean the sum of the Series A-1 Preference Amounts for all shares of Company Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.
“Aggregate Series A-2 Preference Amount” shall mean the sum of the Series A-2 Preference Amounts for all shares of Company Series A-2 Preferred Stock outstanding immediately prior to the Effective Time.
“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Allocation Schedule” shall have the meaning set forth in Section 4.1(d).
“Ancillary Agreements” shall mean the Escrow Agreement and the Restrictive Covenants Agreements.

“Antitrust Consents” shall mean all consents, approvals, authorizations, waiting period expirations or terminations qualifications and orders of Governmental Entities and other Persons as are necessary under Antitrust Laws for consummation of the transactions contemplated by this Agreement.
“Antitrust Laws” shall mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Interest Rate” shall mean two percent (2%) per annum.
“Assets and Properties” of any Person shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.
“Balance Sheet Date” shall mean December 31, 2017.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.
“Cash Excess Amount” shall have the meaning set forth in Section 4.3(e).
“Cash Shortfall Amount” shall have the meaning set forth in Section 4.3(d).
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any state law counterpart.
“Certificate of Merger” shall have the meaning set forth in Section 2.2(b).
“Certificates” shall have the meaning set forth in Section 2.2(f).
“Change of Control Payments” shall mean any compensatory amounts (excluding related taxes) which become payable by the Company to any of its current or former employees, directors, officers, executives, consultants or service providers as a result of the execution or delivery of this Agreement or the consummation of the Merger (alone or together with any other event), pursuant to any Plan; provided that Change of Control Payments shall not include any amounts otherwise included in the Closing Liability Amount, Additional Transaction Expenses, Transaction Expenses or Transaction Payroll Taxes.
“Closing” shall have the meaning set forth in Section 2.1.
“Closing Balance Sheet” shall mean the balance sheet of the Company calculated as of immediately prior to the Closing, which balance sheet shall be prepared in accordance with GAAP,

consistently applied, and in accordance with the example set forth on Schedule 1.1(c) attached hereto. In the event of a discrepancy or conflict between GAAP and Schedule 1.1(c), GAAP, consistently applied, shall control.
“Closing Cash Amount” shall mean the amount of cash and cash equivalents of the Company (determined in accordance with GAAP, consistently applied) reflected on the Closing Balance Sheet.
“Closing Consideration” shall mean, without duplication, an amount equal to (a) the Gross Consideration, plus (b) the Aggregate Option Exercise Price Amount, plus (c) the Estimated Closing Cash Amount, less (d) the Representative Reimbursement Set-Aside to be paid to the Holder Representative pursuant to Section 4.1(a)(ii), less (e) the Indemnity Escrow Deposit to be deposited with the Escrow Agent pursuant to Section 4.1(a)(iii), less (f) the Estimated Closing Liability Amount.
“Closing Date” shall mean the date on which the Closing occurs.
“Closing Indebtedness” shall mean all Indebtedness of the Company (and all accrued interest thereon and any premium, penalties or fees due as a result of any prepayment thereof) as calculated immediately prior to the Closing; provided that Closing Indebtedness shall not include (i) any deferred rent of the Company attributable to the straight-lining of rent under GAAP or (ii) the Convertible Notes (to the extent included in the calculation of Transaction Expenses).
“Closing Liability Amount” shall mean, without duplication, the aggregate of (i) the line items of liabilities of the Company reflected on the Closing Balance Sheet (including all liabilities of the Company in respect of Taxes, but excluding such liability set forth on Schedule 1.1(d)) (excluding the line items of liabilities of the Company reflected on the Closing Balance Sheet for deferred rent of the Company attributable to the straight-lining of rent under GAAP); plus (ii) all Closing Indebtedness; plus (iii) all Transaction Expenses; plus (iv) all Change of Control Payments; plus (v) all Transaction Closing Payroll Taxes.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.
“Collaboration Parties” shall have the meaning set forth in Section 7.9(b)(24)(1).
“Combination Product” shall mean any product, therapy, virus or vaccine (prophylactic, therapeutic or diagnostic use) containing (a) as a single formulation, (i) a Company Product and (ii) one or more other active pharmaceutical ingredients, or (b) in a single package or container or intended and approved for marketing as a coordinated use, two or more products or therapies including (i) a Company Product, and (ii) one or more other products or therapies containing one or more other active pharmaceutical ingredients.
“Commercial Milestone Event” shall have the meaning set forth in Section 4.7(b).
“Commercial Milestone Payment” shall have the meaning set forth in Section 4.7(b).
“Common Merger Consideration” shall have the meaning set forth in Section 2.2(f)(i)(1).

“Company” shall have the meaning set forth in the preamble of this Agreement.
“Company Adjustment Per Share Amount” shall mean an amount equal to the quotient of (i) the Positive Adjustment Amount determined pursuant to Section 4.3(e), if any, divided by (ii) the Outstanding Share Number (Fully-Diluted).
“Company Balance Sheet” shall have the meaning set forth in Section 5.5.
“Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.
“Company Equity Per Share Amount” shall mean an amount equal to the quotient of (i) the Remaining Closing Consideration divided by (ii) the Outstanding Share Number (Fully-Diluted).
“Company Escrow Release Per Share Amount” shall mean, with respect to any amounts released from the Escrow Account for the benefit of the Participating Holders pursuant to the terms and conditions of the Escrow Agreement, an amount equal to the quotient of (i) the aggregate amount so released divided by (ii) the Outstanding Share Number (Fully-Diluted).
“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1 (Corporate Organization), Section 5.2 (Capitalization of the Company), Section 5.3 (Power and Authorization), Section 5.4(ii) (No Conflict of Organizational Documents), Section 5.9 (Tax Matters), Section 5.10 (Brokers; Finders) and Section 5.14(e)(i) (Intellectual Property Ownership).
“Company Milestone Payment Per Share Amount” shall mean, with respect to any Milestone Payment that becomes payable pursuant to Section 4.7, an amount equal to the quotient of (i) such Milestone Payment divided by (ii) the Outstanding Share Number (Fully-Diluted).
“Company Option” shall mean an Option to purchase Company Common Stock issued under the Stock Option Plan.
“Company Option Closing Consideration” shall have the meaning set forth in Section 2.2(f)(ii).
“Company Option Consideration” shall have the meaning set forth in Section 2.2(f)(ii).
“Company Preferred Stock” shall mean the Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock.
“Company Product” shall mean any product, therapy, virus, or vaccine (prophylactic, therapeutic or diagnostic use) (a) researched, developed, or manufactured by the Company prior to the Closing, or (b) researched, developed, manufactured, or commercialized by the Purchaser, the Surviving Corporation, or their Affiliates, licensees, or sublicensees after the Closing, in each case (clause (a) and (b)), that is Covered at the relevant time by a Valid Claim of a Patent (i) owned by or exclusively licensed to the Company at the time of the Closing or (ii) claiming priority from any Patent owned by or exclusively licensed to the Company at the time of the Closing.

“Company Representative Reimbursement Set-Aside Release Per Share Amount” shall mean, with respect to any amounts distributed by the Holder Representative to the Participating Holders from the Representative Reimbursement Set-Aside pursuant to Section 4.1(a)(ii), an amount equal to the quotient of (i) the aggregate amount so released divided by (ii) the Outstanding Share Number (Fully-Diluted).
“Company ROFR Agreement” shall mean the Right of First Refusal, Co-Sale and Drag-Along Agreement, dated as of November 12, 2014, by and among the Company and the Stockholders of the Company from time to time party thereto.
“Company Series A-1 Preferred Stock” shall mean the Series A-1 Convertible Preferred Stock, $0.001 par value per share, of the Company.
“Company Series A-2 Preferred Stock” shall mean the Series A-2 Convertible Preferred Stock, $0.001 par value per share, of the Company.
“Confidential Information” shall mean all trade secrets or confidential or proprietary information provided, disclosed or delivered in writing, orally or visually by the disclosing Party, the terms and conditions of this Agreement and any description of Exhibits or Ancillary Agreements (for which each of the Company and the Purchaser shall be considered the disclosing Party), except to the extent the provisions of Section 10.13(b) apply to such information.
“Confidentiality Agreement” shall have the meaning set forth in Section 7.4(c).
“Consulting Agreement” shall mean that certain Consulting Agreement by and between Janssen Biotech, Inc. and Dr. Ian Mohr, dated as of the date hereof.
“Continuing Employees” shall have the meaning set forth in Section 7.1(a).
“Contract” shall mean any binding agreement, lease, license, note, mortgage, indenture, security agreement or other contract whether written or oral.
“Contractors” shall have the meaning set forth in Section 5.15(f).
“Convertible Notes” shall mean (i) that certain 2017 Secured Convertible Promissory Note dated October 16, 2017, issued by the Company in favor of Pansend Life Sciences, LLC (“Pansend”) and (ii) that certain 2018 Secured Convertible Promissory Note dated April 16, 2018, issued by the Company in favor of Pansend.
“Cost Basis Information” shall have the meaning set forth in Section 4.1(d).
“Covered” or “Covering” shall mean, with respect to a product or therapy, that the manufacture, importation, offer for sale, use or sale of such product or therapy in a particular country, in the absence of a license, would infringe a Valid Claim of a specific issued Patent or, with respect to a Patent application (which application is for a Patent that has been pending less than seven (7) years from the earliest date on which such patent application claims priority and which claim has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken), that the manufacture, importation, offer for sale, use or sale of such Company Product in a particular country, in the absence of a license, would infringe a Valid Claim of such application if it were issued as a Patent.
“D&O Indemnified Parties” shall have the meaning set forth in Section 7.12(a).
“Deductible” shall have the meaning set forth in Section 8.4(a)(ii).
“Development Milestone Event” shall have the meaning set forth in Section 4.7(a).
“Development Milestone Payments” shall have the meaning set forth in Section 4.7(a).
“DGCL” shall mean the General Corporation Law of the State of Delaware.
“Disclosure Letter” shall mean a schedule of exceptions to the representations and warranties of the Company set forth in Article V delivered contemporaneously with this Agreement. The Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article V. The disclosures in any section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Disclosure Letter to which the relevance of such item is reasonably apparent on the face of that disclosure.
“Dispute Notice” shall have the meaning set forth in Section 4.3(c).
“Dissenting Shares” shall have the meaning set forth in Section 2.2(h)(i).
“Dollars” and “$” shall each mean lawful money of the United States.
“Effective Time” shall have the meaning set forth in Section 2.2(b).
“EMA” shall mean the European Medicines Agency.
“Environmental Laws” shall mean all applicable federal, state, foreign and local statutes, regulations, directives, ordinances and other rules, orders, decrees, judgments, treaties, legally-binding standards, policies or guidelines having the effect of law, and principles of common law which pertain to protection of human health and safety (with respect to exposure to Hazardous Materials) and the environment. Environmental Laws include those relating to (a) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (b) air (including indoor air), soil, surface, subsurface, groundwater or noise pollution; (c) Releases or threatened Releases; (d) protection of wildlife, endangered species, wetlands or natural resources; (e) underground storage tanks (USTs); (f) above-ground storage tanks (ASTs); (g) health and safety of employees and other persons (with respect to exposure to Hazardous Materials); (h) the presence or content of Hazardous Materials in a product, item or article, whether a component or finished product; and (i) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following within the United States: (i) CERCLA; (ii) the Solid Waste Disposal Act, as amended by RCRA (42 U.S.C. §§ 6901 et seq.); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42

U.S.C. §§ 11 001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), as amended; (ix) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as amended; (x) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. §§ 7401 note, et seq.), as amended; (xi) the Occupational Safety and Health Act (29 U.S.C §§ 651 et seq.), as amended, with respect to exposure to Hazardous Materials; and (xii) any Laws similar or analogous to (including counterparts of) any of the statutes listed above in effect as of the Closing Date.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
“ERISA Affiliate” shall mean any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Account” shall mean the separate account in which the Escrow Agent holds the Escrowed Funds in trust pursuant to the terms of the Escrow Agreement.
“Escrow Agent” shall mean JPMorgan Chase Bank, N.A., a national banking association with offices located in the State of New York, as Escrow Agent under the Escrow Agreement.
“Escrow Agreement” shall have the meaning set forth in Section 4.1(a)(iii).
“Escrowed Funds” shall mean the funds from time to time being held in trust by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 4.2(a).
“Estimated Closing Cash Amount” shall mean the Closing Cash Amount as set forth on the Estimated Closing Balance Sheet.
“Estimated Closing Liability Amount” shall mean the estimated Closing Liability Amount as set forth on the Estimated Closing Balance Sheet.
“EU” means the European Union.
“Expiration Date” shall have the meaning set forth in Section 8.3(a).
“FCPA” shall have the meaning set forth in Section 5.8(g).
“FDA” shall mean the U.S. Food and Drug Administration or any successor agency.
“Final Closing Cash Amount” shall mean the Closing Cash Amount as finally determined by the Purchaser and the Holder Representative pursuant to Section 4.3(b) or by the Purchaser and the Holder Representative or the Neutral Auditor pursuant to Section 4.3(c).

“Final Closing Liability Amount” shall mean the Closing Liability Amount as finally determined by the Purchaser and the Holder Representative pursuant to Section 4.3(b) or by the Purchaser and the Holder Representative or the Neutral Auditor pursuant to Section 4.3(c).
“Financial Statements” shall have the meaning set forth in Section 5.5.
“Fundamental Representations” shall mean the Company Fundamental Representations, the Purchaser Fundamental Representations and the Stockholder Fundamental Representations.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, arbitrator, arbitral body, mediator, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental entity.
“Governmental Order” shall mean any order, decision, ruling, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Entity.
“Gross Consideration” shall mean $140,000,000.
“Hazardous Materials” shall mean any (a) hazardous chemical or any pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, medical waste or hazardous, extremely hazardous, special, dangerous, or toxic wastes, or (b) any substance, chemical or material regulated, listed, limited or defined as such under any Environmental Law because of its hazardous or deleterious nature, including: (i) any by-products, derivatives, or combinations of such material; (ii) lead, asbestos, asbestos-containing material, presumed asbestos-containing material, polychlorinated biphenyls, and waste oil, and toxic mold or other indoor air contaminants; (iii) any “hazardous substance,” “pollutant”, “toxic pollutant” or “contaminant” as defined under Environmental Laws; and (iv) any “hazardous waste” as defined under RCRA or any Environmental Law applicable to the management of waste.
“Holder Representative” shall have the meaning set forth in Section 10.5.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Filing” shall have the meaning set forth in Section 7.10(a).
“IND” shall mean an Investigational New Drug Application submitted to the FDA or any comparable application or filing with any analogous Regulatory Authority in any regulatory jurisdiction outside of the United States, which application has been made with the appropriate Regulatory Authority for the purposes of notifying or obtaining permission to conduct human clinical studies.

“Indebtedness” shall mean, with respect to any Person, all principal, interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of the following: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services (including, whether contingent or not, all earn-outs and “seller notes” for the maximum amount potentially owed), (iii) indebtedness evidenced by any note, bond, debenture, mortgage, convertible note or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit (to the extent drawn)), (v) indebtedness secured by a Lien that is not a Permitted Lien on any Assets and Properties of such Person, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, (viii) indebtedness under leases reflected as capital leases on the Interim Financial Statements or required to be accounted for as capital leases under GAAP, and (ix) guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (viii) above. Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business consistent with past practice, and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course of Business.
“Indemnifiable Claim” shall have the meaning set forth in Section 8.5.
“Indemnification Control Person” shall mean (i) in the case of a claim by a Participating Holder Indemnified Person, the Purchaser, and (ii) in the case of a claim by a Purchaser Indemnified Person, the Holder Representative.
“Indemnification Notice” shall have the meaning set forth in Section 8.5.
“Indemnification Pro Rata Percentage” shall mean with respect to each Participating Holder, the percentage amount obtained by dividing (a) the Merger Consideration and/or Company Option Consideration received by such Participating Holder prior to such date by (b) the aggregate Merger Consideration and/or Company Option Consideration, as the case may be, received by all of the Participating Holders pursuant to this Agreement.
“Indemnifying Party” shall mean any Person (whether the Participating Holders or Purchaser, as applicable) against whom a claim for indemnification is being asserted under any provision of Article VIII.
“Indemnity Escrow Deposit” shall mean $17,500,000.
“Individual Claim Threshold” shall have the meaning set forth in Section 8.4(a)(i).
“Initial Outside Date” shall have the meaning set forth in Section 9.1(c).
“Intellectual Property” shall mean:

(i)    all issued patents, reissued or reexamined patents, including petty patents, design patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof (including supplementary protection certificates), regardless of country issued or formal name, and any counterparts claiming priority therefrom or the benefit thereof under applicable Laws (collectively, “Issued Patents”);
(ii)    all published or unpublished nonprovisional and provisional patent applications, international (PCT) applications, substitutions, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuations, continuations-in-part, requests for continued examination and divisions, regardless of country filed or formal name (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
(iii)    all copyrights, copyrightable works, and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, and mask work conventions (collectively, “Copyrights”);
(iv)    all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, common law trademarks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;
(v)    all technology, inventions, designs, manufacturing and operating specifications, methods of manufacturing, Know-How, formulae, trade secrets, technical data, computer programs, software and processes; and
(vi)    all other intellectual property rights, interests, and protections, however arising, relating to or similar to any of the foregoing.
“Interim Financial Statements” shall have the meaning set forth in Section 5.5.
“IRS” shall mean the Internal Revenue Service of the United States of America.
“J&J Calendar Quarter” shall mean a financial quarter based on the J&J Universal Calendar for that year and is used by Purchaser and Affiliates for internal and external reporting purposes; provided, however, that the first J&J Calendar Quarter for the first J&J Calendar Year extends from the Effective Time to the end of the then current J&J Calendar Quarter.
“J&J Calendar Year” shall mean a year based on the J&J Universal Calendar for that year.
“J&J Currency Hedge Rate” shall mean the result of the effectively performed currency hedging at J&J for the upcoming J&J Calendar Year and will be set up once a J&J Calendar Year and will remain constant throughout such J&J Calendar Year. The J&J Currency Hedge Rate is calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contracts of J&J with Third Party banks.

“J&J Universal Calendar” shall mean the universal calendar system used by the Purchaser and its Affiliates for internal and external reporting purposes (a copy of which for the year 2018 is attached hereto as Schedule 1.1(e) and a copy of which prior to the beginning of each such year for succeeding years shall be provided to the Holder Representative).
“Know-How” shall mean any non-public, proprietary information, including instructions, processes, methods, formulae, techniques, compositions, materials, and biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety and manufacturing and quality control data.
“Knowledge of the Company” shall mean the actual knowledge of the individuals listed on Schedule 1.1(f), and the knowledge such individuals should reasonably be expected to have after reasonably diligent inquiries, provided, however that, solely for the purposes of the representations and warranties set forth in Section 5.14, such individuals shall not be required to conduct searches of records of or filings with any Governmental Entity, obtain any legal opinion or other report or opinion of outside experts or conduct any “freedom to operate” analysis.
“Laws” shall mean any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Entity.
“Leased Real Property” shall have the meaning set forth in Section 5.12.
“Letter of Transmittal” shall have the meaning set forth in Section 2.2(j).
“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liability Excess Amount” shall have the meaning set forth in Section 4.3(d).
“Liability Shortfall Amount” shall have the meaning set forth in Section 4.3(e).
“Liens” shall mean any lien, security interest, mortgage, pledge, lease, adverse claim, levy, charge or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.
“Liquidation Preference” shall have the meaning set forth in the Company’s Organizational Documents.
“Loss” or “Losses” shall mean any awards, Liabilities, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim.
“MAA” shall mean any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto). In the context of imported drugs, MAA is also known as the Import Drug License.
“Material Adverse Effect” shall mean any change, effect, development, fact, circumstance, event or matter that, when considered individually or in the aggregate, (a) has resulted in or would reasonably be expected to result in, any material adverse change in, or material adverse effect on, the Company’s business or the Company Products, the Company’s condition (financial or otherwise) or results of operations or prospects of the Company or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the Company’s ability to consummate the Merger; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions; (ii) events or changes to the extent that they generally affect the industry or industries, or market or markets, in which the Company operates; (iii) any natural disaster, outbreak or escalation of hostilities, act or acts of war (whether or not declared) or terrorism, military actions or other national or international calamity or crisis; (iv) changes in applicable Laws or GAAP (or any interpretation of GAAP); (v) the announcement of the Merger, including any litigation, any loss of employees or customers, any disruption in supplier or similar relationships, in each case, to the extent resulting from the announcement of the Merger; (vi) any actions or omissions taken with the written consent of Purchaser; or (vii) any failure, in and of itself, by the Company to meet any estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); provided, however, that the exceptions contained in the foregoing clauses (i) through (iv) shall not apply to the extent that such effect or changes disproportionately impact or effect the Company as compared to other companies operating in the industry in which the Company operates.

“Material Contracts” shall have the meaning set forth in Section 5.13(a).
“Merger” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall mean the Series A-1 Merger Consideration, Series A-2 Merger Consideration and Common Merger Consideration.
“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.
“Merger Sub Common Stock” shall have the meaning set forth in Section 2.2(f)(iii).
“Milestone Payments” shall mean the Development Milestone Payments and the Commercial Milestone Payments.
“Milestones” shall mean the Development Milestone Events and the Commercial Milestone Events.

“Negative Adjustment Amount” shall have the meaning set forth in Section 4.3(d).
“Net Sales” shall mean the gross amounts invoiced on sales of a Company Product by the Purchaser, or any of its Affiliates, licensees, or sublicensees, to a Third Party purchaser in an arm’s-length transaction, less the following customary deductions, determined in accordance with GAAP, as consistently applied by the Purchaser and its Affiliates, or applicable accounting policy in effect, and actually taken, paid, accrued, allocated, or allowed based on good faith estimates:
(a)    trade, cash and/or quantity discounts, allowances, deductions, fees and credits, excluding commissions for commercialization;
(b)    excise taxes, use taxes, tariffs, sales taxes and customs duties and/or other government charges or fees imposed on the sale of Company Product (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;
(c)    compulsory or negotiated payments and cash rebates or other expenditures to Governmental Entities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including, but not limited to, pay-for-performance agreements, risk sharing agreements and government-levied fees as a result of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 or any other successor program;
(d)    rebates, chargebacks, or managed care organization administrative fees and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of Company Product;
(e)    outbound freight, shipment and insurance costs to the extent included in the invoiced price and separately itemized on the invoice;
(f)    retroactive price reductions, credits or allowances actually granted upon claims, rejections or returns of Company Product, including for recalls or damaged or expired goods, billing errors and reserves for returns;
(g)    any invoiced amounts that are not collected by the Purchaser or its Affiliates, including bad debts (provided that any such amounts subsequently collected will be included in Net Sales for the period in which collected); and
(h)    any other similar and customary deductions that are consistent with GAAP, as consistently applied by the Purchaser and its Affiliates.
All the aforementioned deductions shall only be allowable to the extent (a) such deductions have not already been deducted or excluded and (b) they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the Ordinary Course of Business in type and amount consistent with Purchaser’s and its Affiliate’s business practices consistently applied across its product lines and accounting standards verifiable based on Purchaser’s and its Affiliates’ reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Company Product and other products of Purchaser and its Affiliates and licensees and sublicensees such that Company Product does not bear a disproportionate portion of such deductions.
For clarity, (x) sales of a Company Product by and between or among the Purchaser and any of its Affiliates or licensees or sublicensees shall not be considered sales to unaffiliated Third Parties and shall be excluded from Net Sales calculations for all purposes as long as such Company Product is subsequently resold to an unaffiliated Third Party (and such subsequent resale is included in Net Sales for the applicable period) and (y) only a single sales transaction with respect to a particular unit of Company Product, made at the time Purchaser or any of its Affiliates or licensees or sublicensees sells such unit of Company Product to an unaffiliated Third Party purchaser in an arm’s-length transaction, will qualify as the basis for determining the Net Sales amount for such unit of Company Product.
Notwithstanding the foregoing, the following sales or dispositions of a Company Product shall be excluded from Net Sales calculations for all purposes: (i) transfer or dispositions of reasonable quantities of samples of such Company Product at no cost for promotional or educational purposes; (ii) transfers or dispositions of reasonable and customary quantities of such Company Product as free samples or donations, or for patient assistance, testing marketing programs or other similar programs, in each case, at no cost; and (iii) use or sale of such Company Product for clinical trials or other scientific testing purposes, early access programs (such as to provide patients with such Company Product prior to Regulatory Approval pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar use, in each case, at no cost.

In the event a Company Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country (for all financial terms pursuant to Section 4.7) shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is the weighted average sale price (by sales volume) of the Company Product when sold separately, and B is the weighted average sales price of the other active ingredient(s) or product(s) in the Combination Product when sold separately, in each case in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period. In the event that a generic version of the other active ingredient(s) or product(s) included as B is launched in the current period, then the fraction A/(A+B) would revert to the most recent calculation prior to the generic launch and remain constant for the duration of the applicable reporting period. If the other active ingredient(s) or product(s) in the Combination Product (i.e., other than the Company Product) is not sold separately during the applicable reporting period in a country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the weighted average sale price (by sales volume) of the Company Product in such country when sold separately, and C is the weighted average sale price (by sales volume) of the Combination Product in such country. If neither the Company Product nor the other active ingredient(s) or product(s) were sold separately during the applicable reporting period, then the respective average sales prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product shall be used. In the event that the weighted average sale price (by sales volume) of the Company Product is not available in a given country for any reporting period (including if the Company Product is not sold separately during the applicable reporting period in a country), then the average sales prices (weighted by sales volume) of the respective products described above (in the same dosage and dosage form as the Combination Product) in a proxy country as agreed upon by both Parties will be used (such agreement not be unreasonably withheld, delayed or conditioned), and if the Parties cannot agree upon such proxy country, or no such comparable sales figures are available in an appropriate proxy country, Net Sales for the applicable Combination Product shall be allocated based on the relative value contributed by each component (such relative value as agreed upon by the Parties or, if the Parties cannot agree, to be determined by the dispute resolution procedures set forth on Schedule 1.1(g).

“Net Sales Report” shall have the meaning set forth in Section 4.7(c)(i).
“Neutral Auditor” shall have the meaning set forth in Section 4.3(c).
“Non-Qualified Loss” shall have the meaning set forth in Section 8.4(a)(i).
“Notices” shall have the meaning set forth in Section 10.2(a).
“NYU Amendment” shall mean the Second Amendment, dated as of the date hereof, to the NYU License.
“NYU License” shall mean that certain Amended and Restated License Agreement, dated as of October 15, 2014 and as previously amended on December 15, 2017, by and between New York University and the Company.
“OECD Convention” shall have the meaning set forth in Section 5.8(g).
“Option” shall mean, with respect to any Person, any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.
“Option Surrender Agreement” shall have the meaning set forth in Section 2.2(f)(ii).
“Ordinary Course of Business” shall mean the ordinary course of business, consistent with past practice.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate of incorporation or organization, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws relating to the, organization or governance of the internal affairs of such Person, in each case, as amended or supplemented; provided that, as used herein, Organizational Documents of the Company shall be deemed to include the Company ROFR, the Investor Rights Agreement, dated as of November 12, 2014, by and among the Company and the Stockholders from time to time party thereto and the Voting Agreement, dated as of November 12, 2014, by and among the Company and the Stockholders from time to time party thereto.
“Outstanding Share Number (Fully-Diluted)” shall mean the sum (without duplication) of (i) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than the shares to be cancelled and retired pursuant to Section 2.2(g)), plus (ii) the aggregate number of shares of Company Common Stock into which the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time are convertible, plus (iii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding at the Effective Time.
“Participating Holder Indemnified Persons” shall have the meaning set forth in Section 8.2.
“Participating Holder Percentage” shall mean with respect to each Participating Holder, the percentage amount obtained by dividing (a) the sum (without duplication) of (i) the aggregate number of shares of Company Common Stock held by such Participating Holder immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock into which the shares of Company Preferred Stock held by the Participating Holder immediately prior to the Effective Time are convertible, plus (iii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are outstanding and held by such Participating Holder at the Effective Time, by (b) the Outstanding Share Number (Fully-Diluted).
“Participating Holders” shall mean (x) the holders of Company Common Stock, Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock and (y) the holders of Company Options that are outstanding at the Effective Time, in each case who are entitled to receive a portion of the Closing Consideration, Development Milestone Payments or Commercial Milestone Payments as provided for herein.
“Parties” shall mean each of the Company, the Purchaser, Merger Sub and the Holder Representative; provided, that following the Closing, unless otherwise indicated, “Parties” shall refer to the Purchaser and the Holder Representative.
“Paying Agent” shall have the meaning set forth in Section 4.1(a).
“Payoff Recipient” shall mean the holders of Indebtedness of the type set forth in items (i), (iii) and (iv) of the definition of Indebtedness and the Convertible Notes to be paid in connection with the Closing.

“Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Entity.
“Permitted Liens” shall mean (i) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) landlords’, mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Law arising or incurred in the Ordinary Course of Business for obligations not yet due and payable and (iii) (A) Liens arising or incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security and (B) other Liens affecting the Leased Real Property that were not incurred in connection with the borrowing of money or the advance of credit and that do not, individually or in the aggregate, materially detract from the value of the Assets or Properties encumbered thereby or materially interfere with the use thereof in the Company’s business.
“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust or any other entity or organization.
“Plan” shall mean any pension, profit sharing, 401(k), retirement, employee stock ownership, deferred compensation, stock purchase, stock option or other equity based compensation plans, incentive, bonus, vacation, change in control, severance, indemnification, loan, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and any other employee or fringe benefit plan, agreement, program, policy, trust, fund, contract or arrangement, whether written or unwritten, to which the Company is party or that is maintained, contributed to or required to be contributed to by the Company, or under which the Company has or could have any liability, excluding programs maintained by a Governmental Entity.
“Positive Adjustment Amount” shall have the meaning set forth in Section 4.3(e).
“Post-Closing Period” shall mean any Tax period other than a Pre-Closing Period.
“Post-Closing Tax Return” shall have the meaning set forth in Section 7.5(b)(ii).
“Pre-Closing Period” shall have the meaning set forth in Section 7.5(a).
“Proceeding” shall have the meaning set forth in Section 10.10(b).
“Prohibited Payment” shall have the meaning set forth in Section 5.8(g).
“Purchaser” shall have the meaning set forth in the preamble of this Agreement.
“Purchaser Fundamental Representations” shall mean Section 6.1 (Organization and Standing), Section 6.2 (Authorization), Section 6.6 (Adequacy of Funds) and Section 6.7 (No Brokers).
“Purchaser Indemnified Persons” shall have the meaning set forth in Section 8.1.
“RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any state counterpart.

“Real Property Leases” shall have the meaning set forth in Section 5.12.
“Regulatory Approval” shall mean, with respect to a particular country or other regulatory jurisdiction, approval of an MAA and all other approvals relating to the manufacture, marketing, importation and sale of a pharmaceutical or biologic product that are necessary for the marketing or commercial sale of a pharmaceutical or biologic product for one or more indications in such country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDs.
“Regulatory Authority” shall mean the FDA, the EMA, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity involved in the granting of any approval required by applicable Laws to promote, market, sell or distribute pharmaceutical or biological products.
“Releases” shall mean any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Entity was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.
“Remaining Closing Consideration” shall mean an amount equal to (a) the Closing Consideration less (b) the Aggregate Preference Amount.
“Representative Losses” shall have the meaning set forth in Section 10.5(b).
“Representative Reimbursement Set-Aside” shall have the meaning set forth in Section 4.1(a)(ii).
“Representatives” shall mean, with respect to a Party, such Party’s Affiliates and their respective members, principals, officers, directors, shareholders, trustees, employees, agents, consultants and advisors.
“Restrictive Covenants Agreements” shall have the meaning set forth in the Recitals.
“Rights Transfer Event” shall mean any transaction consummated in which Purchaser transfers, assigns, licenses, sub-licenses, sells or otherwise disposes of any Company Product or Intellectual Property rights related thereto to a Third Party and thereby enables such Third Party to market and sell any Company Product.
“SAB Amendment” shall mean the amendment to that certain Scientific Advisory Board Letter Agreement on the terms set forth on Schedule 1.1(h) in a form mutually agreed between the Company and Purchaser.
“Secretary of State” shall have the meaning set forth in Section 2.2(b).
“Series A-1 Merger Consideration” shall have the meaning set forth in Section 2.2(f)(i)(2).

“Series A-1 Preference Amount” shall mean, with respect to each share of Company Series A-1 Preferred Stock outstanding immediately prior to the Effective Time, the Liquidation Preference.
“Series A-2 Merger Consideration” shall have the meaning set forth in Section 2.2(f)(i)(3).
“Series A-2 Preference Amount” shall mean, with respect to each share of Company Series A-2 Preferred Stock outstanding immediately prior to the Effective Time, the Liquidation Preference.
“Shares” shall mean and include each share of Company Common Stock and Company Preferred Stock.
“SRS Confidentiality Agreement” shall mean that certain Nondisclosure Agreement, dated as of April 22, 2018, between the Holder Representative and the Company.
“SRS Engagement Letter” shall mean that certain Engagement Letter, dated as of the date hereof, by and among the Holder Representative, the Company and one of the Participating Holders.
“Stock Option Plan” shall mean any plan or other agreement under which the Company may issue Options, including the 2012 Stock Incentive Plan of the Company, as amended from time to time.
“Stockholder Approval” shall have the meaning set forth in Section 5.3(c).
“Stockholder Fundamental Representations” shall mean all representations and warranties made by a Stockholder pursuant to such Stockholder’s Letter of Transmittal.
“Stockholder Materials” shall have the meaning set forth in Section 4.1(b).
“Stockholder Notice” shall have the meaning set forth in Section 7.11(a).
“Stockholders” shall mean each holder of issued and outstanding shares of Company Common Stock and/or Company Preferred Stock.
“Straddle Period” shall have the meaning set forth in Section 7.5(b)(ii).
“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.
“Surviving Corporation” shall have the meaning set forth in Section 2.2(a).

“Surviving Corporation Common Stock” shall have the meaning set forth in Section 2.2(f)(iii).
“Tax Claim” shall have the meaning set forth in Section 7.5(f).
“Tax Return” shall mean any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, election, declaration, disclosure, estimate or document filed or required to be filed under the Code or other Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments, schedules or supplements to any of the foregoing.
“Taxes” shall mean (a) all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever (including, for the avoidance of doubt, amounts owed in respect of any law relating to escheat or unclaimed property), together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the federal government or any state, local, or foreign government and (b) any liability of the Company for the payment of any amount of any type described in clause (a) as a result of (i) the Company being a transferee or successor or a member of an affiliated or combined group prior to the Closing, or (ii) a Contract to indemnify any Person.
“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
“Third Party” shall mean any Person other than the Purchaser or the Company or their respective Affiliates.
“Third Party Claim” shall mean any claim, demand, action, suit, proceeding or litigation asserted by a Third Party against any Indemnified Party.
“Transaction Expenses” shall mean all fees and expenses payable by the Company or any Participating Holder (solely to the extent the Company is liable for such fees and expenses) to any Person in connection with the negotiation, execution or delivery of this Agreement or the consummation of the Merger, in each case, to the extent not paid prior to the Closing, including (i) any amounts payable to brokers, accountants or legal advisors, (ii) all amounts payable by the Company to Pansend pursuant to the Convertible Notes, (iii) any amount payable by the Company to American Type Culture Collection (“ATCC”) pursuant to that certain Non-Exclusive Biological Material License Agreement dated January 18, 2016 between ATCC and the Company, as amended by that certain Amendment No. 1 to Non-Exclusive Biological Material License Agreement dated April 30, 2018 in excess of the portion of the Closing Consideration that ATCC is entitled to under this Agreement in respect of the Shares held by ATCC immediately prior to the Effective Time and (iv) the costs associated with the correction of the 401(k) Plan Late Deposit (as defined in the Disclosure Letter) including preparation and filing fees, the excise taxes due and the contributions to the 401(k) plan for lost earnings; provided that Transaction Expenses shall not include Additional

Transaction Expenses or any amount otherwise taken into account in the calculation of the Closing Liability Amount, Change of Control Payments or Transaction Payroll Taxes.
“Transaction Closing Payroll Taxes” shall mean the employer portion of any employment or payroll Taxes payable by the Surviving Corporation in connection with the Change of Control Payments and the Company Option Closing Consideration.
“Transaction Payroll Taxes” shall mean the Transaction Closing Payroll Taxes and the Transaction Post-Closing Payroll Taxes.
“Transaction Post-Closing Payroll Taxes” shall mean the employer portion of any employment or payroll Taxes payable by the Surviving Corporation in connection with the transactions contemplated by this Agreement, including in connection with the Company Escrow Release Per Share Amount, the Company Representative Reimbursement Set-Aside Release Per Share Amount, the Commercial Milestone Payments and the Development Milestone Payments, but excluding any Transaction Closing Payroll Taxes.
“Transfer Taxes” shall have the meaning set forth in Section 4.4(a).
“Valid Claim” shall mean a claim of (i) an issued and unexpired patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken, and which has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, inter-partes review, post-grant review, disclaimer, opposition procedure, nullity suit, or otherwise, or (ii) a patent application that has been pending less than seven (7) years from the earliest date on which such patent application claims priority and which claim has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken.
“Waived 280G Benefits” shall have the meaning set forth in Section 7.8.
“WARN Act” shall have the meaning set forth in Section 5.15(d).
“Written Consent” shall mean the written consent of the Stockholders of the Company in the form to be mutually agreed by the parties hereto, adopting this Agreement, approving the consummation of the Merger and waiving any appraisal or dissenters’ rights, in each case in accordance with this Agreement and the DGCL.
1.2.    Construction.
In this Agreement, unless the context otherwise requires:
(a)    any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications);

(b)    words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;
(c)    references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;
(d)    references to “day” or “days” are to calendar days;
(e)    references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(a)    references herein to pharmaceutical products, therapies, or active ingredients include biologics and biopharmaceutical products, therapies, or active ingredients, as applicable;
(b)    references herein to products, therapies and active pharmaceutical ingredients include (i) such products, therapies and active pharmaceutical ingredients for any use (including prophylactic, therapeutic, and diagnostic uses), (ii) vaccines, and (iii) any clinically active compound, molecule, construct, or component that produces a specific immune response;
(c)    “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and
(d)    “provided,” “made available” or “delivered” as used in this Agreement is deemed to include (i) (A) the delivery of the indicated material in hard copy or by email to an employee or representative of the Purchaser or (B) inclusion in an electronic data room specifically established for this purpose and (ii) such other methods of delivery to which the Purchaser consents in writing.
1.3.    Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
Article II
CLOSING; MERGER
2.1.    Closing. The closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199 (or remotely via the exchange of documents and signatures in PDF format or by facsimile), on the first Business Day following satisfaction (or, to the extent permitted, the waiver) of all conditions set forth in Article III (other than those that by their nature are to be satisfied at the Closing, but subject to satisfaction of all such conditions), or at such other place, time and date as may be agreed by the Purchaser and the Company.
2.2.    The Merger.
(a)    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of the Purchaser. As a result of the Merger, the outstanding shares of capital stock of the Company and Merger Sub shall be converted or cancelled in the manner provided in Section 2.2(f).
(b)    Effective Time. At the Closing, a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the “Effective Time”).
(c)    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(d)    Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation, until the same shall be amended in accordance with its terms and applicable Law, and (ii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such by-laws.
(e)    Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, become the initial directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
(f)    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub or the Company or the holders of any securities of the Company or Merger Sub:
(i)    Company Capital Stock.

(1)    Each outstanding Share of Company Common Stock (excluding Shares to be canceled in accordance with Section 2.2(g) and the Dissenting Shares but including, for the avoidance of doubt, Shares of Company Common Stock subject to Company Options to the extent exercised at least one (1) day prior to the Effective Time) shall be automatically cancelled and extinguished and converted at the Effective Time into the right to receive (such aggregate amount, the “Common Merger Consideration”), (A) an amount equal to the Company Equity Per Share Amount, plus (B) in each case, when, if and to the extent payable hereunder, (1) an amount equal to each Company Milestone Payment Per Share Amount, plus (2) an amount equal to the Company Adjustment Per Share Amount, plus (3) an amount equal to the Company Escrow Release Per Share Amount, plus (4) an amount equal to the Company Representative Reimbursement Set-Aside Release Per Share Amount, each of which amounts are payable in cash.
(2)    Each outstanding Share of Company Series A-1 Preferred Stock (excluding Shares to be canceled in accordance with Section 2.2(g) and the Dissenting Shares) shall be automatically cancelled and extinguished and converted at the Effective Time into the right to receive (such aggregate amount, the “Series A-1 Merger Consideration”), (A) an amount equal to the Series A-1 Preference Amount, plus (B) an amount equal to the Company Equity Per Share Amount, plus (C) in each case, when, if and to the extent payable hereunder, (1) an amount equal to each Company Milestone Payment Per Share Amount, plus (2) an amount equal to the Company Adjustment Per Share Amount, plus (3) an amount equal to the Company Escrow Release Per Share Amount, plus (4) an amount equal to the Company Representative Reimbursement Set-Aside Release Per Share Amount, each of which amounts are payable in cash.
(3)    Each outstanding Share of Company Series A-2 Preferred Stock (excluding Shares to be canceled in accordance with Section 2.2(g) and the Dissenting Shares) shall be automatically cancelled and extinguished and converted at the Effective Time into the right to receive (such aggregate amount, the “Series A-2 Merger Consideration”), (A) an amount equal to the Series A-2 Preference Amount, plus (B) an amount equal to the Company Equity Per Share Amount, plus (C) in each case, when, if and to the extent payable hereunder, (1) an amount equal to each Company Milestone Payment Per Share Amount, plus (2) an amount equal to the Company Adjustment Per Share Amount, plus (3) an amount equal to the Company Escrow Release Per Share Amount, plus (4) an amount equal to the Company Representative Reimbursement Set-Aside Release Per Share Amount, each of which amounts are payable in cash.
All such Shares converted in accordance with this Section 2.2(f)(i) shall no longer be outstanding and shall automatically be deemed canceled and retired and shall cease to exist as of the Effective Time, and each holder of a certificate representing any such Shares (“Certificates”) shall cease to have any rights with respect thereto, except the right to receive amounts payable pursuant to this Section 2.2(f)(i), in each case without interest, regardless of whether such holder’s Certificates are delivered at Closing. From and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.
(ii)    Company Options. Each Company Option that has not been exercised at least one (1) day prior to Closing and is outstanding as of the Effective Time (whether vested or unvested) shall be canceled and extinguished at the Effective Time and shall be converted into the right to receive payment from the Purchaser (such aggregate amount, the “Company Option Consideration”) (A) in an amount equal to the product of (1) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Option multiplied by (2) the excess, if any, of (a) the Company Equity Per Share Amount over (b) the per share exercise price of such Company Option (the “Company Option Closing Consideration”), plus (B) in each case, when, if and to the extent payable hereunder, (1) an amount equal to each Company Milestone Payment Per Share Amount, plus (2) an amount equal to the Company Adjustment Per Share Amount, plus (3) an amount equal to the Company Escrow Release Per Share Amount, plus (4) an amount equal to the Company Representative Reimbursement Set-Aside Release Per Share Amount, each of which amounts are payable in cash and shall be less any applicable Taxes and withholdings (including in respect of the Representative Reimbursement Set-Aside).  The Company shall use best efforts to cause each holder who, as of the Effective Time, is a holder of an outstanding Company Option, to execute and deliver an option surrender agreement in the form attached hereto as Exhibit B, subject to such adjustments to which the Parties reasonably agree (an “Option Surrender Agreement”).
(iii)    Merger Sub. At the Effective Time, each issued and outstanding share of the common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding shares of Merger Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.
(g)    Cancellation of Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, at the Effective Time, all Shares that are owned by the Company as treasury stock and all Shares that are owned by the Purchaser or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, the Purchaser or Merger Sub or the holders of securities thereof, be automatically canceled and retired without any conversion thereof and shall cease to exist and no payment or other consideration shall be made or delivered with respect thereto.
(h)    Dissenting Shares.
(i)    Notwithstanding any provisions of this Agreement to the contrary, each Share that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the applicable portion of the Merger Consideration as set forth in Section 2.2(f)(i) but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such Stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the DGCL, each Share of such Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration as set forth in Section 2.2(f)(i), and such Share shall no longer be a Dissenting Share.
(ii)    The Company shall give the Purchaser prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company. The Company shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. To the extent permitted by applicable Law, the Purchaser shall have the opportunity to participate with the Company in any and all negotiations and proceedings with respect to such demand. Prior to the Effective Time, neither the Company nor the Purchaser shall, without the prior written consent of the other Party, voluntarily make any payment with respect to any demands for appraisal and will not, settle or offer to settle such demands.
(i)    Lost Certificates. If any Certificate or other instruments representing Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed and, to the extent required by Purchaser in its sole discretion, such Persons agreeing to indemnify and hold harmless the Purchaser from and against any losses in connection therewith, the Company, the Surviving Corporation or the Paying Agent, as applicable, will issue in exchange for such lost, stolen, or destroyed certificate or instrument, the consideration to which the holder thereof is entitled pursuant to Section 2.2(f).
(j)    Exchange Procedures. No later than five (5) Business Days prior to the Effective Time, the Paying Agent or the Company shall provide to each Stockholder a letter of transmittal and instructions to the letter of transmittal for use in effecting the surrender of the Certificates (or otherwise complying with Section 4.1(b)) in exchange for the payment of the consideration described in Section 2.2(f)(i), in substantially the form of Exhibit C hereto (the “Letter of Transmittal”); provided, that no later than seven (7) Business Days prior to the Effective Time, the Company shall have delivered to Purchaser such information as may be reasonably requested by the Paying Agent in connection with distribution of the Letters of Transmittal.
Article III
CONDITIONS
3.1.    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Purchaser and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, the Purchaser and Merger Sub, if permissible under applicable Law) of the following conditions:
(a)    the Stockholder Approval shall have been obtained;
(b)    no Governmental Entity having jurisdiction over the Company, the Purchaser or Merger Sub shall have issued an order, decree or ruling enjoining or otherwise prohibiting the consummation of the Merger that is in effect as of the Closing Date, and there shall not be pending or threatened in writing by any Governmental Entity any Proceeding challenging the transactions contemplated hereby, or seeking to delay, restrain or prohibit the Merger; and
(c)    any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated.
3.2.    Conditions to the Obligations of the Purchaser and Merger Sub. The obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by the Purchaser and Merger Sub) of the following further conditions:
(a)    Representations and Warranties. (i) Each of the Company Fundamental Representations (other than the representations and warranties set forth in Section 5.9) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all respects only as of such particular date or with respect to such specific period), and (ii) the representations and warranties of the Company set forth in Article V of this Agreement, including the representations and warranties in Section 5.9 but excluding the other Company Fundamental Representations, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifications set forth therein) as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct in all material respects only as of such particular date or with respect to such specific period).
(b)    Agreements and Covenants. The Company shall have performed in all material respects its obligations, agreements and covenants hereunder required to be performed by it at or prior to the Closing.
(c)    Company Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate executed by a duly authorized officer of the Company in the form attached hereto as Exhibit D, dated as of the Closing Date, certifying that the conditions set forth in Sections 3.2(a), 3.2(b) and 3.2(g) have been satisfied.
(d)    Certificate of Secretary. The Company shall have delivered to the Purchaser a certificate of its Secretary, in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying as to (i) its certificate of incorporation, as in effect on and as of the Closing Date, certified by the Secretary of State of the State of Delaware, which shall be dated no earlier than three (3) Business Days prior to the Closing Date, (ii) its bylaws, as in effect on and as of the Closing Date, (iii) the resolutions of its board of directors and stockholders authorizing and approving the execution, delivery and performance by the Company of the Merger and the transactions contemplated hereby and (iv) the incumbency of the officers of the Company executing documents executed and delivered in connection herewith.

(e)    Required Consents, Notices and Approvals. The Company shall have delivered to the Purchaser evidence, in form and substance reasonably satisfactory to the Purchaser, that the Company has obtained or delivered all consents, notices and approvals of third parties set forth in Schedule 3.2(e). For the avoidance of doubt, a consent shall not be deemed to have been delivered if such consent is conditioned upon payment of any amount (other than an immaterial administrative fee) by the Surviving Corporation or the Purchaser.
(f)    FIRPTA Certificates. The Company shall have delivered the certificates and notices pursuant to and required by Section 8.5(e) hereof.
(g)    No Company Material Adverse Effect. There shall not occurred after the date of this Agreement any events which, individually or in the aggregate, constitute a Material Adverse Effect.
(h)    Good Standing Certificates. The Company shall have delivered to the Purchaser with respect to the Company a certificate of good standing from the Secretary of State of Delaware and any other jurisdictions in which such entity is qualified, which shall be dated no earlier than three (3) Business Days prior to Closing Date.
(i)    Discharge of Indebtedness. At or before the Closing, (i) all Liabilities with respect to the Company’s Indebtedness, including all related Liens and all intercompany Liabilities shall have been satisfied; and (ii) with respect to each Payoff Recipient owed any portion of the Closing Indebtedness, the Company shall have received and provided Purchaser with copies of payoff letters from each Payoff Recipient, each of which shall have been duly executed by such Payoff Recipient, in form and substance satisfactory to Purchaser, (A) acknowledging the aggregate principal amount and all accrued but unpaid interest and any applicable prepayment or similar penalties and other fees constituting the Closing Indebtedness (B) agreeing that all obligations and Liabilities of the Company to such Payoff Recipient through the Closing Date will be extinguished upon receipt of such payment on the Closing Date and (C) agreeing to, after receipt of such payment, immediately release all Liens related to such Indebtedness and return any possessory or original collateral.
(j)    Escrow Agreement. The Company shall have delivered to the Purchaser the Escrow Agreement, duly executed by the Holder Representative.
(k)    Stockholder Approval. Stockholders representing at least ninety-five percent (95%) of all shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding immediately prior to the Effective Time shall have duly executed and delivered Written Consents to the Company and the Company shall have delivered true and accurate copies of such Written Consents to Purchaser.
(l)    Restrictive Covenants Agreements. The Restrictive Covenants Agreements executed and delivered on the date of this Agreement shall be in full force and effect at the Effective Time.

(m)    NYU Amendment. The NYU Amendment shall be in full force and effect at the Effective Time.
(n)    Consulting Agreement. The Consulting Agreement executed and delivered on the date of this Agreement shall be in full force and effect at the Effective Time.
(o)    SAB Amendment. The Company shall have delivered to the Purchaser a duly executed copy of the SAB Amendment, which shall be in full force and effect at the Effective Time.
(p)    Resignations. The Company shall have delivered to the Purchaser duly executed resignations from each officer and each member of the board of directors of the Company.
(q)    Option Surrender Agreements. Holders of Company Options representing at least ninety-five percent (95%) of all shares of Company Common Stock underlying such Company Options outstanding as of the date of this Agreement shall have (i) exercised their Company Options or (ii) duly executed and delivered copies of their respective Option Surrender Agreements to the Company and the Company shall have delivered true and accurate copies of such Option Surrender Agreements to Purchaser. Matthew C. Mulvey, Katherine A. Sacksteder, Ian Mohr and Steve Fuhrmann shall have each exercised or delivered an Option Surrender Agreement with respect to all Company Options such person holds immediately prior to the Effective Time.
Notwithstanding anything to the contrary, if the Purchaser waives the satisfaction of any closing condition in Section 3.1 or 3.2, such waiver shall not impair or otherwise affect the right of Purchaser to seek indemnification pursuant to Article VIII hereof, including for any breach, violation or inaccuracy of any representation or warranty made by the Company in this Agreement.
3.3.    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:
(a)    Representations and Warranties. (i) Each of the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all respects only as of such particular date or with respect to such specific period), and (ii) the representations and warranties of the Purchaser and Merger Sub set forth in Article VI of this Agreement, other than the Purchaser Fundamental Representations, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifications as set forth therein) as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct in all material respects only as of such particular date or with respect to such specific period).

(b)    Agreements and Covenants. Each of the Purchaser and Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by the Purchaser or Merger Sub, as the case may be, at or prior to the Closing.
(c)    Purchaser Officer’s Certificate. The Purchaser shall have delivered to the Company a certificate executed by a duly authorized officer on behalf of the Purchaser and Merger Sub in the form attached hereto as Exhibit F, dated as of the Closing Date, certifying that the conditions set forth in Section 3.3(a) and 3.3(b) have been satisfied.
Article IV
PAYMENT OF CONSIDERATION
4.1.    Payment of Consideration.
(a)    At the Closing, the Purchaser shall deposit with JPMorgan Chase Bank, N.A., a national banking association with offices located in the State of New York or another paying agent selected by the Purchaser to which the Company has no reasonable objection (the “Paying Agent”), for exchange in accordance with this Article IV, an amount of cash equal to the aggregate amounts payable to the Stockholders at Closing under Sections 2.2(f)(i)(1)(A), Section 2.2(f)(i)(2)(A) and (B), and Section 2.2(f)(i)(3)(A) and (B).
(i)    At the Closing, the Purchaser shall make cash payments to, or on behalf of, the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company prior to the Closing Date, in an aggregate amount necessary to enable the Company to pay and satisfy the Transaction Expenses, Change of Control Payments and the Transaction Closing Payroll Taxes on the Closing Date, in each case in the amounts set forth on the Estimated Closing Balance Sheet (provided that, for the avoidance of doubt, amounts payable in respect of the Change of Control Payments shall be paid to the Surviving Corporation for further distribution directly to the recipients of the Change of Control Payments or, if applicable, through the Surviving Corporation’s payroll system).
(ii)    At the Closing, the Purchaser shall make a cash payment to the Holder Representative, by wire transfer of immediately available funds to an account designated by the Holder Representative prior to the Closing Date, in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Representative Reimbursement Set-Aside”). The Representative Reimbursement Set-Aside shall be held and used for the purposes of paying directly, or reimbursing the Holder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Participating Holders will not receive any interest or earnings on the Representative Reimbursement Set-Aside and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will not be liable for any loss of principal of the Representative Reimbursement Set-Aside other than as a result of its gross negligence or willful misconduct. The Holder Representative will hold the Representative Reimbursement Set-Aside (or any remaining portion thereof) separate from its corporate funds, will not use the Representative Reimbursement Set-Aside (or any remaining portion thereof) for its operating expenses or any other corporate purposes and will not voluntarily make the Representative Reimbursement Set-Aside (or any remaining portion thereof) available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities, any remaining balance of the Representative Reimbursement Set-Aside shall be distributed by the Holder Representative to the Participating Holders pro rata based on their respective Participating Holder Percentages as follows: (A) deposit the portion of such remaining amount payable to the Stockholders with the Paying Agent for payment directly to the Stockholders (pro rata in accordance with their respective Participating Holder Percentages) and (B) deposit the portion of such remaining amount payable to the holders of Company Options that are outstanding at the Effective Time with the Surviving Corporation, for further distribution directly to the holders of such Company Options (pro rata in accordance with their respective Participating Holder Percentages) or, if applicable, through the Surviving Corporation’s payroll system. For tax purposes, the Representative Reimbursement Set-Aside will be treated as having been received and voluntarily set aside by the Participating Holders at the time of Closing.
(iii)    At the Closing, the Purchaser shall deposit in cash, by wire transfer of immediately available funds, an amount equal to the Indemnity Escrow Deposit, to be held in trust by the Escrow Agent pursuant to an Escrow Agreement in a form to be mutually agreed by the parties hereto, which the Purchaser, the Holder Representative (on behalf of the Participating Holders) and the Escrow Agent shall execute and deliver simultaneously with the Closing (the “Escrow Agreement”).
(b)    At the Closing, the Purchaser shall direct the Paying Agent to make (on the Closing Date, to the extent practicable, or on the Business Day immediately following the Closing Date) a cash payment to each Stockholder who has delivered a Letter of Transmittal, together with a Certificate(s) representing all Shares held by such Stockholder (the “Stockholder Materials”), to the Purchaser or Paying Agent at least two (2) Business Days prior to the Closing Date, by wire transfer in immediately available funds or by check, as designated in writing by such Stockholder to the Paying Agent in such Stockholder's Letter of Transmittal, in an amount equal to the portion of the Closing Consideration that such Stockholder is entitled to hereunder in respect of the Shares held by such Stockholder immediately prior to the Effective Time. The Paying Agent shall not be required to pay any amount of the Merger Consideration to a particular Stockholder until receipt from such Stockholder of the Stockholder Materials. In the event that any Stockholder delivers its Stockholder Materials to the Purchaser after the Effective Time, the Purchaser shall promptly (and in any event no later than five (5) Business Days after delivery of the Stockholder Materials) direct the Paying Agent to make a cash payment to each Stockholder who has so delivered the Stockholder Materials to the Purchaser, by wire transfer in immediately available funds or by check, as designated in writing by such Stockholder to the Paying Agent in such Stockholder's Letter of Transmittal, in an amount equal to the portion of the Closing Consideration that such Stockholder is entitled to hereunder in respect of the Shares held by such Stockholder immediately prior to the Effective Time.
(c)    The Purchaser shall deposit with the Surviving Corporation and direct the Surviving Corporation to make payment of the Company Option Closing Consideration that is payable pursuant to Section 2.2(f)(ii)(A) at Closing to the holders of Company Options who are entitled to receive a portion of the Company Option Consideration as provided for herein as follows:
(i)    not later than five (5) Business Days after the Closing Date, the Purchaser shall cause the Surviving Corporation to make a cash payment directly to each holder of Company Options that are outstanding at the Effective Time, or if applicable, through the Surviving Corporation’s payroll system, in either case, in an amount equal to the Company Option Closing Consideration that such holder of Company Options is entitled to hereunder in respect of the Company Options held by such holder of Company Options at the Effective Time and converted to a right to receive payment accordance with Section 2.2(f)(ii); provided that, such payment will be conditioned on delivery by such holder of a duly executed Option Surrender Agreement.
(d)    (i) Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver for purposes of the payments to be made in connection with Closing and (ii) no later than five (5) Business Days following receipt of a written request from Purchaser in connection with a post-Closing payment to the Participating Holders pursuant to the terms of this Agreement, the Holder Representative shall deliver, in each case, to the Purchaser and the Paying Agent a consideration spreadsheet in the form attached hereto as Schedule 4.1(d) (the “Allocation Schedule”), which Allocation Schedule (a) shall be in accordance with the terms of this Agreement and the Company’s Organizational Documents, (b) in the case of an Allocation Schedule to be prepared and delivered in connection with a post-Closing payment, shall set forth (i) Additional Transaction Expenses (provided the Holder Representative may rely on the aggregate amount of the Development Milestone Payment or Commercial Milestone Payment provided by Purchaser to the Holder Representative for such calculation), if any and (ii) updated payment or wire information for the Participating Holders, if such information is different from the information set forth on such Participating Holder’s Letter of Transmittal and (c) shall contain (i) the mailing addresses and, if known to the Company or the Holder Representative, as the case may be, email addresses for each Participating Holder; (ii) in the case of the Stockholders, (A) the number of each class or series of Shares owned by each Stockholder, and (B) the number of Shares owned by each Stockholder as a result of exercising incentive stock options for which the holding period requirements described in Treasury Regulations Section 1.422-1(a)(1)(i)(A) have not yet been satisfied; (iii) in the case of the holders of Company Options, (A) the number of Shares subject to such Company Options, (B) the portion of such Company Options that constitute incentive stock options and (C) an indication of whether such holder is, as of the date such Allocation Schedule is delivered, an employee or independent contractor subject to reporting on IRS Form 1099 or IRS Form W-2; (iv) the portion of the Closing Consideration attributable to such Participating Holder’s Shares and Company Options; (v) in the case of any Allocation Schedule to be prepared and delivered in connection with a post-Closing payment, the portion of any post-Closing payment payable to each Participating Holder (provided the Holder Representative may rely on the aggregate amount of the Development Milestone Payment or Commercial Milestone Payment provided by Purchaser to the Holder Representative for such calculation); and (vi) each Participating Holder’s Participating Holder Percentage. The Holder Representative shall provide any other information reasonably required by Paying Agent to complete required cost basis tax reporting, which may include date of acquisition, cost basis and covered/non-covered status (“Cost Basis Information”). Each of the Parties hereto agree that (1) the Purchaser and the Paying Agent shall be entitled to rely on the Allocation Schedule and Cost Basis Information for all payments made hereunder and shall not bear any responsibility or Liability with respect to inaccuracies or errors in the Allocation Schedule or Cost Basis Information and (2) neither the Company nor any Stockholder shall have any recourse or redress against the Purchaser or the Paying Agent for any payments hereunder made in reliance on the Allocation Schedule or Cost Basis Information or any Letter of Transmittal, or may bring any claim against the Purchaser or the Paying Agent for any payment hereunder made in reliance on the Allocation Schedule or Cost Basis Information or any Letter of Transmittal.
4.2.    Estimated Closing Balance Sheet.
(a)    Not later than the third (3rd) Business Day prior to the Closing Date, the Company shall prepare and deliver to the Purchaser an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”), which shall include the Company’s good faith calculations of the Estimated Closing Liability Amount and the Estimated Closing Cash Amount. The Company shall promptly provide all invoices, evidence and other information reasonably requested by the Purchaser in connection with its review of the Estimated Closing Balance Sheet and shall consider in good faith and incorporate the Purchaser’s reasonable comments into the Estimated Closing Balance Sheet.
(b)    On the Closing Date, the Purchaser shall make available to the Company, from a portion of the Closing Consideration, the amount of cash in immediately available funds necessary to enable the Company to pay and satisfy the Transaction Expenses, Change of Control Payments and the Transaction Closing Payroll Taxes on the Closing Date, and the Company shall utilize such amounts to pay and satisfy the Transaction Expenses and Change of Control Payments and Transaction Closing Payroll Taxes on the Closing Date, subject to Section 4.4. Any Transaction Expenses, Change of Control Payments or Transaction Closing Payroll Taxes not included in the Estimated Closing Balance Sheet will be included in the Final Closing Liability Amount.
4.3.    Post-Closing Adjustment to Closing Consideration.
(a)    Within ninety (90) days subsequent to the Closing Date, the Purchaser shall prepare and deliver to the Holder Representative an adjusted Closing Balance Sheet (the “Adjusted Closing Balance Sheet”), which shall include the Purchaser’s good faith calculations of the Closing Liability Amount and the Closing Cash Amount, together with documentation setting forth, in reasonable detail, any differences between the Estimated Closing Balance Sheet and the Adjusted Closing Balance Sheet and the basis for such difference.
(b)    Upon receipt of the Adjusted Closing Balance Sheet, the Holder Representative shall have thirty (30) days to review the Adjusted Closing Balance Sheet. The Purchaser shall afford the Holder Representative and its advisors reasonable access to the books and records of the Company, and to the appropriate personnel at the Company, upon reasonable prior notice and during normal business hours, for purposes of confirming the Adjusted Closing Balance Sheet. Unless the Holder Representative delivers a Dispute Notice (as defined below) to the Purchaser within such thirty (30) day period, the Holder Representative shall be deemed to have accepted the Adjusted Closing Balance Sheet and such Adjusted Closing Balance Sheet shall be conclusive and binding on the Purchaser, the Holder Representative and the Participating Holders.

(c)    If the Holder Representative believes that the Adjusted Closing Balance Sheet was not prepared in accordance with this Agreement, the Holder Representative may notify the Purchaser of such exception in writing, including the basis of the objection for each item and the proposed adjustment (a “Dispute Notice”) on or prior to the thirtieth (30th) day after the Holder Representative’s receipt of the Adjusted Closing Balance Sheet. Unless resolved by the Purchaser and the Holder Representative within thirty (30) days thereafter, either the Holder Representative or the Company may elect to submit such exception or exceptions to a nationally recognized independent accounting firm (the “Neutral Auditor”). The Neutral Auditor shall be a nationally recognized independent accounting firm selected by mutual agreement of the Purchaser and the Holder Representative or, in the absence of such mutual agreement, by a firm of nationally recognized independent public accountants selected by lot after eliminating the Company’s principal outside accountants prior to the Closing and Purchaser’s principal outside accountants. Each Party agrees to execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. All fees and expenses relating to the work performed by the Neutral Auditor shall be borne by the Purchaser or the Holder Representative (on behalf of the Participating Holders) based on the inverse proportion of (x) the portion of the Neutral Auditor’s determination (before such allocation) successfully awarded to such Party and (y) the total amount of the Neutral Auditor’s determination (before such allocation) as originally submitted to the Neutral Auditor. For example, should items in dispute total One Thousand Dollars ($1,000) and the Neutral Auditor awards Six Hundred Dollars ($600) in favor of the Holder Representative’s position, sixty percent (60%) of the fees and expenses of the Neutral Auditor’s review would be borne by the Purchaser and forty percent (40%) of the fees and expenses would be borne by the Holder Representative. The Neutral Auditor, as promptly as practicable after their selection (and the Purchaser and the Holder Representative shall instruct the Neutral Auditor to complete its calculation and determination of the Final Closing Liability Amount or Final Closing Cash Amount within thirty (30) days after being retained), shall make a determination of all issues in dispute pursuant to this Agreement and GAAP, which determination shall be set forth in a written statement delivered to the Purchaser and the Holder Representative and shall be binding and conclusive on the Purchaser, the Participating Holders and the Holder Representative for all purposes under this Agreement, absent fraud or manifest error. In connection with the resolution of any such dispute by the Neutral Auditor: (i) the Holder Representative and the Purchaser shall have a reasonable opportunity to meet with the Neutral Auditor to provide their views as to any disputed issues with respect to the calculation of the Closing Liability Amount and/or the Closing Cash Amount. In determining the Closing Liability Amount or Closing Cash Amount that is the subject of a dispute hereunder, (A) the Neutral Auditor shall be limited to addressing only those particular disputed items referred to in the Dispute Notice, and (B) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Purchaser or the Holder Representative, as the case may be, and no lower than the lower amount calculated by the Purchaser or the Holder Representative, as the case may be. Any such Closing Liability Amount or Final Closing Cash Amount shall reflect in detail the differences, if any, between the Purchaser’s calculation as reflected in the Adjusted Closing Balance Sheet and the Dispute Notice as set forth in the Neutral Auditor’s determination of such amounts.
(d)    If the Final Closing Liability Amount is greater than the Estimated Closing Liability Amount (such excess, the “Liability Excess Amount”) or the Final Closing Cash Amount is less than the Estimated Closing Cash Amount (such shortfall, “Cash Shortfall Amount”), then the Purchaser shall be entitled to receive, pursuant to Section 4.3(f), an aggregate amount equal to the sum of (1) the Liability Excess Amount, if any, plus (2) the Cash Shortfall Amount, if any (the “Negative Adjustment Amount”).
(e)    If the Final Closing Liability Amount is less than the Estimated Closing Liability Amount (such shortfall, the “Liability Shortfall Amount”) or the Final Closing Cash Amount exceeds the Estimated Closing Cash Amount (such excess amount, the “Cash Excess Amount”), then each Participating Holder shall be entitled (after complying with the requirements described in Section 4.1(b)) to receive, pursuant to Section 4.3(f), its Participating Holder Percentage of an aggregate amount equal to sum of the (i) Liability Shortfall Amount, if any, and (ii) the Cash Excess Amount, if any (the “Positive Adjustment Amount”).
(f)    Within five (5) Business Days following the first to occur of (i) the acceptance of the Closing Balance Sheet by the Holder Representative, as evidenced by written notice thereof to the Purchaser, (ii) the deemed acceptance of the Closing Balance Sheet by the Holder Representative pursuant to Section 4.3(b), or (iii) the resolution of the Parties or the delivery of the statement of the Neutral Auditor pursuant to Section 4.3(c), (A) if the Negative Adjustment Amount exceeds the Positive Adjustment Amount, the Holder Representative and the Purchaser shall deliver joint written instructions to the Escrow Agent to release to the Purchaser an amount equal to such excess from the Escrowed Funds or (B) if the Positive Adjustment Amount exceeds the Negative Adjustment Amount, the Purchaser shall (1) deposit with the Paying Agent the portion of such excess payable to the Stockholders, for further disbursement to the Stockholders (pro rata in accordance with their respective Participating Holder Percentages) and (2) deposit the portion of such excess payable to the holders of Company Options that are outstanding at the Effective Time with the Surviving Corporation, for further distribution directly to the holders of such Company Options (pro rata in accordance with their respective Participating Holder Percentages) or, if applicable, through the Surviving Corporation’s payroll system.
4.4.    Transfer Taxes; Withholding of Tax.
(a)    All transfer, sale and use, registration, documentary recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of this Agreement or any transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be borne equally by the Participating Holders and the Purchaser, and the Person(s) legally responsible for filing the Tax Returns related to such Transfer Taxes shall properly file on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any Transfer Taxes; provided that any Tax penalties and interest shall be borne solely by the Person legally responsible therefor.
(b)    Notwithstanding any provision of this Agreement (but subject to the provisions of the final sentence of this Section 4.4(b)), each of the Purchaser, Paying Agent, Company and Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amount, if any, as the Purchaser, Paying Agent, Company or Surviving Corporation (or any Affiliate thereof), as applicable, is required to deduct and withhold with respect to the making of such payment under federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation and paid over to the appropriate

Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made by the Purchaser, Paying Agent, Company or Surviving Corporation, as applicable. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts payable pursuant to or contemplated by this Agreement shall be remitted to the Company for payment to the applicable recipient through regular payroll procedures.
4.5.    Unclaimed Amounts. Any portion of the Closing Consideration that remains undistributed to the Participating Holders on the date that is one year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to the Purchaser, upon demand. Any Participating Holders who have not theretofore complied with Section 4.1(b) (including any holders of Company Options that are outstanding at the Effective Time who have not theretofore delivered their Option Surrender Agreements) shall thereafter look only to the Purchaser for payment of the Merger Consideration payable to such Participating Holder. Notwithstanding anything to the contrary in this Article IV, none of the Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Participating Holder for any amount paid to a public official pursuant to any abandoned property, escheat or similar Law.
4.6.    Further Assurances. If at any time after the Effective Time, the Surviving Corporation determines that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement. At any time or from time to time after the Closing, each of the Parties hereto shall, at the expense of the Party making such request, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement.
4.7.    Milestone Payments.
(a)    Development Milestones. Subject to Sections 4.1(b) and 4.4, Purchaser shall make the payments described in Table 1 below less (i) any Additional Transaction Expenses payable in connection with such payment and (ii) the aggregate amount of any Transaction Post-Closing Payroll Taxes arising from or in connection with such payment (each, a “Development Milestone Payment”) following achievement or first occurrence by the Company, its Affiliates, or a licensee, sublicensee or transferee in a Rights Transfer Event of the corresponding event with respect to a

Company Product (each a “Development Milestone Event”) described in the row to the left of such payment in Table 1.

Table 1
No.	Development Milestone Event	Development Milestone Payment
1.	Regulatory Approval in the United States of a Company Product	$150,000,000
2.	Regulatory Approval of a Company Product in at least three (3) of the following EU countries: England, France, Germany, Italy and Spain (whether or not such countries remain member states of the EU)	$75,000,000
3.	Regulatory Approval of a Company Product in Japan	$25,000,000

(i)    In no event shall any of the Development Milestone Payments be paid more than once.
(ii)    The Purchaser shall provide written notice to the Holder Representative of the achievement of any Development Milestone Event no later than five (5) Business Days after the occurrence thereof, and the Purchaser shall pay to the Paying Agent or the Surviving Corporation, as applicable, for further disbursement to the Participating Holders (pro rata in accordance with their respective Participating Holder Percentages) as promptly as practicable (and in no event later than five (5) Business Days after the Paying Agent’s or Surviving Corporation’s receipt, as applicable, of the applicable Milestone Payment), the applicable Development Milestone Payment within thirty (30) days after achievement. Each such payment will be made by wire transfer of immediately available funds to the Paying Agent for further disbursement to the Participating Holders, or, in the case of holders of Company Options that are outstanding immediately prior to the Effective Time, to the Surviving Corporation for further distribution directly to the holders of such Company Options or, if applicable, through the Surviving Corporation’s payroll system.
(b)    Commercial Milestone Payments. Subject to Sections 4.1(b) and 4.4 Purchaser shall make the payments described in Table 2 below less (i) any Additional Transaction Expenses payable in connection with such payment and (ii) the aggregate amount of any Transaction Post-Closing Payroll Taxes arising from or in connection with such payment (each a “Commercial Milestone Payment”) with respect to Company Products when annual worldwide Net Sales of the Company Products by the Company, its Affiliates, or a licensee, sublicensee or transferee in a Rights Transfer Event in a given J&J Calendar Year first exceed the indicated dollar value (each, a “Commercial Milestone Event”).

Table 2
No.	Commercial Milestone Event	Commercial Milestone Payment
1.	First achievement of annual worldwide aggregate Net Sales of the Company Products equaling or exceeding $3,000,000,000 in a J&J Calendar Year	$125,000,000
2.	First achievement of annual worldwide aggregate Net Sales of the Company Products equaling or exceeding $6,000,000,000 in a J&J Calendar Year	$150,000,000
3.	First achievement of annual worldwide aggregate Net Sales of the Company Products equaling or exceeding $7,000,000,000 in a J&J Calendar Year	$175,000,000
4.	First achievement of annual worldwide aggregate Net Sales of the Company Products equaling or exceeding $8,000,000,000 in a J&J Calendar Year	$200,000,000

(i)    Each Commercial Milestone Payment is payable only once. In no event shall any of the Commercial Milestone Payments be paid more than once, regardless of the number of times the Company Products achieve the corresponding Commercial Milestone Event.
(ii)    The Purchaser shall pay to the Paying Agent or the Surviving Corporation, as applicable, for further disbursement to the Participating Holders (pro rata in accordance with their respective Participating Holder Percentages), the applicable Commercial Milestone Payment within ninety (90) days (or seventy-five (75) days in the case of the fourth J&J Calendar Quarter) after the later of (i) the J&J Calendar Quarter in which the milestone was achieved or (ii) if applicable, the delivery by the Neutral Auditor of an audit report containing a final determination of the Neutral Auditor that any Commercial Milestone Event has been achieved. Each such payment will be made by wire transfer of immediately available funds to the Paying Agent for further disbursement to the Participating Holders, or, in the case of holders of Company Options that are outstanding at the Effective Time to the Surviving Corporation for further distribution directly to the holders of such Company Options, or, if applicable, through the Surviving Corporation’s payroll system.
(i)    If more than one Commercial Milestone Event described in this Section 4.7(b) is achieved during the same J&J Calendar Year, the Purchaser shall pay each Commercial Milestone Payment that corresponds to such Commercial Milestone Events.

(ii)    With respect to sales of Company Products reported in a currency other than US dollar, such amounts and the amounts payable hereunder shall be expressed in US dollar equivalent calculated using the following method:
(1)    For each upcoming J&J Calendar Year, Purchaser shall provide a J&J Currency Hedge Rate(s) to be used for the local currency of each country in which Net Sales are reasonably expected in writing to Holder Representative (A) not later than ten (10) Business Days after the J&J Currency Hedge Rate(s) are available from the Purchaser’s treasury Affiliate which is customarily at the beginning of December, or (B) promptly following Net Sales in any country for which a J&J Currency Hedge Rate for such J&J Calendar Year was not previously provided. Such J&J Currency Hedge Rate(s) will remain constant throughout the applicable J&J Calendar Year. Purchaser shall use the J&J Currency Hedge Rate(s) to convert reported Net Sales to US dollars.
(c)    Net Sales Reporting and Audit Rights.
(i)    Until the earlier of (i) all Commercial Milestone Events having been achieved and (ii) the first J&J Calendar Quarter following the first J&J Calendar Year during which Net Sales of all Company Products decreased by thirty percent (30%) or more as compared to the immediately preceding J&J Calendar Year, provided in the case of subclause (ii) that the Purchaser does not then have an IND pending with the FDA for a Company Product, following Regulatory Approval of the first Company Product, Purchaser will provide the Holder Representative with a written report within ninety (90) days after the conclusion of each J&J Calendar Year setting forth in reasonable detail the analysis and computation of the Net Sales of the Company Products during the preceding J&J Calendar Year (the “Net Sales Report”). If the Purchaser determines that a Commercial Milestone Event has been achieved during any J&J Calendar Year, within thirty (30) days following the end of such J&J Calendar Year, the Purchaser shall provide notice to the Holder Representative that such Commercial Milestone Event, as applicable, has been achieved. If after delivery of such Net Sales Report, the Holder Representative requests in writing a meeting with representatives of the Purchaser to discuss such report, the Purchaser shall make available in person or by phone (at the Holder Representative’s option and cost (on behalf of the Participating Holders) if applicable) for such a meeting an appropriate senior management employee of Purchaser or an Affiliate (who has knowledge sufficient to discuss such Net Sales Report in reasonable detail) as determined by the Purchaser in its reasonable discretion. The Purchaser shall keep (and shall cause its Affiliates, including the Surviving Corporation to keep), for so long as required under Purchaser’s internal records retention policies, books and records pertaining to the Net Sales of the Company Product with respect to each J&J Calendar Year.
(ii)    The Holder Representative may engage the Neutral Auditor to conduct an audit of the Purchaser and its Affiliates (including the Surviving Corporation) for the purposes of confirming whether a Commercial Milestone Payment has been achieved for the prior J&J Calendar Year and the Purchaser’s compliance with the Commercial Milestone Payments provisions of this Agreement, in accordance with the other provisions of this Section 4.7(c).
(iii)    The Purchaser shall afford the Neutral Auditor reasonable access to and an opportunity to examine such books and records of the Purchaser as it reasonably requests,

during regular business hours, in a manner designed to avoid disruption to the Purchaser’s business and subject to execution and delivery to Purchaser of a confidentiality agreement substantially similar to the terms set forth in Section 10.13 hereof for the sole purpose of determining compliance with the Commercial Milestone Payments provisions of this Agreement; provided that such access need not be provided earlier than forty-five (45) days following the Holder Representative’s request of an audit pursuant to this Section 4.7(c).
(iv)    Each of the Holder Representative and the Purchaser will be entitled to receive (substantially simultaneously) a full written report of the Neutral Auditor with respect to its findings directly from the Neutral Auditor.
(v)    The Holder Representative (on behalf of the Participating Holders) will bear the full cost of such audit, unless such audit discloses that a Commercial Milestone Event was achieved but not reported by the Purchaser, in which case, the Purchaser shall bear the cost of the Neutral Auditor for such audit not to exceed Five Hundred Thousand Dollars ($500,000).
(vi)    Within ninety (90) days after the delivery by the Purchaser of written notice (or, if applicable, the delivery by the Neutral Auditor of an audit report containing a final determination of the Neutral Auditor), that any Commercial Milestone Event has been achieved, the Purchaser will pay to the Paying Agent or the Surviving Corporation, as applicable, for further distribution to the Participating Holders (pro rata in accordance with their respective Participating Holder Percentages) the applicable Commercial Milestone Payment. Each such payment will be made by wire transfer of immediately available funds to the Paying Agent for further disbursement to the Participating Holders, or, in the case of holders of Company Options that are outstanding at the Effective Time, to the Surviving Corporation for further distribution directly to the holders of such Company Options or, if applicable, through the Surviving Corporation’s payroll system.
(vii)    In the event of any dispute between the Holder Representative and Purchaser regarding the findings of an audit under this Section 4.7(c), the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within thirty (30) days after delivery to both Parties of the Neutral Auditor’s report, Purchaser will select, subject to the Holder Representative’s consent, such consent not to be unreasonably withheld or delayed, an internationally recognized independent certified public accounting firm (other than the Neutral Auditor) to resolve such dispute in accordance with such procedures as such independent accounting firm may determine, and such accounting firm’s determination will be binding on both Parties absent manifest error by such accounting firm. The Purchaser will bear the full cost of such audit, unless such audit discloses that a Commercial Milestone Event previously determined by the Neutral Auditor to be achieved is determined by such audit to have not been achieved, in which case, the Holder Representative (on behalf of the Participating Holders) shall be responsible for the costs and expenses of such audit, not to exceed Five Hundred Thousand Dollars ($500,000).
(viii)    The Holder Representative’s exercise of its audit rights under this Section 4.7 may not (A) be conducted with respect to any J&J Calendar Year more than three (3) years after the end of such J&J Calendar Year, (B) be conducted more than once in any twelve (12)

month period (unless a previous audit during such twelve (12) month period revealed a material underpayment with respect to such period), or (C) be repeated for any J&J Calendar Year.
(i)    In the event that the Purchaser does not pay a Milestone Payment within the period required for such payment, interest at the Applicable Interest Rate shall accrue and be paid on each Milestone Payment from and after the date Purchaser is required to pay such Milestone Payment to the Participating Holders pursuant to Section 4.7(b)(ii) or Section 4.7(c)(vi), as applicable, until the date that such Milestone Payment is paid in full. In addition to the interest paid pursuant to the immediately preceding sentence, a portion of each Milestone Payment shall be reported on Tax Returns as imputed interest to the extent required by Tax Law.
(d)    The Parties acknowledge that, following the Closing, it is the intention of the Parties that the development, marketing, commercial exploitation and sale of the Company Products shall be exercised by Purchaser, the Surviving Corporation or their Affiliates and transferees in accordance with its or their own business judgment and in its or their sole and absolute discretion. Following the Closing, by execution of this Agreement, in exchange for the consideration set forth herein, the Participating Holders and their Affiliates and the Holder Representative acknowledge, understand and agree as follows:
(i)    Purchaser, the Surviving Corporation and their Affiliates and transferees shall have complete control and sole discretion with respect to the development, commercial exploitation, marketing and sale of Company Products, and that this will have a material effect upon the Net Sales of the Company Products, the achievability of the Milestones and the payment of the Milestone Payments that may be payable hereunder and such control and discretion by Purchaser, the Surviving Corporation and their Affiliates could result in some or all of the Milestone Payments not being made. The Parties acknowledge that the achievement of the Milestones is uncertain and that the Purchaser, the Surviving Corporation and their Affiliates may not achieve results requiring the payment of any Milestone Payment at all, and it is therefore not assured that Purchaser will be required to pay any Milestone Payments.
(ii)    Purchaser, the Surviving Corporation and its Affiliates and transferees have no duty to develop, market, commercially exploit or sell any Company Product, to exert any level of efforts in marketing, commercially exploiting or sale of any Company Product or to achieve the Milestones;
(iii)    that whether or not Purchaser, the Surviving Corporation or any of their Affiliates or transferees develop, market, commercially exploit or make any sales of any Company Product, Purchaser, the Surviving Corporation and their Affiliates and transferees are not prohibited from developing, manufacturing, marketing, selling, or acquiring assets or businesses related to other products that may compete with a Company Product or reduce the Net Sales;
(iv)    that personnel of Purchaser, the Surviving Corporation and their Affiliates and transferees are only required to take actions in connection with the development, marketing, commercial exploitation and sale of any Company Product that such personnel believe to be in the best interests of Purchaser, the Surviving Corporation and their Affiliates and transferees and that they are not required to take into account the interests of the Participating Holders;

(v)    neither Purchaser, Merger Sub nor any of their Affiliates or Representatives has furnished or provided, whether written or oral, any assurances or commitments regarding the achievability of the condition to the payment of any of the Milestone Payments set forth in this Section 4.7 or the likelihood thereof, and each Participating Holder expressly disclaims any rights with respect to any such assurances or commitments; and
(vi)    not to challenge in any subsequent claim or action any decision regarding the development, marketing, commercial exploitation or sale of any Company Product made by any director, officer, employee or agent of Purchaser, the Surviving Corporation or their Affiliates or transferees in what such individual subjectively believes to be the best interests of Purchaser, the Surviving Corporation or their respective Affiliates and transferees.
(e)    Before signing this Agreement the Parties (other than the Holder Representative) and certain Participating Holders have had numerous conversations and have generated correspondence and other writings, in which such parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, such Parties and individuals representing them may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, each Party acknowledges that all business transactions contain an element of risk, as do the transactions contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, other than the Ancillary Agreements entered into between the Parties, this Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement or such Ancillary Agreement is intended by any Party to be legally binding. Each of the Parties acknowledge that in deciding to enter into this Agreement and to consummate the Merger none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein. Notwithstanding anything to the contrary, any obligations assumed by Purchaser pursuant to or arising from the NYU Amendment (or the underlying agreement in connection therewith) shall have no effect on the provisions of this Section 4.7, and nothing herein, expressed or implied, shall give or be construed to give the Participating Holders or any of their Affiliates any rights as a third party beneficiary of the NYU Amendment (or the underlying agreement in connection therewith) after the Closing; provided, however, that the foregoing is not intended to limit or abrogate any rights granted under the NYU License to the parties thereto.
(f)    After the Closing, no Participating Holder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Milestone Payment that becomes due and payable in accordance with this Section 4.7, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive the Milestone Payment or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) to any other Participating Holder; (vi) in the case of any Participating Holder that is a partnership, corporation, limited liability company, trustee or similar entity, (x) to one or more partners, shareholders, members, beneficiaries or similar owners of or investors in such Participating Holder or (y) a successor entity upon the sale of substantially all of the assets of such Participating Holder; or (vii) to any Person, with Purchaser’s consent (such consent not to be unreasonably withheld, conditioned, or delayed). Any transfer in violation of this Section 4.7(f) shall be null and void and shall not be recognized by Purchaser or the Surviving Corporation.
(g)    Rights Transfer Event. In connection with a Rights Transfer Event, Purchaser may, with the prior written consent of the Holder Representative (not to be unreasonably withheld, conditioned or delayed), amend the definition of “Net Sales” and other provisions of this Agreement in a manner that is not adverse to the Participating Holders to align such provisions with corresponding concepts set forth in the definitive documentation for such Rights Transfer Event, in furtherance of harmonizing provisions of this Agreement with the definitive agreement effecting such Rights Transfer Event. Notwithstanding anything to the contrary in the foregoing, to the extent a Rights Transfer Event does not occur in connection with a sale of all or substantially all of the oncology assets, or exclusive license of the oncology-related Intellectual Property, of the Purchaser, Purchaser shall cause the acquirer in such Rights Transfer Event to assume Purchaser’s obligations under this Section 4.7 in a writing enforceable by the Holder Representative. Upon any such assumption, the Purchaser shall be relieved and discharged from any obligations hereunder to the extent so assumed.
Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that, except as set forth in the Disclosure Letter, the following statements are true and correct as of the date of this Agreement and as of the Closing Date:
5.1.    Corporate Organization and Standing; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease and operate its Assets and Properties and to carry on its business as presently conducted. The Company has delivered to the Purchaser complete and correct copies of the certificate of incorporation and by-laws of the Company. The Company is duly qualified, licensed or registered to do business in each of the jurisdictions set forth in Schedule 5.1 hereto, which are the only jurisdictions in which the nature of the business being presently conducted by it or its Assets and Properties makes such qualification, licensing or registration necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has no Subsidiaries.
5.2.    Capitalization of the Company.

(a)    Schedule 5.2(a) hereto sets forth as of the date of this Agreement, (a) the number of Shares of each class or series of authorized capital stock of the Company, (b) the name of each record owner of Shares and the number and class or series of Shares owned of record by each such Stockholder and (c) with respect to any outstanding Company Options (whether vested or unvested as of the date of this Agreement), (i) the name of each holder of such Company Options, (ii) the number of Shares and class or series of Shares subject to each such Company Option, (iii) the exercise price thereof, and (iv) the tax-qualified status of such Company Option (i.e., a nonqualified stock option or an incentive stock option). All of the issued and outstanding Shares have been duly authorized, validly issued, are fully paid and non-assessable, were not issued in violation of any preemptive rights, and are owned as of the date of this Agreement by the record holder thereof listed on Schedule 5.2(a) hereto, free and clear of all Liens other than (a) restrictions on transfer under federal and state securities laws, (b) Liens that will be released prior to the Closing or (c) Liens created or approved by the Purchaser in writing. Except for the Shares listed as issued and outstanding on Schedule 5.2(a) hereto, no Shares of capital stock of the Company are issued, outstanding or reserved for issuance other than Shares of Company Common Stock issued upon exercise of Company Options after the date of this Agreement. Except as set forth on Schedule 5.2(a) hereto, there are no preemptive, first refusal or similar rights on the part of any holder of any Shares or other securities of the Company, or obligating the Company to issue or sell any Shares, or other equity interests in the Company. Except as set forth in Schedule 5.2(a) hereto or for Company Options issued in compliance with Section 7.9, no options, restricted stock, restricted stock units, warrants, subscriptions, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any Shares or any securities convertible into or exchangeable for any such Shares, or any other equity or voting interest in the Company, are outstanding, and no authorization therefor has been given. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to the Shares, or other equity or voting interest in, the Company. There are no Contracts, arrangements or agreements to which the Company is a party or by which it is bound, to (i) repurchase, redeem or otherwise acquire any Shares, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any Shares, or other equity or voting interest in, the Company. The Company has not redeemed any of its shares of capital stock within the past twelve (12) months. Except as set forth on Schedule 5.2(a) hereto, there are no irrevocable proxies and no voting agreements with respect to any Shares, or other equity or voting interest in, the Company.
(b)    The Allocation Schedule is true, correct and complete and sets forth payments with respect to which the amount to be received by the holders of the Shares and Company Options is consistent with this Agreement and is consistent with the Company’s Organizational Documents.
5.3.    Power and Authorization.
(a)    The Company has full right, power and authority to enter into this Agreement and to perform fully its obligations hereunder, subject to receipt of the Stockholder Approval in the case of the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and is the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Laws and related decisions affecting creditors’ rights generally.
(b)    The Board of Directors of the Company, at a meeting duly called and held, or by written consent in lieu of such meeting, duly and unanimously adopted resolutions as of the date of this Agreement (i) approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and the Stockholders, (iii) recommending that the Stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable. Such resolutions are sufficient as of the date hereof to render inapplicable to the Purchaser and Merger Sub and this Agreement, the Merger and the other transactions contemplated hereby the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transactions contemplated hereby.
(c)    The only vote of holders of any class or series of Shares necessary to approve and adopt this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding (i) Shares of Company Common Stock and Company Preferred Stock, voting as a single class (on an as-converted basis) and (ii) Shares of Company Preferred Stock (the “Stockholder Approval”). The adoption of this Agreement by the Stockholders by written consent is permissible under Section 228 of the DGCL and the Company’s certificate of incorporation and bylaws.
5.4.    No Conflict. Neither the execution and delivery of this Agreement and other instruments and agreements contemplated hereby, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a default under or violation of, or result in the acceleration of any obligation under, or the creation in any Person of any right to accelerate, terminate, modify or cancel, any Material Contract, (ii) conflict with or result in a breach of or constitute a default under any provision of the Organizational Documents of the Company, (iii) result in the creation of any Lien that is not a Permitted Lien upon any of its Assets and Properties, or (iv) assuming the making of all notifications or filings as may be required under the Antitrust Laws in connection with the transactions described in this Agreement and the receipt of all Antitrust Consents, violate any Laws to which the Company is subject or by which the Company or any of its Assets and Properties is bound, except, in the case of (i), (iii) and (iv) where such conflicts, defaults, violations, accelerations, terminations, modifications, cancellations or Liens would not reasonably be expected to be material to the Company.
5.5.    Financial Information. Attached hereto as Schedule 5.5 are (i) the unaudited balance sheets of the Company at December 31, 2017 and December 31, 2016 and the related unaudited statements of income, cash flows and changes in stockholders equity for the fiscal years ended December 31, 2017 and December 31, 2016, (collectively, the “Financial Statements”) and (ii) the unaudited balance sheet of the Company as at March 31, 2018 (the “Company Balance Sheet”), together with the related unaudited statement of income for the three (3) months ended March 31, 2018 (collectively, the “Interim Financial Statements”). The Financial Statements and the Interim Financial Statements except as described therein or in Schedule 5.5, have been prepared from the books and records of the Company and are in accordance with the books and records of the Company and with GAAP, consistently followed throughout the periods indicated (subject in the case of the Interim Financial Statements to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure). The Financial Statements and Interim Financial Statements fairly present, in all material respects, the financial position of the Company at the respective dates thereof, and the statements of income and cash flows included in the Financial Statements and Interim Financial Statements fairly present, in all material respects, the results of the operations and cash flows of the Company for the periods covered thereby. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with Company management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain proper accountability for items.
5.6.    Insurance. Schedule 5.6 hereto sets forth a complete and correct list and description of the policies of insurance in effect on the date of this Agreement covering the Assets and Properties and operations of the Company. All such policies (or renewals entered into in the Ordinary Course of Business) are valid and subsisting and in full force and effect in accordance with their terms, all premiums thereon have been paid, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company is not in default under any of such insurance policies. The Company has not received notice of cancellation of any such policy as of the date of this Agreement.
5.7.    Litigation. Except as set forth in Schedule 5.7 hereto, there is no, and has not been any since January 1, 2015, any claim, action, suit, proceeding (at law or in equity), including any arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company (or, to the Knowledge of the Company, the Stockholders, directors, officers, agents or employees of the Company, to the extent such claim, action, suit, proceeding, arbitration or investigation relates to the Company) or any Assets and Properties of the Company, and there are no Governmental Orders currently in force against the Company or, to the Knowledge of the Company, the Stockholders, directors, officers, agents or employees of the Company, relating to or affecting the Company or any of its Assets and Properties. Notwithstanding the foregoing, for all purposes of the Agreement, the Company does not make any representation or warranty (pursuant to this Section 5.7 or elsewhere in the Agreement) regarding the effect of the applicable Antitrust Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Antitrust Law with respect to the consummation of the transactions described in this Agreement.
5.8.    Compliance with Laws; Regulatory Matters.
(a)    Except as set forth in Schedule 5.8(a) hereto, the Company is, and since January 1, 2015 has been, in compliance in all material respects with each Law that is or was applicable to it or to the conduct by the Company of its business, or the ownership or use of any of its Assets and Properties, including the Federal Food, Drug, and Cosmetic Act, the Public Health

Service Act, and the Animal Welfare Act, as applicable, and their applicable implementing regulations. No event has occurred or circumstance exists that (with or without the lapse of time) (i) would reasonably be expected to constitute or result in a violation by the Company, or a failure on the part of the Company, to comply in any material respects with any Law, or (ii) would reasonably be expected to give rise to any obligation on the part of the Company to undertake or to bear all or any portion of the cost of, any material remedial action of any nature.
(b)    The Company has obtained all necessary and applicable material Permits (i) required by any Regulatory Authority to authorize the design, development, preclinical and clinical testing, manufacture and labeling of the Company Products in jurisdictions where it presently conducts such activities with respect to each Company Product, or (ii) that are otherwise required to entitle the Company to own or lease, operate and use its Assets and Properties and conduct its business and operations as presently conducted. Schedule 5.8(b) hereto sets forth a complete and correct list of all material Permits held by the Company as of the date of this Agreement, true and complete copies of which have been provided to the Purchaser. The Company is in compliance in all material respects with (i) all terms and conditions of each such Permit, and (ii) all applicable Laws regarding registration, license and certification for each site at which a Company Product is manufactured and labeled. All manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with the Good Manufacturing Practice (cGMP) regulations of the FDA at 21 C.F.R. Parts 210, 211, and 600-680 and counterpart regulations in all other countries where compliance is required, in each case to the extent applicable. The Company is in compliance in all material respects with all applicable reporting requirements for all Permits held by it.
(c)    All preclinical studies, and other studies and tests conducted by or, to the knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Laws, including the Good Laboratory Practice (cGLP) regulations of the FDA at 21 C.F.R. Part 58, and the Animal Welfare Act and similar foreign laws, if applicable.
(d)    Except as set forth in Schedule 5.8(d) hereto, the Company has not received any written notice or other written communication from the FDA or any other Regulatory Authority alleging any violation of any Laws by the Company. The Company is not subject to any obligation arising under an administrative or regulatory action, inspection, warning letter, notice of violation letter, or other written notice, response or commitment made to or with the FDA or any comparable Regulatory Authority with respect to a violation of Law, and, to the Knowledge of the Company, no such proceedings have been threatened.
(e)    All filings with and submissions to the FDA and any similar Regulatory Authority made by the Company with regard to the Company Products, whether written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update.
(f)    Neither the Company nor, to the Knowledge of the Company, any of its officers, employees or agents has been convicted of any crime that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in debarment are pending or, to the Knowledge of the Company, threatened against the Company or any of its respective officers, employees or agents.
(g)    Neither the Company nor any of its directors, officers, employees, agents, distributors, or any other Person associated with or acting on behalf of the Company is in violation of, or since January 1, 2013 has (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”). Since January 1, 2013, neither the Company, nor to the Company’s Knowledge, any of its respective directors, officers, agents, employees, Subsidiaries or Affiliates has been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment.
5.9.    Tax Matters.
(a)    All income Taxes and all other material Taxes due and payable by or with respect to the Company for all taxable years or other taxable periods that end on or before the date of this Agreement and, with respect to any taxable year or other taxable period beginning on or before and ending after the date of this Agreement, the portion of such taxable year or period ending on and including the date of this Agreement whether or not shown to be due on any Tax Returns have been timely paid. The Company has timely filed or caused to be timely filed all income Tax Returns and all other material Tax Returns that are required to be filed by or with respect to the Company on or prior to the date of this Agreement. All such Tax Returns have been prepared in compliance with all applicable Laws and regulations and all such Tax Returns were true, correct and complete in all material respects.
(b)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the Assets and Properties of the Company.
(c)    The Company is not currently and has not been the subject of an audit or other examination of Taxes by any Taxing Authority (and no administrative or judicial proceeding or other dispute relating to Taxes or Tax Returns has been threatened in writing).
(d)    The Company (i) has not, as of the date of this Agreement, entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes relating to the Company and is not the beneficiary of any such extension (ii) is not presently contesting any Tax Liability relating to the Company before any Governmental Entity and (iii) has not requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed.
(e)    All Taxes which the Company is (or was) required by Law to withhold or collect and pay over in connection with the amounts paid or owing (or accrued) to any employee, independent contractor, creditor, stockholder or other third party, have been duly withheld or collected, and have been timely paid over to the proper authorities and the Company has complied in all material respects with all related reporting and recordkeeping requirements.
(f)    No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.
(g)    The Company (i) has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law and (ii) is not a party to or bound by any tax sharing, allocation, indemnification or similar agreements in effect as between the Company and any other Person under which the Purchaser, the Company or the Surviving Corporation could be liable for any Taxes or other claims of any Person (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company will have, as of the date of this Agreement, any liability for Taxes of any other entity.
(h)    The Company has never been included in any “consolidated” “unitary,” “combined,” or other similar Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes.
(i)    The Company has not changed or revoked any Tax election, made any change (or filed for or requested any change) in any method of Tax accounting, filed any amended Tax Return, settled or compromised any Tax liability or any issue raised in connection with any Tax Return, voluntarily approached any Taxing Authority in respect of Taxes (including through any voluntary disclosure process), consented to any claim or assessment related to any Taxes, or entered into any closing or other agreement (including an extension or waiver of any statute of limitations) with any Governmental Entity with respect to any Taxes or Tax Returns.
(j)    Except as set forth in Schedule 5.9(j), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will give rise to any payments or benefits (other than any arrangements entered into by, or at the request of, Purchaser other than the Option Surrender Agreements [and the Consulting Agreement]) that would be nondeductible by the payor under Section 280G of the Code.
(k)    The Company has not participated in (i) any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) any “confidential corporate tax shelter” within the meaning of Section 6011 of the Code or similar or comparable provision of state, local or foreign Law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code or similar or comparable provision of state, local or foreign Law.

(l)    The Company has not participated in an international boycott as defined in Section 999 of the Code.
(m)    The Company has no net operating losses or other Tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.
(n)    The Company is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.
(o)    The Company has no permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.
(p)    The Company is not, and has not been, a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code during the two-year period preceding the date of this Agreement.
(q)    No power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Company which will be in force for any taxable period beginning after the date of this Agreement.
(r)    The Company will not be required to include any item of income in, or exclude any tax credit or item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the date of this Agreement as a result of: (i) any change in method of accounting (whether overall or in respect of any item) occurring on or prior to the date of this Agreement; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) with any Governmental Entity executed on or prior to the date of this Agreement; (iii) any installment sale or open transaction disposition made on or prior to the date of this Agreement; or (iv) any prepaid amount or deferred revenue received on or prior to the date of this Agreement.
(s)    Unpaid Taxes of the Company (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax liabilities (other than any reserve for taxes established to reflect timing differences between book and tax income) set forth on the face of the Company Balance Sheet (other than in any notes thereto) and (b) will not as of the date hereof exceed that reserve as adjusted for ordinary course operations consistent with past practice through the date hereof. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past practice.
(t)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company.
(u)    No Company Option is subject to Section 409A of the Code and no Company Option was granted with an exercise price less than the fair market value of a share of Company Common Stock on the date of grant.

(v)    Notwithstanding anything to the contrary in this Section 5.9 (other than in Section 5.9(i), Section 5.9(m) and Section 5.9(r)), the Company makes no representation or warranty as to the amount of any net operating losses, Tax credits or other similar Tax carryforwards that it may have or as to any Tax attributes of the Company following the Closing.
5.10.    Brokers, Finders. Except as set forth in Schedule 5.10, the Company has not retained any broker or finder in connection with the transactions contemplated hereby and is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation in connection with this Agreement or the transactions contemplated hereby.
5.11.    Absence of Certain Changes. Since the Balance Sheet Date and through the date of this Agreement, except as expressly required or permitted by this Agreement or as set forth in Schedule 5.11 hereto, (a) the Company has conducted its business only in the Ordinary Course of Business, (b) no fact, circumstance, event or matter has occurred that when considered individually or in the aggregate, has had a Material Adverse Effect and (c) the Company has not taken any actions or failed to take any actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.9.
5.12.    Real Properties. The Company does not own and has never owned any real property. Schedule 5.12 hereto lists any lease (the “Real Property Leases”), including the name and address of the landlord and the tenant, pursuant to which the Company leases real property as of the date of this Agreement (the “Leased Real Property”) and each Contract and/or document relating to the use and/or occupancy of such real property, including all leases, subleases, offers to lease or agreements to lease, lease guarantees, tenant estoppels, subordinations, non-disturbance and attornment agreements. The Company has a valid leasehold interest under each of the Real Property Leases and has not granted or is obligated under any option, right of first refusal or other contractual rights to transfer, sell, purchase or otherwise dispose of any Leased Real Property. Each Real Property Lease is in full force and effect; all rents and additional rents due as of the date of this Agreement on each such Real Property Lease have been paid and neither the Company, nor to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or default or has repudiated any material provision thereof. To the Knowledge of the Company, the lease of the Leased Real Property by the Company or the use thereof, as used by the Company on the date of this Agreement, does not violate any local zoning or similar land use Laws. To the Knowledge of the Company, the Company is not in violation of or in noncompliance in any material respect with any material covenant, condition, restriction, order or easement affecting the Leased Real Property. There is no condemnation pending or, to the Knowledge of the Company, threatened affecting the Leased Real Property. The Company has provided to the Purchaser complete and correct copies of the Real Property Leases and all amendments and waivers thereto. All of the buildings, structures and appurtenances included in the Leased Real Property are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used by the Company on the date of this Agreement.
5.13.    Material Contracts.

(a)    Schedule 5.13(a) hereto sets forth a true, correct and complete list of each of the following Contracts (other than Plans) to which the Company is a party or to which any of its Assets and Properties is bound as of the date of this Agreement:
(i)    all leases or other Contracts under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a Third Party and used in the business of the Company and which entails annual payments, in the case of any such lease or agreement, in excess of Twenty-Five Thousand Dollars ($25,000), or One Hundred Thousand Dollars ($100,000) in the aggregate;
(ii)    all Contracts with officers, employees, independent contractors, agents, consultants, advisors, sales representatives, distributors, sales agents or dealers of the Company, other than contracts which by their terms are cancelable by the Company with notice of not more than thirty (30) days and without cancellation penalties, termination payments or severance payments or benefits;
(iii)    all collective bargaining agreements or other agreements with a labor union or employee representative body;
(iv)    all mortgages, indentures, security agreements, pledges, notes, loan agreements or guarantees;
(v)    all outstanding Contracts with service providers or vendors expected to result in payment to or by the Company in excess of Twenty-Five Thousand Dollars ($25,000);
(vi)    all Contracts involving any joint venture, joint product development, partnership, strategic alliance or co-marketing arrangement;
(vii)    all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the Ordinary Course of Business), in each case, in excess of Twenty-Five Thousand Dollars ($25,000);
(viii)    all Contracts involving a loan (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of the Company extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;
(ix)    all management service, consulting, financial advisory or any other similar Contract, and any Contracts with any investment or commercial bank, in each case, in excess of Twenty-Five Thousand Dollars ($25,000);
(x)    all Contracts (including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xi)    all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
(xii)    all Contracts (including non-competition and non-solicitation agreements) that impose any standstill or other restriction on the activities or operations of the business of the Company or the use, ownership or operation of any of the Company’s Assets and Properties;
(xiii)    all Contracts that contain restrictions with respect to the payment of dividends or any other distribution in respect of the Shares or other equity interests of the Company;
(xiv)    all powers of attorney that grant material rights with respect to material Assets or Properties of the Company; and
(xv)    all other Contracts that are material to the business of the Company involving future payments by or to the Company in excess of Fifty Thousand Dollars ($50,000) in a twelve (12) month period.
(The foregoing Contracts, together with the Contracts required to be disclosed under Section 5.12, Section 5.14(b), Section 5.14(c), Section 5.14(j), Section 5.17(a), Section 5.18, and Section 5.22 are, collectively, referred to as “Material Contracts”).
(b)    A true, correct and complete copy of each written Material Contract and a true, correct and compete summary of each oral Material Contract has been provided to the Purchaser. Each Material Contract: (i) is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and (ii) is, to the Knowledge of the Company, enforceable against the other parties thereto in accordance with its terms. Except as listed in Schedule 5.13(b) hereto, neither the Company, nor, to the Knowledge of the Company any other party to such Contract, is in violation or breach (including anticipatory breach) of, or default under, any Material Contract (or with notice or lapse of time or both, would be a violation or breach of or default under any Material Contract), and the Company has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any Material Contract.
5.14.    Intellectual Property Rights.
(a)    Schedule 5.14(a) hereto lists all Patents and all registered Trademarks, Copyrights, domain names, corporate and business names, trade names, and brand names (including pending applications therefor), in each case owned by or exclusively licensed to, and used or held for use by, the Company as of the date of this Agreement. For each listed item, Schedule 5.14(a) hereto sets forth (as applicable): (i) the legal owner, (ii) the jurisdiction where issued, registered, legally sanctioned, filed or the equivalent, and (iii) the date of application, registration or issuance, application or registration number, and the status of such application or registration.
(b)    Schedule 5.14(b) hereto lists (i) each license or other Contract by which the Company currently holds rights under any material Intellectual Property that is owned by a Third

Party, together with the identity of the licensor and (ii) each license or other Contract by which the Company currently licenses rights under any material Intellectual Property to a Third Party, together with the identity of the licensee.
(c)    The Intellectual Property owned by the Company or licensed to the Company includes all Intellectual Property rights necessary for the conduct of the business of the Company as and where conducted on the date of this Agreement and as contemplated to be conducted based on existing business plans. To the Knowledge of the Company, the Company’s business operations (including the manufacturing, marketing, licensing, use, sale or distribution of products and the general conduct and operation of the Company) as and where conducted on the date of this Agreement do not, and will not as the Company’s business operations are contemplated to be conducted based on existing business plans, violate, infringe, or misappropriate any Intellectual Property rights of any Third Party.
(d)    Each Patent and any other registered item of Intellectual Property listed on Schedule 5.14(a) hereto that is owned by the Company has been, and, to the Knowledge of the Company, each such item of Intellectual Property item that is exclusively licensed to the Company has been, duly and validly registered in, filed in or issued by the applicable official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the applicable jurisdiction(s) indicated on such Schedule, and except as set forth in Schedule 5.14(d) hereto, each such registration, filing and/or issuance (i) has been maintained effective by all requisite filings, renewals and payments and (ii) remains in full force and effect. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property listed in Schedule 5.14(a) that is owned solely by the Company.
(e)    (i) All Intellectual Property set forth on Schedule 5.14(e)(i) hereto is owned by or exclusively licensed to the Company free and clear of any Liens other than Permitted Liens, without obligation to pay any royalty or any other fees with respect thereto and (ii) all other Intellectual Property that is owned or exclusively licensed to the Company and used in the business of the Company, including all such Intellectual Property listed on Schedule 5.14(a) hereto (to the extent not listed on Schedule 5.14(e)(i)) is owned by or exclusively licensed to, the Company free and clear of any Liens other than Permitted Liens, without obligation to pay any royalty or any other fees with respect thereto.
(f)    To the extent any material Intellectual Property is or has been used under license by the Company, no notice of a material default of such license has been sent or received by the Company which default remains uncured, and the execution, delivery or performance of this Agreement by the Company will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the relevant other parties thereto, enforceable in accordance with the terms thereof.
(g)    The Company has not received any written notice or written threat of any claim from any Third Party and no Third Party claims are pending, in each case: (i) challenging the right of the Company to use any material Intellectual Property that is owned by a Third Party, (ii) alleging any violation, infringement, misuse or misappropriation by the Company of material

Intellectual Property that is owned by a Third Party, or (iii) challenging the ownership rights of the Company in any Intellectual Property or asserting any opposition, invalidity, termination, abandonment or unenforceability of any material Intellectual Property that is owned or purported to be owned by the Company, or that is exclusively licensed to the Company.
(h)    The Company has not, during the three (3) year period immediately preceding the date of this Agreement, made any claim of a violation, infringement, misuse or misappropriation by any Third Party (including any employee or former employee of the Company) of the Company’s rights in any material Intellectual Property. Except as set forth in Schedule 5.14(h)(ii) hereto, the Company has not entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in Contracts entered into in the Ordinary Course of Business.
(i)    All current and former officers and employees of the Company who contribute or have contributed to the development or modification of any Intellectual Property on behalf of the Company have executed and delivered to the Company agreements regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, substantially in the form of the template document that has been provided to the Purchaser. All current and former consultants and independent contractors to the Company who contribute or have contributed to the development or modification of any Intellectual Property on behalf of the Company have executed and delivered to the Company agreements regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such Persons, substantially in the form of the template document that has been provided to the Purchaser. To the Knowledge of the Company, no employee or independent contractor of the Company is in material violation of any term of any of the foregoing agreements.
(j)    The Company has taken reasonable steps to protect and preserve the confidentiality of all the Company’s material trade secrets and other confidential information, including material Know-How, source code, databases, data collections, customer lists, schematics, ideas, algorithms and processes, and all disclosure of such information to, and use by, any Third Party (other than (i) competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to an applicable Governmental Order) has been pursuant to the terms of a written confidentiality agreement between such Third Party and the Company.
5.15.    Labor Matters.
(a)    Schedule 5.15(a) hereto sets forth all of the employees of the Company as of the date of this Agreement, including for each such employee: name, job title, Fair Labor Standards Act designation, work location, current base compensation rate, current target bonus opportunity, any compensatory arrangement with the Company for the benefit of such employee (other than a Plan) and visa and green card application status. To the Knowledge of the Company, no current employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. To the Knowledge of the Company and except as set forth in Schedule 5.15(a) hereto, no current employee of the Company has provided notice of such employee’s intent to terminate his or her employment with the Company. Except with respect to individuals identified as such on Schedule 5.15(a), each employee’s employment with the Company is terminable at will by the Company with no obligations to provide notice, pay-in-lieu of notice, termination pay or severance benefits.
(b)    To the Knowledge of the Company, each current employee of the Company is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee of the Company, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof. No current employee of the Company has a principal place of employment outside the United States or, by virtue of such employee’s employment with the Company, is subject to the labor and employment laws of any country other than the United States.
(c)    Prior to the Closing Date, the Company shall have paid or accrued all wages, bonuses, commissions, severance and vacation pay due and payable to service providers. The Company is and has been in the last three years in compliance in all material respects with all applicable Law governing the employment of labor and the engagement of other service providers, including but not limited to all contractual commitments and all such applicable Laws relating to wages, hours, classification, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation. The Company is not, nor has it been in the last three years, a government contractor.
(d)    In the ninety (90)-day period preceding the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the Workers Adjustment and Retraining Notification Act of 1989, as amended, or any similar state law (collectively, the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law or regulation similar to the WARN Act.
(e)    The Company has not, at any time, been a party to or had any obligations under a collective bargaining, works council or similar agreement. The Company has not at any time had, or to the Knowledge of the Company, is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, any effort to organize or any other similar occurrence or any attempt to organize or represent the labor force of the Company. No investigation, review, complaint or proceeding by any Governmental Entity or current or former employee of the Company in relation to the employment of any individual is pending or, to the Knowledge of the Company, threatened, nor has the Company received any written notice from any Governmental Entity indicating an intention to conduct the same. No union or other collective bargaining unit or employee organizing entity has been certified or recognized by the Company as representing any of their employees.

(f)    Schedule 5.15(f) hereto sets forth the name and contact information of each individual independent contractor, consultant, freelancer and other individual service provider providing services to the Company as of the date of this Agreement (collectively, “Contractors”). No Contractor provides services through an entity he or she owns or controls. A copy of each material Contract relating to the services a Contractor provides to the Company has been made available to Purchaser. To the Knowledge of the Company, no Contractor used by the Company is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company. To the Knowledge of the Company, no current Contractor used by the Company has provided notice of such individual’s intent to terminate his or her relationship with the Company.
5.16.    No Consent. Except for (a) any filings or clearance required under applicable antitrust or competition related Laws, (b) in the case of the Merger, the filing of the Certificate of Merger with the Secretary of State and (c) as set forth in Schedule 5.16 hereto, no consent, approval, authorization order, filing, registration or qualification of or with any Governmental Entity or any other Person is necessary or required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization order, filing, registration or qualification would not be material to the Company.
5.17.    Employee Benefit Plans.
(a)    Schedule 5.17(a) hereto contains a true and complete list of each Plan as of the date of this Agreement. No Plan is subject to any laws other than those of the United States or any state, county or municipality in the United States.
(b)    With respect to each Plan, the Company has made available to Purchaser true and complete copies of (i) the plan document(s), as amended through the date of this Agreement, or a written summary of any unwritten Plan, (ii) the current summary plan description (if required) and all current summaries of benefits and coverage, (iii) the annual reports on Forms 5500 for the last three plan years to the extent required under applicable Law, (iv) the most recent actuarial valuation, (v) material Contracts including current trust agreements, insurance contracts, and administrative services agreements, as applicable, (vi) the most recent determination, opinion or advisory letters for any Plan intended to be qualified under section 401(a) of the Code and (vii) any material correspondence with, and all non-routine filings made with, the Department of Labor, the IRS or any other Governmental Entity regarding the Plan.
(c)    Prior to the Closing Date, the Company shall have made all contributions or accruals required to be made to or with respect to each Plan as of the Closing Date and paid or accrued all liabilities on account of any Plan in existence on or before the Closing Date. All contributions that are due have been made within the time periods (including extensions), if any, prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company and any applicable accounting requirements.

(d)    Each Plan has been, in all material respects, established, maintained and administered in accordance with its terms and with all provisions of ERISA, the Code and other applicable Law. Neither the Company nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Plan.
(e)    Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if such plan uses a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion from the IRS that the form meets the Tax qualification requirements and the Company is entitled to rely on such favorable opinion) to the effect that such Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or Tax under ERISA, the Code or other applicable Law. No actions, investigations, suits or claims with respect to any Plan are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, there are no facts that reasonably would be expected to give rise to any such actions, suits or claims against any Plan, any fiduciary with respect to a Plan or the assets of a Plan (other than routine claims for benefits).
(f)    No Plan provides post-employment medical, life insurance or other welfare benefits to any of the Company’s current employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except to the extent required under state or federal benefits continuation laws.
(g)    No Plan is, and neither the Company nor any of its ERISA Affiliates maintains, participates in or contributes to, or has had any actual or contingent liability within the past six (6) years under an employee benefit plan that is or was, subject to Title IV of ERISA or a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA). No Plan is a (i) “multiple employer plan” (as defined in 29 C.F.R. Section 4001.2) or a plan subject to Section 413(c) of the Code, (ii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law), (iii) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits, or (iv) welfare benefit plan that is self-insured by the Company.
(h)    No employee of the Company is or has been a “leased employee” within the meaning of Section 414(n) of the Code.
(i)    The Company does not have, nor could it reasonably be expected to have, any liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code. The Company maintains a health plan that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Code, without regard to whether the Company is an

“applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” as defined in Treasury Regulation Section 54.4980H-1(a)(28), and the Company has offered such minimum essential coverage to all “full-time employees” (within the meaning of Section 4980H of the Code) and their dependents.
(j)    Except as set forth in Schedule 5.17(j) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in the triggering of any restrictions or limitations on the right of the Company to amend or terminate any Plan or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any Taxes, including as a result of Sections 280G, 409A, or 4999 of the Code.
5.18.    Personal Property. Except as set forth in Schedule 5.18 hereto, the Company has (a) good, valid and marketable title to, or a valid leasehold interest in, all of the tangible personal property owned or leased by that is reflected in the Company Balance Sheet, in each case, free and clear of all Liens, other than Permitted Liens (except for such inventories and other tangible personal property sold or otherwise disposed of in the Ordinary Course of Business or in accordance with the provisions of this Agreement), and (b) valid leasehold interests in all tangible personal property purported to be leased by it, in each case free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 5.18 hereto, all personal property owned or leased by the Company is maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used.
5.19.    Environmental Matters. Since January 1, 2015, the Company has complied in all material respects with all, and is not in violation in any material respect of any, applicable Environmental Laws. The Company is in material compliance with all material permits and approvals required for its operations as currently conducted pursuant to applicable Environmental Laws. To the Knowledge of the Company, there has been no Release at, on or under any property (including soils, groundwater, surface water, buildings or other structures) currently owned or operated by the Company or any property (including soils, groundwater, surface water, buildings or other structures) formerly owned or operated by the Company during such period of ownership or operation, in each case, that would reasonably be expected to result in material liability of the Company. The Company has not received written notice alleging it is subject to any liability for Hazardous Material disposal or contamination on any Third Party property. The Company has not received written notice alleging any outstanding order, decree or injunction or entered into a material arrangement with any Governmental Entity or, except for the Real Property Leases, any material indemnity or other material Contract with any Third Party relating to material liability of the Company under any Environmental Law. To the Knowledge of the Company, the Company has not released any Hazardous Material into the environment except (i) in material compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or material obligation of the Company under any Environmental Law. Copies of all material environmental reports, studies, assessments, sampling data and other material environmental information prepared in the past five (5) years, in the possession of the Company relating to the Company or any real property currently or formerly owned or operated in connection with the business of the Company have been made available to the Purchaser. Since January 1, 2015, or earlier where the underlying matters have not been resolved, the Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in violation of or subject to liability under any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, Release, emission or disposal of any Hazardous Material used by the Company. To the Knowledge of the Company, no Lien or “superlien” has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar state, local or federal Law.
5.20.    Bank Accounts; Safe Deposit Boxes. Schedule 5.20 hereto sets forth a complete and correct list of each account with any bank, trust company, securities broker or other financial institution with which the Company has any account, and all safe deposit boxes maintained by the Company as of the date of this Agreement, the identifying numbers or symbols thereof, and the name of each Person authorized to draw thereon or to have access thereto.
5.21.    Guaranties. Except as set forth in Schedule 5.21 hereto, the Company is not a guarantor for any Indebtedness of any other Person. No other Person guarantees any Indebtedness or other Liability of the Company.
5.22.    Affiliate Transactions; Interests in Clients, Suppliers, Etc. Except as set forth in Schedule 5.22 hereto, (a) there are no Contracts, Liabilities or obligations between the Company, on the one hand, and any Affiliate of the Company, on the other hand, and (b) neither the Company nor any Affiliate of the Company, nor, to the Knowledge of the Company, any officer, director or employee of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a supplier, customer, lessor or lessee of the Company. Ownership of securities of a Person whose securities are registered under the Securities Exchange Act of 1934, as amended, of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.22.
5.23.    Undisclosed Liabilities. The Company has no Liabilities, whether accrued, absolute, contingent or otherwise that would be required to be reflected on a balance sheet prepared in accordance with GAAP, consistently applied, except (a) to the extent specifically reflected or adequately reserved for in the Company Balance Sheet, (b) Liabilities incurred in the normal and Ordinary Course of Business of the Company since the Balance Sheet Date, or (c) liabilities or obligations disclosed in Schedule 5.23 hereto.
5.24.    No Other Representations and Warranties; No Reliance. Except as expressly set forth in Article V or in a Participating Holder’s Letters of Transmittal or Option Surrender Agreement, as applicable, none of the Company, the Participating Holders, Holder Representative or any other Person makes any promise, representation or warranty, express or implied, relating to the Company, the Participating Holders, or any of their respective businesses, operations, assets, liabilities, conditions or prospects, any Company Product or the Merger or the other transactions contemplated hereby, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to the Purchaser or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing). The Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied made by the Company (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article V or in a Letter of Transmittal or an Option Surrender Agreement delivered by a Participating Holder.
Article VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB
The Purchaser and Merger Sub jointly and severally represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date:
6.1.    Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
6.2.    Authorization. Each of Purchaser and Merger Sub has full right, corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and fully perform its obligations hereunder. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary actions (corporate or otherwise) and no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution, delivery and performance by either the Purchaser or Merger Sub of this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and Merger Sub and is the valid and binding obligation of the Purchaser and Merger Sub enforceable against the Purchaser and Merger Sub in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Laws and related decisions affecting creditors’ rights generally.
6.3.    Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:
(a)    result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Organizational Documents of the Purchaser or Merger Sub, or any material Contract to which the Purchaser or Merger Sub is bound, or by which any of their respective Assets and Properties may be affected; or

(b)    violate any Law or Governmental Order applicable to the Purchaser or Merger Sub.
6.4.    Approvals, etc. Except for any filings or clearance required under applicable antitrust or competition related Laws and the filing of the Certificate of Merger with the Secretary of State, all consents, approvals, authorizations and orders (corporate, governmental or otherwise) in respect of, or filing with any Governmental Entity required for, or in connection with, the valid and lawful authorization, execution and delivery and performance by the Purchaser and Merger Sub of this Agreement and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby have been obtained, including, in the case of the Merger, the approval of the Purchaser as the sole stockholder of Merger Sub.
6.5.    Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
6.6.    Adequacy of Funds. The Purchaser, as of the Effective Time will have, adequate financial resources to satisfy its monetary obligations payable on the Closing Date pursuant to this Agreement.
6.7.    No Brokers. The Purchaser has no Liability of any kind to any broker, finder or agent with respect to the transactions contemplated hereby.
Article VII
COVENANTS AND AGREEMENTS
7.1.    Continuing Employees.
(a)    Employee Benefits. After the Closing Date, the Purchaser shall provide, or shall cause the Surviving Corporation to provide, for a period of not less than twelve (12) months following the Closing Date, to each employee of the Company as of immediately prior to the Closing (together, the “Continuing Employees”), base salary or wage rates, bonus opportunities, and other employee benefits that are substantially comparable in the aggregate to either, at Purchaser’s election, (i) the base salary or wage rates, bonus opportunities, and other employee benefits (excluding any equity-based compensation, defined benefit pensions, post-employment welfare benefits, or payments or benefits payable on account of a change in control, in each case, provided by the Company) provided to such Continuing Employee immediately prior to the Closing, or (ii) the base salary or wage rates, bonus opportunities, and other employee benefits provided to similarly situated new hires (but subject to Section 7.1(b)) of the Purchaser and its Affiliates.
(b)    Crediting of Service. Subject to applicable Law, the Purchaser shall, or shall cause the Surviving Corporation or its Affiliates to, recognize the prior service with the Company and its Affiliates, including prior service with predecessor employers where such prior service is recognized by the Company as of immediately prior to the Closing Date, (i) for purposes of vesting (but not eligibility or benefit accrual) under Purchaser’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation under Purchaser’s vacation program, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Purchaser (other than any post-employment health or post-employment welfare plan) and Purchaser’s 401(k) plan, and (iv) unless covered under another arrangement of the Company, for benefit computation purposes under Purchaser’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that (A) such periods of employment are taken into account under analogous Plans before the Closing and (B) Purchaser makes such plan or program available to employees of the Company, and not in any case where credit would result in duplication of benefits).
(c)    Pre-Existing Conditions. With respect to any welfare plan maintained by Purchaser in which Continuing Employees are eligible to participate after the Closing, Purchaser shall, and shall cause the Surviving Corporation and its Affiliates following the Closing to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare Plans prior to the Closing and (ii) provide each Continuing Employee with credit for any copayments and deductibles paid prior to the Closing, for the current calendar year, in satisfying any analogous deductible or out of pocket requirements to the extent applicable under any such plan. For the avoidance of doubt, Purchaser shall not be required to take any action to the extent Purchaser determines that such action (a) could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Purchaser) or (b) would violate any Law to which Purchaser or its Affiliates is subject.
(d)    No Third Party Beneficiary. Nothing contained in this Section 7.1, or elsewhere in this Agreement, shall confer upon any employee or other service provider to the Company or the Surviving Corporation or any of their Subsidiaries, or any legal representative or beneficiary of any of them, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits, nor shall anything in this Agreement constitute the establishment, adoption, modification, amendment or termination of any Plan or any other employee benefit plan, program, policy, arrangement or agreement.
7.2.    Commercially Reasonable Efforts. Subject to the terms and conditions contained herein, except as otherwise provided in this Agreement and other than with respect to the Antitrust Consents which are governed by Section 7.10, (a) the Purchaser and the Company shall cooperate with each other and use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement and (b) the Company shall use commercially reasonable efforts to obtain, prior to the Closing Date, all consents, agreements, approvals, authorizations, qualifications and orders of Governmental Entities and other Persons, in form and substance reasonably acceptable to Purchaser, as are necessary for consummation of the transactions contemplated by this Agreement and the Purchaser shall provide commercially reasonable cooperation to the Company in connection therewith. The Company shall, promptly following the date hereof, deliver a draft of all consents and agreements required to be delivered pursuant to Sections 3.2(e) and 3.2(o) to Purchaser for review and the Company shall reflect any reasonable comments thereon provided by Purchaser. Upon a written request by Purchaser, the Company and each Stockholder that executes a counterpart signature page hereto shall exercise, or cause to be exercised, all “drag-along rights” available to it under the Company ROFR Agreement and use reasonable efforts to promptly comply with all obligations therein.
7.3.    Disclosures. None of the Company, any Participating Holder or any of their Affiliates, the Purchaser or Merger Sub, without the prior written consent of the other, will make any press release or any similar public announcement concerning this Agreement or the transactions contemplated hereby; provided, however, that (i) any Party or any of its Affiliates may make any public disclosure it believes in good faith is required by applicable Law (including in connection with making any notifications that may be required under Antitrust Laws or responding to any requests for information or documents made by a Governmental Entity investigating the transactions described herein) or by the applicable rules of any stock exchange on which any Affiliate of the Company list securities or is subject and in such case such Party must, prior to making such disclosure, (x) use commercially reasonable efforts to advise the other Party of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable (which for the avoidance of doubt shall be at least three (3) Business Days prior to such expected disclosure) and (y) to the extent permitted by applicable Law, consult with the other Party with respect to the content of such disclosure and reflect any reasonable comments thereon provided by the other Party and (ii) following the initial press release or similar public announcement concerning this Agreement or the transactions contemplated hereby, the Parties may make additional press releases or similar public announcements to the extent such press release and similar public announcements are consistent with the initial press release or similar public announcement. Notwithstanding anything to the contrary in this Section 7.3, no Party shall make any public disclosure prior to the time that the Company delivers the Written Consent to the Purchaser.
7.4.    The Purchaser’s Access and Inspection.
(a)    To the extent consistent with applicable Laws, the Company shall provide the Purchaser and its representatives, upon reasonable advance notice by the Purchaser, reasonable access during normal business hours, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, to the Company, the books and records of the Company and senior management, officers, directors, accountants and advisors of the Company, for the purpose of making such investigation as the Purchaser may reasonably desire, and the Company shall furnish the Purchaser such information concerning its business, facilities, and Leased Real Property, as the Purchaser may reasonably request. The Company shall reasonably assist the Purchaser in making such investigation to the extent and at such times as the Purchaser and its Representatives may reasonably request. Any and all such inspections, access for investigations and assistance shall be conducted in accordance with applicable Law (including any applicable competition, antitrust or trade regulation Law) during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Company. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it involves access that or would require the Company to disclose information if such disclosure (a) includes information subject to attorney-client privilege or attorney work product privilege, (b) would conflict with any third party confidentiality obligations to which the Company is bound, (c) would violate any applicable Law or (d) includes personnel records of the Company relating to individual performance or evaluation records, medical histories or other information that in the Company’s good-faith opinion is sensitive or the disclosure of which could subject the Company to risk of Losses.
(b)    From and after the Closing Date, until such time as the first Company Product obtains Regulatory Approval in the United States, the Holder Representative may request, not more than one (1) time per J&J Calendar Year, that the Purchaser arrange a telephonic conference to provide a summary update on its development activities in connection with the Company Products. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Purchaser to disclose information if such disclosure (a) involves information subject to attorney-client privilege or attorney work product privilege and such disclosure would adversely affect such privilege, (b) would breach any third party confidentiality obligations to which the Purchaser is bound, or (c) would violate any applicable Law; provided, that in each of the foregoing situations, Purchaser shall use commercially reasonable efforts to provide such information to the Holder Representative in a manner that would not adversely affect such privilege, breach such confidentiality obligation or violate applicable Law, as applicable.
(c)    On the date of this Agreement, that certain Confidential Disclosure Agreement, dated as of April 21, 2017 between the Company and Johnson & Johnson Innovation LLC (an Affiliate of the Purchaser) (the “Confidentiality Agreement”) shall terminate and the terms of Section 10.13 hereof shall control with respect to Confidential Information; provided, however, that in the event of termination of this Agreement prior to the Closing, the Confidentiality Agreement will be deemed to resume in force pursuant to its terms as if not terminated.
7.5.    Tax Matters.
(a)    Taxes Through Closing Date. Except to the extent (x) already paid on or before the Closing Date or (y) included as a liability in the calculation of the Final Closing Liability Amount and reflected in the reserve for Tax liability shown on the Closing Balance Sheet as finally determined pursuant to Section 4.3, notwithstanding any provision to the contrary contained in this Agreement, each of the Participating Holders agrees to severally (according to such Participating Holder’s Indemnification Pro Rata Percentage), and not jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Persons against Losses arising out of or resulting from (without duplication) (i) all Taxes of the Company for all taxable periods (or portions thereof) that end on or before the Closing Date, including the pre-Closing portion of any Straddle Periods (as determined pursuant to Section 7.5(b)(ii)) (each, a “Pre-Closing Period”); (ii) Transfer Taxes borne by the Participating Holders pursuant to Section 4.4; (iii) all Taxes arising as a result of a breach (A) of any representation or warranty in this Agreement relating to Taxes or (B) of any covenant in this Agreement relating to Taxes; and (iv) all Taxes imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign Law.

(b)    Preparation of Tax Returns.
(i)    The Holder Representative shall prepare or cause to be prepared, (at the expense of the Holder Representative (on behalf of the Participating Holders)) in a manner that is consistent with the past practice of the Company, and the Purchaser shall subsequently file or cause to be filed, all income Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date; provided that the Purchaser shall be reimbursed by the Holder Representative from the Representative Reimbursement Set-Aside (on behalf of the Participating Holders) the Tax shown as due thereon prior to the filing of any such Tax Return. The Holder Representative shall deliver such Tax Returns to the Purchaser at least ten (10) days prior to the due date for the Purchaser’s review and the Holder Representative shall consider in good faith any of the Purchaser’s comments thereon. With respect to any Tax Return that the Company prepares or causes to be prepared and files or causes to be filed prior to the Closing Date, the Company shall prepare such Tax Returns in a manner that is consistent with the past practice of the Company and pay the Tax shown as due thereon. The Company shall deliver such Tax Returns to the Purchaser at least ten (10) days prior to the due date for the Purchaser’s review and the Company shall consider in good faith any of the Purchaser’s comments thereon. In connection with the foregoing income Tax Returns for which the Holder Representative is responsible and to the extent reasonably necessary, Purchaser will (and will cause the Surviving Corporation to) consent to the Holder Representative’s use of the Company’s existing tax return preparation firm(s); provided that the cost of any such engagement will be borne by the Holder Representative (on behalf of the Participating Holders).
(ii)    Except as otherwise provided in Section 7.5(b)(i), the Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company that are filed after the Closing Date (each, a “Post-Closing Tax Return”). All Taxes of the Company that relate to any taxable year or period that includes but does not end on the Closing Date (the “Straddle Period”) shall be apportioned between the Participating Holders and the Purchaser as follows: (i) the amount of any Taxes of the Company not based upon or measured by income, activities, events, payments, the level of any item, gain, receipts, proceeds, profits or other similar items for Tax periods (or the portion thereof) ending on or before the Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (ii) the determination of any other Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances, deductions or any other items that are calculated on an annual or periodic basis, shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date. The Purchaser shall deliver any Tax Returns that relate to a taxable period ending on or before the Closing Date or a Straddle Period to the Holder Representative at least ten (10) Business Days prior to the due date for the Holder Representative’s review and the Purchaser shall consider in good faith any of the Holder Representative’s comments thereon that may affect the amount of Taxes for which the Participating Holders are or may be responsible pursuant to the provisions of Section 7.5(a).

(iii)    The Participating Holders shall pay the Purchaser (A) the amount of any Taxes due with respect to a Post-Closing Tax Return filed pursuant to Section 7.5(b)(ii) for any Tax period ending on or before the Closing Date and (B) the amount of any Taxes due with respect to a Post-Closing Tax Return filed pursuant to Section 7.5(b)(ii) for any Straddle Period to the extent that such Taxes for a Straddle Period are allocated to the Participating Holders pursuant to Section 7.5(b)(ii) (except in each case to the extent such Taxes have been (x) already paid on or before the Closing Date or (y) included as a liability in the calculation of the Final Closing Liability Amount and reflected in the reserve for Tax liability shown on the Closing Balance Sheet as finally determined pursuant to Section 4.3) in accordance with the indemnification provisions set forth in Article VIII.
(c)    Cooperation and Assistance. The Purchaser and the Holder Representative shall provide each other with such cooperation and assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes and each will provide the other with any records or information which may be relevant to such Tax Return, audit, or examination, proceedings or determination. Such cooperation and assistance shall include making employees available on a mutually convenient basis during normal business hours to provide additional information. The Party requesting assistance hereunder shall reimburse the other for reasonable expense incurred in providing such assistance.
(d)    Tax Sharing Agreements. Any and all Tax sharing agreements or practices to which the Company is a party or otherwise subject shall be terminated as of the Closing Date and no payments relating thereto shall be made subsequent to the Closing Date.
(e)    Tax Certificates.
(i)    On or prior to the Closing Date, the Company shall deliver to the Purchaser a duly executed certification by the Company that meets the requirements of Treasury Regulation Section 1.897-2(h)(1)(i), dated within thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser along with written authorization for the Purchaser to deliver such notice form to the IRS on behalf of the Company upon Closing. If the Purchaser does not receive the certification as described above on or prior to the Closing Date, the Purchaser shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.
(ii)    On or prior to the Closing Date, each Stockholder and each independent contractor that is a holder of Company Options shall deliver to the relevant payor and the Purchaser a properly completed IRS Form W-9 or appropriate IRS Form W-8 in form and substance reasonably satisfactory to such payor and Purchaser. If the relevant payor and Purchaser do not receive the applicable IRS Form from a Participating Holder on or prior to the Closing Date, such payor and Purchaser shall be permitted to withhold from the payments to be made to such Participating Holder pursuant to this Agreement any required withholding Tax under the Code.
(iii)    Tax Information. On or before the Effective Time, the Company shall deliver to the Purchaser a schedule that sets forth the names and addresses of each Participating Holder and the amount of money and fair market value of property transferred to each such

Participating Holder and other information required to be provided under Section 6043A of the Code with respect to the transactions contemplated by this Agreement.
(f)    Tax Claims.
(1)    After the Closing, the Purchaser and its Affiliates (including the Company) shall promptly notify the Holder Representative in writing upon receipt of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes for which the Purchaser would be entitled to indemnification pursuant to Section 7.5(a) (a “Tax Claim”); provided, however, that a failure by the Purchaser to give such notice shall not affect the Purchaser’s right to indemnification under this Agreement except to the extent that the Participating Holders are actually prejudiced as a consequence of such failure.
(2)    The Purchaser will control, without affecting its or any other Person’s rights to indemnification under this Agreement, the defense of all Tax Claims. Notwithstanding the foregoing, the Holder Representative can elect to control, at the expense of the Holder Representative (on behalf of the Participating Holders), the defense of any Tax Claim for which the Purchaser would be entitled to indemnification pursuant to Section 7.5(a); provided that (i) the Holder Representative shall conduct the defense of any such Tax Claim diligently and in good faith, (ii) the Purchaser shall have the right to participate in a non-controlling manner and at its own expense in such defense and (iii) the Holder Representative shall not settle or compromise any such Tax Claim without the Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
(g)    Inconsistencies with the Rest of this Agreement. If there is any inconsistency between a provision of this Section 7.5 and a provision of the remainder of this Agreement with respect to Tax matters, the provisions of this Section 7.5 shall prevail.
(h)    Refunds. The Participating Holders shall be entitled to the amount of any refund or credit of Taxes of the Company (including any interest paid or credited with respect to such refund or credit but less the Tax and other reasonable out-of-pocket costs related to receipt by the Company of such refund or credit or such interest)with respect to a Pre-Closing Period (to the extent such Taxes were paid by the Company prior to the Closing or by the Participating Holders after the Closing) which refund or credit is actually received (including as a credit against other Tax liabilities) by the Purchaser or its Affiliates (including the Company) after the Closing, except to the extent that such refund or credit is attributable to the carryback of a Tax attribute from a Post-Closing Period (including a net operating loss, net capital loss, foreign tax credit or research and development credit). The Purchaser shall pay, or cause to be paid, to the Participating Holders any amount to which the Participating Holders are entitled pursuant to the prior sentence within thirty (30) Business Days of the receipt or recognition of the applicable refund or credit by the Purchaser or its Affiliates. To the extent requested by the Holder Representative, the Purchaser will reasonably cooperate with the Holder Representative and the Participating Holders in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.
(i)    Post-Closing Actions. Except as otherwise required by Law or with the written consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, the Purchaser shall not amend any Tax Return of the Company for any Pre-Closing Period or make any Tax election that would reasonably be expected to result in any increased Tax liability for the Participating Holders or to increase the amount the Purchaser would otherwise be entitled to pursuant to Section 7.5(a).
(i)    Tax Treatment of Milestone Payments. For Tax purposes, the Parties agree that any payments of a portion of any Milestone Payment with respect to Company Options will be reported on Tax Returns as being subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(b)(4) until such amounts become due and payable hereunder.
7.6.    Notification of Certain Matters. Until the Closing, the Company and the Purchaser shall give prompt notice to each other of any of the following which occurs, or of which it becomes aware, following the date of this Agreement: any fact, circumstance or event that will or is reasonably expected to result in any of the conditions set forth in Article III becoming incapable of being satisfied; provided that neither the Company nor the Purchaser shall be liable for errors in the information the Company provides to the Purchaser pursuant to this Section 7.6, except to the extent based upon fraud by the Company.
7.7.    Exclusive Dealing. During the period from the date of this Agreement to the earlier of (a) the Closing Date and (b) the date this Agreement is terminated in accordance with its terms, the Company and each Stockholder shall not take, and shall cause its Affiliates, stockholders, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants and other agents to refrain from taking, any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser (and its Affiliates and representatives), concerning any purchase of any capital stock of the Company (other than in connection with the exercise of any Company Options outstanding on the date hereof) or any merger, asset sale, license of material assets owned by or exclusively licensed to, and used or held for use by, the Company to a third party, recapitalization or similar transaction involving the Company or any of its Assets and Property. The Company shall, and shall direct its representatives and Affiliates to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any transaction described in the preceding sentence and (B) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Person(s) for the purpose of evaluating such a possible transaction. The Company and each Stockholder will notify the Purchaser as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, the Company or such Stockholder with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

7.8.    280G Approvals. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with any of the transactions contemplated by this Agreement, the Company shall (i) use commercially reasonable efforts to obtain from each Person who has a right to any payments and/or benefits that could reasonably be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in clause (ii), of such Person’s rights to such parachute payments (the “Waived 280G Benefits”) so that all remaining payments and/or benefits applicable to such Person do not constitute “excess parachute payments” (within the meaning of Section 280G of the Code) that would not be deductible under Section 280G of the Code and (ii) solicit the approval by the Stockholders, to the extent and in a manner that complies with, Section 280G(b)(5)(B) of the Code, of any Waived 280G Benefits and any “excess parachute payments” for which a waiver is not required. Prior to seeking such waivers, and prior to soliciting such Stockholder approval, the Company shall provide drafts of such waivers and such Stockholder approval materials to Purchaser for its review no fewer than three (3) days prior to seeking such approval and shall consider Purchaser’s timely comments in good faith. Prior to the Closing, the Company shall deliver to Purchaser written documentation that either (x) the approval by the Stockholders was solicited in conformity with Section 280G(b)(5)(B) of the Code, and the requisite approval by the Stockholders was obtained, or (y) that the approval by the Stockholders was not obtained and that, as a consequence, the Waived 280G Benefits shall not be made or provided. Notwithstanding the foregoing, this Section 7.8 shall not be breached by reason of any “excess parachute payments” that occur (or could occur) due to any arrangements entered into by or at the request of Purchaser, other than the Option Surrender Agreements and the Consulting Agreement.
7.9.    Conduct of Business Pending Closing.
(a)    During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall conduct its business (including its working capital and cash management practices) in a manner consistent in all material respects with past practice of the Company except (i) as required by applicable Law, (ii) to the extent deviation is required for the Company to comply with this Agreement or the Ancillary Agreements or (iii) as set forth on Schedule 7.9, or (iv) for actions out of the Ordinary Course of Business for which the Company receives the written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing and except as contemplated by this Agreement, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will:
(i)    maintain insurance for the Company reasonably comparable to that in effect immediately prior to the date hereof;
(ii)    comply in all material respects with all applicable Laws and obligations under Material Contracts of the Company;
(iii)    continue to make all filings, pay any fee, or otherwise act to maintain the ownership, validity, and enforceability of Intellectual Property of the Company;

(iv)    use commercially reasonable efforts to preserve intact, in all material respects, (x) the business of the Company and (y) the relationships of the Company with employees and third parties having business relationships with the Company.
(b)    Furthermore, except as set forth in Schedule 7.9 hereto, as required by applicable Law or as is expressly permitted, required by the Company’s obligations under this Agreement or the Ancillary Agreements or consented to by the Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), take any of the following actions:
(1)    subject any Assets or Properties to any Lien (other than any Permitted Lien);
(2)    enter into, materially amend, terminate or waive a material right under any Material Contract;
(3)    cancel or waive any claims or rights of material value, or sell, lease, license, transfer, assign, distribute or otherwise dispose of any material Assets or Properties;
(4)    dispose of or allow the lapse of any rights in, to or for the use of any Intellectual Property used by the Company in its business (other than inbound non-exclusive “shrink wrap” or “clickwrap” software licenses for software that is generally commercially available, and non-exclusive inbound licenses or restricted use provisions that arise out of the purchase of off-the-shelf reagents or other products from suppliers or through catalogs);
(5)    (i) increase the compensation or benefits (including, but not limited to, wages, salaries, bonuses or any other remuneration) payable to any director, officer, employee or individual independent contractor of the Company, or (ii) enter into, terminate or amend the terms of any employment, engagement, compensation or incentive Contract with any such person or Plan, in each case which would increase such individual’s annual compensation and benefits by more than five percent (5%) in the aggregate;
(6)    make any capital expenditure or commitment for additions to property, plant or equipment, or lease agreement, which individually exceeds Twenty-Five Thousand Dollars ($25,000) or exceeds One Hundred Thousand Dollars ($100,000) in the aggregate;
(7)    make any change in any method of accounting or keeping its books of account or accounting practices;
(1)    except Liabilities incurred in the Ordinary Course of Business, incur any Liability in excess of Twenty Five Thousand Dollars ($25,000),

including, whether or not incurred in the Ordinary Course of Business, any material liability for nonperformance or termination of any Material Contract;
(1)    eliminate any reserves established on the Company’s books or change the method of accrual unless there is any change of significant facts or circumstances pertaining to any reserves which would justify their elimination;
(2)    incur any Indebtedness in excess of Twenty Five Thousand Dollars ($25,000);
(3)    acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(4)    prepare any Tax Returns relating to the Company in a manner which is inconsistent with the past practice of the Company;
(5)    make, change or revoke any Tax election, make any change (or file for or request any change) in any method of Tax accounting, file any amended Tax Return, settle or compromise any Tax liability or any issue raised in connection with any Tax Return, voluntarily approach any Taxing Authority in respect of prior year Taxes (including through any voluntary disclosure process), consent to any claim or assessment related to any Taxes, or enter into any closing or other agreement (including an extension or waiver of any statute of limitations) with any Governmental Entity with respect to any Taxes or Tax Returns;
(6)    except as provided pursuant to Section 2.2(f) or in connection with the exercise of any Company Options that constitute incentive stock options at least one (1) day prior to the Effective Time, issue, authorize for issuance, sell or deliver (A) any capital stock of, or other equity or voting interest in, the Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (I) any equity or voting interest in, the Company, or (II) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company, in each case other than (1) grants of Company Options pursuant to the Stock Option Plan as in effect on the date of this Agreement or (2) the issuance of Company Common Stock upon the conversion or exercise of Company Options or Company Preferred Stock;
(7)    except for any Company Options that constitute incentive stock options, accelerate the vesting terms of any Company Options outstanding as of the date of this Agreement;
(8)    except in connection with the exercise of Company Options constituting incentive stock options at least one (1) day prior to the Effective Time, extend any promissory note or other debt instrument to any employee, officer, director, independent contractor or other service provider;
(9)    declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of any Shares, or redeem, purchase or otherwise acquire any Shares, any securities convertible into or exchangeable for any Shares, or any options, warrants or other rights to purchase or subscribe to any of the foregoing (and no dividends are or will be owed to any holder of Shares);
(10)    amend the Organizational Documents of the Company;
(11)    commence, participate or agree to commence or participate in any plan or arrangement for the complete or partial dissolution, liquidation, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company (other than the Closing and the other transactions contemplated by this Agreement), including any bankruptcy, winding up, examinership, insolvency or similar proceeding in respect of the Company;
(12)    negotiate, enter into, amend or extend any Contract with a labor union or other employee representative body;
(13)    terminate the employment or engagement of any officer or employee (other than for terminations for cause);
(14)    hire any officer, employee or individual independent contractor whose total annual compensation exceeds One Hundred Thousand Dollars ($100,000);
(15)    accelerate or delay any payable or other Liability of the Company or any purchase of inventory or materials, in each case other than in the Ordinary Course of Business;
(16)    enter into any Contract (or any substantially related Contracts, taken together) that:
(1)    provide for a research license, sublicense, partnership or other collaboration with any biotechnology, pharmaceutical or similar company (“Collaboration Parties”) (it being understood that Collaboration Parties shall not include academic or research institutions and companies that primarily perform fee-for-service contract research or manufacturing services from which the Company receives only fee-for-service contract research or manufacturing services);

(2)    provide for the out-license of any of the Company’s Intellectual Property to any Third Party, other than any fee-for-

service agreements entered into in the Ordinary Course of Business that do not convey any rights in any Intellectual Property generated as a result of the service conducted to a Third Party (it being expressly understood that the Company shall not enter into any material transfer agreements with any Collaboration Party); or

(3)    involve payments to or from the Company of more than Twenty-Five Thousand Dollars ($25,000) in any twelve (12) month period following the Closing other than in the Ordinary Course of Business;

(17)    enter into any Contract if the Closing or any of the other transactions contemplated by this Agreement or the Company’s Organizational Documents or compliance by the Company with the provisions of this Agreement or the Company’s Organizational Documents will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or the Purchaser or any of the Purchaser’s Affiliates under, or give rise to any increased, additional or accelerated rights, payments or entitlements under, any provision of such Contract;
(18)    enter into any material Contract with any Affiliate of the Company, other than employment agreements or a Contract that is on arms-length or better than arms-length terms and is negotiated in good faith by the parties thereto;
(19)    create or have any Subsidiary of the Company; or
(20)    authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions prohibited in this Section 7.9(b).
(c)    Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, to the extent such right would violate any Antitrust Laws or other applicable Law. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
(d)    During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, except as required by applicable Law, no Stockholder that executes a counterpart signature page hereto shall sell, transfer, assign, exchange, hypothecate or make any other disposition, or subject to a Lien (whether with or without consideration, whether voluntarily or involuntarily or by operation of law), any Share or enter into an agreement to do any of the foregoing.

7.10.    Certain Pre-Closing Activities.
(a)    The Company and the Purchaser shall take all commercially reasonable steps to promptly, but in any event on or before the tenth (10th) Business Day after the date of this Agreement file or cause to be filed by its ultimate parent entity as that term is defined in the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, pursuant to the HSR Act, any required Notification and Report Forms (the “HSR Filing”) with respect to the transactions contemplated by this Agreement in substantial compliance with the requirements of the HSR Act, and such Parties shall furnish to each other such information and assistance as the other Party may reasonably request in connection with the preparation of its HSR Filing. The Purchaser and the Company shall take all commercially reasonable steps to: (a) comply in a timely manner with any reasonable request under any Antitrust Laws for additional information, documents, or other material received by the Purchaser, the Company, or any of their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any other Governmental Entity in respect of such filings, the Merger, or the other transactions contemplated hereby; and (b) cooperate with each other in connection with resolving any “Second Request” under the HSR Act or, any similar request for additional information made by any other agency or Governmental Entity under Antitrust Laws or any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Merger, or the other transactions contemplated hereby. The Purchaser shall be entitled to coordinate all communications with Governmental Entities regarding such Second Request or similar request, and such Parties shall inform each other: (i) prior to delivering any material communication to a Governmental Entity, (ii) promptly after receiving any material communication from a Governmental Entity, and (iii) before entering into any proposed understanding, undertaking, or agreement with any Governmental Entity regarding any such filings, or the transactions contemplated hereby. Neither the Purchaser nor the Company shall participate in any substantive telephonic or in-person meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting to the extent practicable and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate; provided, however, that nothing herein shall preclude a Party from participating in discussions with a Governmental Entity without participation by the other Party where the subject matter in the reasonable judgment of that Party cannot be effectively discussed in the presence of the other Party (although in such case the other Party’s outside counsel will be permitted to attend so long as he or she agrees to keep the participating Party’s non-public information disclosed at such meeting on an outside counsel only basis). Without limiting the generality of the foregoing, the Company and the Purchaser shall provide to each other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The Purchaser and the Company may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.10 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, subject to applicable Law, the Company and the Purchaser will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any

Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.
(a)    Notwithstanding anything to the contrary, neither the Purchaser nor any of its Affiliates will be required to agree to any prohibition, limitation, divestiture or other requirement that would (i) limit or otherwise adversely affect the right of Purchaser (or any Affiliate thereof) to own or vote any shares of equity interests in the Company, control the Company, or operate all or any portion of the business of the Company or (ii) require or compel the Company, Purchaser or any Affiliate of Purchaser to dispose of all or any portion of its properties or assets.
7.11.    Stockholder Notice and Consents.
(a)    No later than five (5) Business Days following the date hereof, the Company shall prepare and send to all Stockholders who have not duly consented in writing to, or voted in favor of the Merger, notice (the “Stockholder Notice”) of (i) the Stockholder Approval and (ii) applicable appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall comply with all applicable Laws and regulations, including the DGCL, and be accompanied by all information required by the DGCL. The Company shall submit a draft of the Stockholder Notice to the Purchaser for review and comment a reasonable period of time (but no less than three (3) Business Days) prior to mailing and shall incorporate therein any reasonable changes or comments that the Purchaser may reasonably request.
7.12.    Indemnification of Officers and Directors.
(a)    From and after the Effective Time until the sixth (6th) anniversary thereof, the Purchaser shall (i) cause the Surviving Corporation to fulfill and honor in all respects to the fullest extent available under applicable Law the obligations of the Company pursuant to any indemnification provisions under the Organizational Documents of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and each Person who is now, or has been at any time prior to the date of this Agreement or becomes prior to the Effective Time, an officer or director of the Company, as in effect on the date of this Agreement and made available by the Company to Purchaser prior to the date hereof and (ii) cause the Organizational Documents of Merger Sub and the Surviving Corporation to contain the same (or substantially similar) provisions with respect to indemnification and exculpation from liability set forth in the Company’s Organizational Documents on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective time, an officer or director of the Company (the “D&O Indemnified Parties”).
(b)    Prior to the Closing, the Company shall obtain, and the costs and expenses thereof shall be included as Transaction Expenses, prepaid “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy, for a period of six (6) years after the Effective Time.

(c)    This Section 7.12 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, the Purchaser, the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of the Purchaser and the Surviving Corporation.
If the Purchaser or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets and Intellectual Property to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Purchaser or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.12.
Article VIII
INDEMNIFICATION
8.1.    Indemnification by the Participating Holders. Subject to the limits set forth in this Article VIII, from and after the Closing, each Participating Holder shall severally (according to such Participating Holder’s Indemnification Pro Rata Percentage), and not jointly and severally (except with respect to clauses (c) and (d) below, with respect to which each Participating Holder shall indemnify as specified herein solely with respect to matters relating to itself), indemnify, defend and hold harmless the Purchaser and each of the Purchaser’s stockholders, Affiliates, officers, controlling Persons, agents, representatives, directors, employees, successors and assigns (the Purchaser and such Persons are collectively hereinafter referred to as the “Purchaser Indemnified Persons”), from and against any and all Losses that such Purchaser Indemnified Persons may suffer, sustain, incur or become subject to, arising out of, caused by or directly or indirectly relating to:
(a)    (i) any fraud by the Company in connection with this Agreement or the Merger or the other transactions contemplated hereby or (ii) any inaccuracy of any representation or warranty of the Company set forth in Article V of this Agreement or in any certificate, agreement or other document delivered pursuant hereto (in each case, except for the representations and warranties set forth in Section 5.5, 5.11(b), the second sentence of Section 5.15(f), the fifth clause of Section 5.17(b) and the third to last sentence of Section 5.19 of this Agreement, assuming that all qualifications contained in this Agreement and each such certificate, agreement or other document delivered pursuant hereto as to materiality, including the words “material”, “materially”, “Material Adverse Effect”, and all similar phrases and words were deleted therefrom);
(b)    the breach or non-fulfillment of any covenant, undertaking, agreement or other obligation of the Company under this Agreement, or any certificate, agreement or other document delivered pursuant hereto;
(c)    any fraud or any inaccuracy of any representation or warranty of such Participating Holder in such Participating Holder’s Letter of Transmittal or Option Surrender Agreement (assuming that all qualifications contained in such Letter of Transmittal or Option Surrender Agreement as to materiality, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(d)    the breach or non-fulfillment of any covenant, undertaking, agreement or other obligation of such Participating Holder under such Participating Holder’s Letter of Transmittal or Option Surrender Agreement;
(e)     (i) the exercise of appraisal rights under Section 262 of the DGCL by any Stockholder or payment of any amounts to any Stockholder in excess of the applicable Merger Consideration to be paid to such Stockholder hereunder or (ii) the payment of any amounts in respect of Company Options to any holder of Company Options that neither exercised such holder’s Company Options prior to Closing nor entered into an Option Surrender Agreement to the extent that such payment is in excess of the amounts that such holder of Company Options would have received at Closing under an Option Surrender Agreement; or
(f)    any claims under Section 7.5(a) for indemnification or in respect of breaches of a covenant therein.
8.2.    Indemnification by the Purchaser. Subject to the limits set forth in this Article VIII, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless each of the Participating Holders and each of their respective stockholders, Affiliates, officers, controlling Persons, agents, representatives, directors, employees, successors and assigns (such Persons are hereinafter collectively referred to as the “Participating Holder Indemnified Persons”), from and against any and all Losses that such Participating Holder Indemnified Persons may suffer, sustain, incur or become subject to arising out of, caused by or directly or indirectly relating to: (a) (i) any fraud by the Purchaser in connection with this Agreement or the Merger or the other transactions contemplated hereby or (ii) any inaccuracy of any representation or warranty of the Purchaser in Article VI of this Agreement or in any certificate, agreement or other document delivered pursuant hereto (in each case, assuming that all qualifications contained in this Agreement and each such certificate, agreement or other document delivered pursuant hereto as to materiality, including the words “material”, “materially”, “material adverse effect”, and all similar phrases and words were deleted therefrom); (b) the breach or non-fulfillment of any covenant, undertaking, agreement or other obligation of the Purchaser under this Agreement or in any certificate, agreement or other document delivered pursuant hereto or (c) the Purchaser’s share of Transfer Taxes set forth in Section 4.4.
8.3.    Survival of Representations and Warranties; Threshold and Deductible.
(a)    The representations and warranties contained in this Agreement (other than the Fundamental Representations), or in any certificate or document delivered pursuant hereto, and the right to indemnity pursuant to Section 8.1(a) in connection therewith, shall survive the Closing and shall remain in full force and effect thereafter for a period of fifteen (15) months after the Closing Date (the “Expiration Date”) and shall thereupon terminate and be of no further force or effect;
(b)    The representations and warranties contained in Section 5.9 (Tax Matters) and any claims under Section 7.5(a) for indemnification or in respect of breaches of a covenant therein, and the rights to indemnity pursuant to Section 8.1(a), Section 8.1(f) and Section 8.2, respectively, in connection therewith, shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) days after the expiration of the statute of limitations period applicable to the matters covered thereby;
(c)    The Fundamental Representations (other than Section 5.9 (Tax Matters) and the right to indemnity pursuant to Section 8.1(a) in connection therewith), shall survive the Closing and remain in full force and effect until the date that is seven (7) years following the Closing;
(d)    All other claims for indemnification pursuant to Section 8.1 may be made at any time until the date that is sixty (60) days after the expiration of the statute of limitations period applicable to the matters covered thereby. Notwithstanding the foregoing, none of the covenants or agreements contained in this Agreement or any agreement delivered pursuant hereto shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, which shall survive the Closing in accordance with their terms; provided, however, that claims for indemnification pursuant to Section 9.1 in connection with breaches of such covenants or agreements to be performed prior to or at the Closing may be made at any time after the Closing until the Expiration Date.
(e)    Each Indemnified Party shall give written notice to the respective Indemnifying Party of any claim for indemnification pursuant to this Article VIII or Section 7.5(a); provided, however, that failure to provide such notice shall not affect such Indemnified Party’s right to indemnification hereunder unless and only to the extent the Indemnifying Party was actually prejudiced by such failure to deliver notice. Any claim for indemnification made in writing by the Indemnified Party on or prior to the expiration of the applicable survival period shall survive until such claim is finally and fully resolved.
8.4.    Limitation on Indemnification.
(a)    Except as set forth in Section 8.4(c), no Purchaser Indemnified Person shall be entitled to any recovery pursuant to Section 8.1(a) if:
(i)    with respect to any individual claim under Section8.1(a), the amount of Losses under such claim is less than Fifty Thousand Dollars ($50,000) (the “Individual Claim Threshold” and any such Loss that is disregarded pursuant to this clause (i), a “Non-Qualified Loss”), after which, subject to clause (ii) of this Section 8.4(a), the Purchaser Indemnified Person shall be indemnified for the full amount of all Losses with respect to such claim and not only those in excess of such Individual Claim Threshold; and
(ii)    unless and until the aggregate amount of Losses (including Non-Qualified Losses) for which the Purchaser Indemnified Person is otherwise entitled to indemnification pursuant to Section 8.1(a) exceeds One Million Fifty Thousand Dollars ($1,050,000) (the “Deductible”) (at which point the Purchaser Indemnified Persons shall be indemnified for only those Losses in excess of the Deductible).
(b)    At the time of recovery by a Purchaser Indemnified Person under any indemnification claim under Section 8.1(a), except as set forth in Section 8.4(c), the maximum aggregate recovery by all Purchaser Indemnified Persons pursuant to Section 8.1(a) shall not exceed an amount equal to twelve and one half percent (12.5%) of the aggregate proceeds paid to the Participating Holders under this Agreement, at the time of such recovery.
(c)    Notwithstanding any provision herein to the contrary, but subject to limitations on recovery set forth in Section 8.6, (i) the restrictions and limitations set forth in Sections 8.4(a) and 8.4(b), shall not be applicable to claims based upon fraud or arising under any breach of a Fundamental Representation or under Section 7.5(a) for indemnification or in respect of breaches of a covenant therein; provided, however, that in no event shall any Participating Holder be liable hereunder for any amount in excess of such Participating Holder’s Indemnification Pro Rata Percentage of the proceeds paid to the Participating Holders pursuant to this Agreement, other than claims pursuant to Sections 8.1(c) or 8.1(d) with respect to such Participating Holder, for which each Participating Holder’s liability hereunder shall not exceed the proceeds paid to such Participating Holder pursuant to this Agreement.
(d)    The amount of any and all Losses subject to indemnification pursuant to Section 8.4 or this Article VIII shall be determined net of any indemnity, contribution or other similar payment actually received by such Indemnified Person with respect to such Losses (less the reasonable costs of recovery incurred by such Purchaser Indemnified Person in connection therewith).
(a)    The Purchaser shall, and shall cause each of its Affiliates (including the Surviving Corporation) to use commercially reasonable efforts to mitigate any of its Losses (except for Losses relating to Taxes) that the Purchaser Indemnified Persons may recover pursuant to this Article VIII solely to the extent required by common law.
(b)    Notwithstanding any other provision of this Agreement, (i) no Losses shall be recoverable under this Article VIII or otherwise under this Agreement that constitute (x) punitive or special damages or (y) consequential or indirect damages that are not the reasonably foreseeable result of the matter that gave rise thereto or the matter for which indemnification is sought hereunder, except, in the case of each of the foregoing clauses (x) and (y), punitive, special, consequential, or indirect damages owed to a Third Party in connection with a Third Party Claim, and (ii) the amount of any Loss subject to recovery under this Article VIII and Section 7.5(a) shall be calculated net of any amounts specifically accrued or reserved for in the Closing Balance Sheet or otherwise taken into account in the calculation of the Adjusted Closing Consideration.
8.5.    Indemnification Procedure. Promptly after the incurrence of any Losses by any Purchaser Indemnified Person or Participating Holder Indemnified Person (an “Indemnified Party”), or receipt by an Indemnified Party of notice of a Third Party Claim for which such Indemnified Party is entitled to indemnification pursuant to Section 8.1 or 8.2 (an “Indemnifiable Claim”), such Indemnified Party will give the Indemnification Control Person written notice thereof (an “Indemnification Notice”); provided, however, that delay or failure to so notify the Indemnification Control Person shall only relieve the Indemnifying Party of its obligations to the extent, if at all, that it is materially prejudiced by reasons of such delay or failure. Such notice by the Indemnified Party shall describe the Indemnifiable Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnification Control

Person shall have a period of thirty (30) days within which to respond to such Indemnification Notice. If the Indemnification Control Person accepts responsibility for the entirety of such Indemnifiable Claim within such thirty (30) day period, the Indemnification Control Person shall be entitled to compromise or defend, at its own expense and by counsel chosen by the Indemnification Control Person and reasonably satisfactory to the Indemnified Party, such matter; provided, however, that notwithstanding any other provision in this Section 8.5 to the contrary, Section 7.5(f) shall be the exclusive provision governing procedures relating to indemnification if such Indemnifiable Claim is a Tax Claim. If the Indemnification Control Person rejects responsibility for the matter set forth in an Indemnification Notice in whole or in part or does not respond within thirty (30) days after receiving such Indemnification Notice, the Indemnified Party shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnified Party under applicable Law at the Indemnifying Party’s expense. The Indemnified Party agrees to cooperate fully with the Indemnification Control Person and its counsel in the defense against any such Indemnifiable Claim. In any event, the Indemnified Party shall have the right to participate in a non-controlling manner and at its own expense in the defense of such Indemnifiable Claim. The Indemnification Control Person shall not enter into a settlement of such Indemnifiable Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), and until such consent is obtained the Indemnification Control Person shall continue the defense of such Indemnifiable Claim. If a firm offer is made to settle an Indemnifiable Claim (a) that is not a Tax Claim, (b) that does not involve any admission of liability or wrongdoing by any Indemnified Party or its Affiliates or the creation of financial or other obligation on the part of the Indemnified Party or its Affiliates, (c) provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Indemnifiable Claim, (d) does not involve injunctive relief binding upon the Indemnified Party or any of its Affiliates, and (e) such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within thirty (30) days after its receipt of such notice, and also fails to assume defense of such Indemnifiable Claim, the Indemnifying Party may settle the Indemnifiable Claim upon the terms set forth in such firm offer to settle such Indemnifiable Claim. If the Indemnified Party has assumed the defense pursuant to this Section 8.5, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding any provisions in this Section 8.5 to the contrary, the Indemnification Control Person shall not be entitled to assume or continue control of the defense of any Indemnifiable Claim if (A) such Indemnifiable Claim relates to or arises in connection with any governmental proceeding, action, indictment, allegation or investigation; (B) such Indemnifiable Claim relates primarily to Intellectual Property; (C) such Indemnifiable Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (E) the Indemnification Control Person fails to defend such Indemnifiable Claim in good faith. If the Indemnified Party controls the defense of any Indemnifiable Claim, the Indemnified Party shall be entitled to be reimbursed by the Indemnifying Party for its reasonable defense costs as such costs are incurred.

8.6.    Escrow Fund; Limitation on Remedies.
(a)    Notwithstanding any provisions contained in this Agreement to the contrary, except as provided in Section 10.5(b) (Holder Representative) and Section 10.11 (Specific Performance) or in respect of claims based upon fraud, indemnification pursuant to the provisions of this Article VIII or Section 7.5(a) shall be the sole and exclusive remedy for any claim under this Agreement, the Merger or the other transactions contemplated by this Agreement.
(b)    Notwithstanding any provisions contained in this Agreement, except in respect of claims (x) based upon fraud or arising under any breach of a Company Fundamental Representation, (y) under Sections 8.1(c) or (d), or (z) under Section 7.5(a) for indemnification or in respect of breaches of a covenant therein, recovery against the Escrowed Funds and the Purchaser’s right to set-off under Section 8.9 shall be the Purchaser Indemnified Persons’ sole and exclusive remedies for any such claim for indemnification under this Article VIII.
(c)    Any and all amounts payable to Purchaser Indemnified Persons as a result of any claim for indemnification under this Article VIII (other than Sections 8.1(c) or (d)) shall be satisfied (x) first out of the Escrowed Funds, if any, (y) thereafter, and only in respect of any portion of indemnifiable Losses in excess of the Escrowed Funds, if any, from the Purchaser’s right to set-off under Section 8.9 and (z) thereafter, solely in respect of claims based upon fraud or arising under any breach of a Company Fundamental Representation or Stockholder Fundamental Representation or under Section 7.5(a) for indemnification or in respect of breaches of a covenant therein, directly by the Participating Holders.
(d)    Any and all amounts payable to the Purchaser Indemnified Persons as a result of any claim for indemnification under Sections 8.1(c) or (d), shall be paid directly by the applicable Participating Holders to the Purchaser, by wire payment of immediately available funds. Notwithstanding any provisions contained in this Agreement to the contrary, the limitations to indemnification set forth in this Agreement shall not affect in any manner (and shall not apply to) any claims against a Participating Holder based upon fraud by such Participating Holder.
(e)    The indemnification provisions set forth in this Article VIII are intended as a bargained-for contractual remedy for the Indemnified Parties, contain all of the terms and provisions that the Parties intend be applied in any connection with any claim or action for indemnification pursuant to this Article VIII and are intended to be enforced without regard to principles of breach of contract or other Law that would result in a broader or narrower remedy.
8.7.    Adjustment to Purchase Price. To the extent permitted by applicable Law, any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Adjusted Closing Consideration for Tax purposes.
8.8.    Right to Bring Actions; No Contribution. Notwithstanding any provision in this Article VIII or elsewhere in this Agreement to the contrary, only the Holder Representative shall have the right, power and authority to commence any action, suit or proceeding after the Closing, by and on behalf of any or all Participating Holders, against the Purchaser or the Surviving Corporation or any other Indemnifying Party in connection with this Agreement and the Escrow

Agreement and the transactions contemplated hereby and thereby, and in no event shall any Participating Holder himself, herself or itself have the right to commence any action, suit or proceeding against the Purchaser or the Surviving Corporation, or any other Indemnifying Party in such connection. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Participating Holder (regardless of whether or not such Participating Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) shall be deemed to have waived, and shall be deemed to have acknowledged and agreed that such Participating Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the related facts and circumstances underlying any such indemnification obligation or other liability.
8.9.    Set-Off. In addition to all other remedies contemplated herein, subject to the limitations on recovery set forth in Section 8.4(a), the Purchaser may set off, deduct or retain any amount due or payable to the Purchaser in respect of any claim (for indemnification) against the Participating Holders under Section 8.1 against any obligation of the Purchaser to pay any unpaid Milestone Payment; provided, however, that, with respect to each Milestone Payment, the Purchaser shall not set off, deduct or retain Losses from such Milestone Payment (a) in the case of a claim arising from or under a Section 8.1(c) or Section 8.1(d), in excess of such Participating Holder’s Participating Holder Percentage of such Milestone Payment or (b) in the case of any other claim for indemnification under Sections 8.1, in excess of 15% of the aggregate amount of such Milestone Payment, except in the case of a claim arising from or under (i) a breach of any Fundamental Representation, (ii) fraud or (iii) Section 7.5(a) for indemnification or in respect of breaches of a covenant therein or; provided, further, however, that Purchaser may carry-forward and set-off against a future Milestone Payment the amount of any Losses not deducted from a previous Milestone Payment as a result of the limitations set forth in this Section 8.9 which carry-forward amount shall not exceed 15% of such future Milestone Payment (taken together with any other set-off against such future Milestone Payment) unless such Losses result from (a) a claim arising from or under Section 9.1(c) or Section 9.1(d), in which case such carry-forward amount shall not exceed such Participating Holders’ Participating Holder Percentage of such future Milestone Payment (taken together with any other set-off against such future Milestone Payment) or (b) a claim arising from or under (i) a breach of any Fundamental Representation, (ii) fraud or (iii) Section 7.5(a) for indemnification or in respect of breaches of a covenant therein.
Article IX
TERMINATION
9.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)    by the mutual written consent of the Company and the Purchaser;

(b)    by the Company or the Purchaser by written notice to the other Party, if any Governmental Order shall have been issued that restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement, and such Governmental Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such Governmental Order was primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement;
(c)    by the Company or the Purchaser by written notice to the other Party, if the Closing has not occurred on or prior to the date that is ninety (90) days from the date of this Agreement (the “Initial Outside Date”); provided, however, that (i) the right to terminate this Agreement under this Section 9.1(c) shall not be available to Purchaser if the failure of Purchaser to fulfill or breach by Purchaser of any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before the Initial Outside Date and shall not be available to the Company if the failure of the Company or any Participating Holder to fulfill or breach by the Company or any Participating Holder of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Initial Outside Date, and (ii) if any required HSR or other antitrust approvals, waiting period expirations or terminations, or clearances have not been obtained by the Initial Outside Date such date shall be extended for an additional sixty (60) days unless the Company and the Purchaser mutually agree in writing that the Initial Outside Date should not be so extended;
(d)    by the Purchaser by written notice to the Company, if the Company has breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to a failure of a condition set forth in Section 3.2(a) or Section 3.2(b) (other than as a result of a material breach by Purchaser of any of its obligations under this Agreement) and (ii) has not been cured by the Company within twenty (20) days after the giving of written notice thereof from the Purchaser;
(e)    by the Purchaser by written notice to the Company, if the Company has not delivered evidence of the receipt of Stockholder Approval to the Purchaser within twenty-four (24) hours after the execution and delivery of this Agreement; or
(f)    by the Company by written notice to the Purchaser, if the Purchaser has breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to a failure of a condition set forth in Section 3.3(a) or Section 3.3(b) (other than as a result of a material breach by the Company or any Participating Holder of any of its obligations under this Agreement) and (ii) has not been cured by the Purchaser within twenty (20) days after the giving of written notice thereof from the Company.
9.2.    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect and no Party shall have any claim arising under this Agreement, except for the obligations of the parties contained in this Section 9.2 and in Section 7.3 (Disclosures), Section 10.1 (Expenses), Section 10.2 (Notices), Section 10.5(b) (Holder Representative), Section 10.10 (Governing Law; Jurisdiction; Waiver of Jury Trial) and Section 10.13 (Confidentiality), and except that nothing herein will relieve or release any Party from Liability or Losses for any willful breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.
Article X
MISCELLANEOUS
10.1.    Expenses. Whether or not the Merger and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Company, Purchaser and Merger Sub shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby; provided that (a) Purchaser, on the one hand, and the Participating Holders, on the other hand, shall each bear 50% of the fees and expenses of the Escrow Agent, and, for the avoidance of doubt, the 50% paid by the Participating Holders at Closing for the fees and expense of the Escrow Agent shall be considered “Transaction Expenses” under this Agreement; (b) the Participating Holders shall bear the fees and expenses of the Holder Representative in accordance with the terms of Section 10.5; and (c) Purchaser shall bear all fees and expenses of the Paying Agent.
10.2.    Notices.
(a)    All notices, requests, demands and other communications given hereunder (collectively, “Notices”) shall be in writing and delivered personally or by overnight courier to the Parties at the following addresses or sent by facsimile, with confirmation received, to the facsimile number specified below:
If to the Company at:

BeneVir Biopharm, Inc.
1330 Piccard Drive, Suite 101
Rockville, MD 20850
Attention:
Facsimile:
Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, MD 21202
Attention: William I. Intner
Facsimile: (410) 659-2701
Email: william.intner@hoganlovells.com

If to the Purchaser or Merger Sub at:
Janssen Biotech, Inc.
800/850 Ridgeview Drive
Horsham, PA 19044
Facsimile: (215) 325-4179

and
Johnson & Johnson Law Department
Attention: General Counsel, Pharmaceuticals
Office of the General Counsel
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Facsimile: (732) 524-2788
with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Christopher D. Comeau
Facsimile:
Email: christopher.comeau@ropesgray.com

If to the Holder Representative at:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile: (303) 623-0294
Telephone: (303) 648-4085
with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, MD 21202
Attention: William I. Intner
Facsimile: (410) 659-2701

Email: william.intner@hoganlovells.com

(b)    All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by facsimile (if confirmed by machine generated receipt), addressed in accordance with Sections 10.2(a). Each of the Parties shall hereafter notify the other in accordance with this Section 10.2 of any change of address or facsimile number to which Notices are to be sent.
10.3.    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
10.4.    Entire Agreement. This Agreement (including all schedules and exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the Parties hereto and/or their respective Affiliates, oral or written, with respect to the subject matter hereof and thereof.
10.5.    Appointment of Holder Representative.
(a)    By virtue of execution of a Letter of Transmittal, the adoption of this Agreement and the approval of the Merger by the Stockholders, the Participating Holders hereby appoint Shareholder Representative Services LLC to act as the Participating Holders’ true and lawful representative, attorney-in-fact, agent and proxy (the “Holder Representative”) under this Agreement and the agreements ancillary hereto, with full power and authority, including power of substitution, to take all actions on their behalf in connection with this Agreement and the agreements ancillary hereto, including acting in the name of and for and on behalf of such Participating Holders (i) to amend or waive any provision of this Agreement or the Escrow Agreement, (ii) to review and accept or dispute the Closing Balance Sheet pursuant to Section 4.2, (iii) to handle, control and resolve, including by compromise with the Purchaser and Merger Sub, all indemnification claims pursuant to Article VIII, and (iv) to do all other things and to take all other action under or related to this Agreement and the Escrow Agreement that the Holder Representative may consider necessary or proper to effectuate the transactions contemplated hereby and thereby and to resolve any dispute with the Purchaser over any aspect of this Agreement and, on behalf of such Participating Holders, to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Participating Holders as if such Participating Holders had personally entered into such an agreement. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Participating Holder or the occurrence of any other event or events. The Holder Representative may resign at any time.
(b)    The Holder Representative will incur no liability of any kind with respect to any action or omission by the Holder Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto (including the Escrow Agreement), except in the event of liability directly resulting from the Holder Representative’s gross negligence or willful misconduct. The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Participating Holders shall indemnify, defend and hold harmless the

Holder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Holder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Participating Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holder Representative by the Participating Holders, any such Representative Losses may be recovered by the Holder Representative from (i) the funds in the Representative Reimbursement Set-Aside, (ii) the Escrowed Funds only to the extent such funds are otherwise available for distribution to Participating Holders pursuant to this Agreement and the Escrow Agreement, and (iii) any Milestone Payments at such time as any such amounts would otherwise be distributable to the Participating Holders; provided, that while this section allows the Holder Representative to be paid from the aforementioned sources of funds, this does not relieve the Participating Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Participating Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Participating Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.
(c)    Each Participating Holder agrees that the Holder Representative may consult with counsel chosen by Holder Representative and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel. The Holder Representative may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to the Holder Representative hereunder and reasonably believed by the Holder Representative to be genuine and to have been signed or presented by the proper party or parties.
(d)    The Holder Representative shall have the full power to execute and deliver the Escrow Agreement and shall have all of the rights and shall perform all of the obligations of the Holder Representative as set forth in the Escrow Agreement and the Holder Representative shall have the exclusive right, power and authority, on behalf of all the Participating Holders, to pursue, defend, and settle any indemnification claims pursuant to Article VIII hereof and to do all things and to take all other actions the Holder Representative may consider necessary or proper to resolve any indemnification claims after the Closing Date.
(e)    The Purchaser may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder or under the Escrow Agreement and reasonably believed by the Purchaser to be genuine and to have been signed or presented by the Holder Representative as if such written notice, instruction or request had been furnished to it by all the Participating Holders.

(f)    Upon the written agreement or consent of the Participating Holders representing a majority of the Participating Holder Percentages, the Participating Holders shall be entitled to change the Holder Representative by delivery of a written notice to such effect to the Purchaser at any time, and the Participating Holders covenant and agree to designate a replacement Holder Representative as soon as practicable following the resignation or inability to serve of the then current Holder Representative.
(g)    Except for this Agreement, the Letters of Transmittal the Written Consent, the SRS Confidentiality Agreement and the SRS Engagement Letter, (i) the Holder Representative has not entered into (and will not after the date hereof, without the prior consent of Purchaser, enter into) any Contract with any Participating Holder that (A) affects the decision-making authority of the Holder Representative and (B) is directly and specifically related to the transactions contemplated by this Agreement and (ii) the Participating Holders do not have in any Contract with the Holder Representative any requirements, prerequisites or veto rights in connection with the Holder Representative’s fulfillment of its obligations or exercise of its rights under this Agreement. Notwithstanding the foregoing, this Section 10.5(g) shall not apply to any agreements entered into after the date hereof between the Holder Representative and one or more Participating Holders related to the Representative Reimbursement Set-Aside or otherwise pertaining to the funding of expenses incurred by the Holder Representative (e.g., agreements by Participating Holders to contribute additional funds to the Representative Reimbursement Set-Aside, expense contribution arrangements, etc.).
10.6.    Headings. The headings contained in this Agreement and in the schedules and exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.7.    Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Purchaser and/or Merger Sub may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or in a Rights Transfer Event to any Person and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as no such assignment shall limit, affect or relieve the assignor from any liability hereunder unless, in the case of a Rights Transfer Event, the acquirer in connection with such assignment agrees to assume all of Purchaser’s obligations under Section 4.7 in a writing enforceable by the Holder Representative. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties, their permitted successors and assignees and the Indemnified Parties (with the Indemnified Parties, with respect to Article VIII, and the D&O Indemnified Parties, with respect to Section 7.12, being express third party beneficiaries) and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder. Notwithstanding the anything in this Section 10.7 to the contrary, Section 10.5 (Holder

Representative) shall be binding upon, and enforceable by the Holder Representative against, the Participating Holders.
10.8.    Amendments, Modifications and Waivers. The Parties hereto may amend or modify this Agreement (a) prior to the Closing, only with a written instrument executed by the Purchaser and the Company or (b) after the Closing, only with a written instrument executed by the Purchaser and the Holder Representative. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) by the Purchaser in the case of a waiver by the Purchaser, (ii) by Merger Sub in the case of a waiver by Merger Sub, (iii) by the Company in the case of a waiver by the Company and (iv) by the Holder Representative in the case of a waiver by the Holder Representative. No waiver by any Party of any breach or violation of, or default under or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
10.9.    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
10.10.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement, and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of or relate to this Agreement, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and enforced in accordance with, and be subject to the remedies available under the internal laws of the State of Delaware, including its statutes of limitation, without regard to the conflicts of law principles of such state.
(b)    With respect to any suit, action or proceeding relating to this Agreement or the transactions contemplated hereby, whether sounding in contract, tort or otherwise (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware or any Delaware state court sitting in Wilmington, and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each Party irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section.
(c)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
10.11.    Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement, including obligations to deliver items to the other Party prior to the Closing, are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate. Further, each Party agrees that in any action for specific performance brought to enforce a Party’s obligations under this agreement, if specific performance or other equitable relief is granted, the Party obtaining such remedy or relief shall be entitled to be reimbursed for its reasonable expenses incurred in connection with such action, including its attorney’s fees and expenses.
10.12.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
10.13.    Confidentiality.
(a)    From the date of this Agreement until five (5) years following the earlier to occur of termination of this Agreement pursuant to Article IX or the Closing, each Party agrees to keep in confidence and not to disclose to any Third Party (other than an Affiliate of the Purchaser) any Confidential Information of any other Party without the prior written consent of the disclosing Party, except (i) pursuant to, and in order to carry out, the terms and objectives of or its rights and obligations under this Agreement or (ii) as expressly permitted by this Agreement. Following the Closing, the Holder Representative agrees to keep in confidence and not to disclose to any Third Party (which shall not include any Participating Holder; provided that such Participating Holder complies with the requirements set forth in Section 10.13(e)), without the prior written consent of the Purchaser, any Confidential Information of the Purchaser or the Company.
(b)    The restrictions on the disclosure of Confidential Information set forth in Section 10.13(a) and use of Confidential Information as set forth in Section 10.13(d) shall not apply to any Confidential Information that:
(i)    is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party;
(ii)    is in the public domain through no breach of this Agreement or the Confidentiality Agreement by the receiving Party;
(iii)    is subsequently disclosed to the receiving Party by a Third Party who is not to the receiving Party’s knowledge under an obligation of confidentiality to the disclosing Party;
(iv)    is developed by the receiving Party independently of information received from the disclosing Party.
The burden of proof that one of the above exceptions is true shall be with the receiving Party claiming such exception.
(c)    The confidentiality obligations contained in this Section 10.13 shall not apply to the extent that disclosure by the receiving Party of the disclosing Party’s Confidential Information is reasonably necessary for compliance (by the receiving Party or its Affiliates) with an applicable Law, regulation of a governmental agency or a court of competent jurisdiction; provided that, to the extent permitted under Law, the receiving Party shall first give prior written notice thereof to the disclosing Party such that the disclosing Party shall have an opportunity to seek a protective order limiting any such disclosure and such disclosure is limited to the extent actually required by such Law. The receiving Party shall be responsible for any breach of the provisions of this Section 10.13, by such Party’s Affiliates who receive Confidential Information from the disclosing Party.

(d)    From the date of this Agreement until five (5) years following the earlier to occur of termination of this Agreement pursuant to Article IX or the Closing, each Party shall use the Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other Representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party.
(e)    Notwithstanding the foregoing and for the avoidance of doubt, (i) the Holder Representative may disclose Confidential Information to legal counsel and other advisors and Representatives under an obligation of confidentiality and non-use substantially similar to the terms of this Section 10.13 in their capacity as such (for the purpose of advising the Holder Representative in connection with this Agreement), (ii) the Holder Representative (or legal counsel or other advisors or Representatives to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information solely as required in any Proceeding or investigation by a Governmental Entity relating to this Agreement or the transactions contemplated hereby and (iii) the Holder Representative may disclose to any Participating Holder any information disclosed to the Holder Representative subject to such Participating Holder agreeing in writing to restrictions on the disclosure and use of such information consistent with the restrictions to which the Holder Representative is subject.
(f)    The Company acknowledges and agrees that the Purchaser and its Affiliates may presently have internal development programs relating to the subject matter of the Confidential Information, or may undertake such development programs at a future date, or may receive information on the same or related subject matter from third parties, and may develop and commercialize products and/or services relating to such subject matter independently or in cooperation with such third parties. Nothing contained in this Agreement shall be construed to impose on either Party any restriction, duty or obligation concerning the Confidential Information disclosed hereunder other than that of non-disclosure and non-use as expressly provided in this Section 10.13.
(The remainder of this page has been intentionally left blank; signature pages follow.)

IN WITNESS WHEREOF, the Purchaser, Merger Sub, the Company and the Holder Representative have duly executed and delivered this Agreement as of the day and year first above written.
JANSSEN BIOTECH, INC.

By: /s/ Thomas Cavanaugh
Name:    Thomas Cavanaugh
Title:    Vice President

[Signature Page to Merger Agreement]

DOGFISH MERGER SUB, INC.
By: /s/ Thomas Cavanaugh
Name:    Thomas Cavanaugh
Title:    Vice President

[Signature Page to Merger Agreement]

BENEVIR BIOPHARM, INC.
By: /s/ Matthew Mulvey
Name:    Matthew Mulvey
Title:    Chief Executive Officer

[Signature Page to Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative
By: /s/ Sam Riffe
Name:    Sam Riffe
Title:    Executive Director

[Signature Page to Merger Agreement]

EXHIBIT A
____________________________
CERTIFICATE OF MERGER
of
DOGFISH MERGER SUB, INC.
with and into
BENEVIR BIOPHARM, INC.
____________________________

[•], 2018

Pursuant to the provisions of Section 251(c) of the Delaware General Corporation Law (the “DGCL”), BeneVir Biopharm, Inc. a Delaware corporation (the “Company”), in connection with the merger of Dogfish Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies that:

FIRST: Each of the Company and Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: The Agreement and Plan of Merger, dated as of May 1, 2018 (the “Merger Agreement”), by and among Janssen Biotech, Inc., a Pennsylvania corporation, Merger Sub, the Company and certain other parties thereto, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL (and has been adopted and approved by the written consent of their respective stockholders in accordance with Section 228 of the DGCL).

THIRD: The Company is the surviving corporation of the Merger, and the name of the surviving corporation shall be “BeneVir Biopharm, Inc.”

FOURTH: The Merger is to become effective as of the time of filing of this Certificate of Merger (the “Effective Time”).

FIFTH: Upon the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

SIXTH: The executed Merger Agreement is on file at the office of the Company located at 1330 Piccard Drive, Suite 101, Rockville, MD 20850.

SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of the constituent companies.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger, this ___ day of ________________, 2018.

BENEVIR BIOPHARM, INC.

By: ___________________________
                    Name:
Title:

[Signature Page to Certificate of Merger]

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BENEVIR BIOPHARM, INC.

1.	The name of the corporation is: BeneVir Biopharm, Inc.

2.
The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock, which the corporation shall have authority to issue is 100 shares of common stock, par value $.01 per share.

5.	The corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the corporation.

7.
To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, not director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or stockholders. Neither the amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of officer of the corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.	Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

EXHIBIT B

BeneVir Biopharm, Inc.
1330 Piccard Drive, Suite 101
Rockville, MD 20850

Option Surrender Agreement

[•], 2018

Dear BeneVir Biopharm Option Holder:

On May 1, 2018, BeneVir Biopharm, Inc., a Delaware corporation (the “Company”), Janssen Biotech, Inc., a Pennsylvania corporation (“Purchaser”), and Dogfish Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Shareholder Representative Services, LLC, solely in its capacity as the Holder Representative (as defined in the Merger Agreement, hereinafter the “Holder Representative”) entered into a Merger Agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, the proposed merger (the “Merger”) of Merger Sub with and into the Company is expected to be consummated and become effective on or about [•], 2018, subject to certain conditions to the closing of the Merger. The effective time of the Merger is referred to below as the “Effective Time.” Terms used in this Option Surrender Agreement (this “Agreement”) that are capitalized and not otherwise defined in context will have the meanings given to them in the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex I.

For purposes of this Agreement, a “Company Option” is an Option to purchase Company Common Stock that is outstanding as of the Effective Time (whether vested or unvested). In connection with the Merger, at the Effective Time, each Company Option shall be canceled and extinguished at the Effective Time and shall be converted into the right to receive payment in the following amounts (such aggregate amount, the “Company Option Consideration”), subject to the terms and conditions of the Merger Agreement:

(i) an amount equal to the product of (1) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Option multiplied by (2) the excess, if any, of (a) the Company Equity Per Share Amount over (b) the per share exercise price of such Company Option (the “Company Option Closing Consideration”); and

(ii) in each case, when, if and to the extent payable, (1) an amount equal to each Company Milestone Payment Per Share Amount, plus (2) an amount equal to the Company Adjustment Per Share Amount, plus (3) an amount equal to the Company Escrow Release Per Share Amount, plus (4) an amount equal to the Company Representative Reimbursement Set-Aside Release Per Share Amount.

The Company Option Consideration will be paid by the Surviving Corporation or, if applicable, through the Surviving Corporation’s payroll system and will be reduced by the sum of (i) any applicable tax withholding required under any provision of U.S., state, local or foreign tax law; and (ii) any other reductions, adjustments and contingencies, as described in the Merger Agreement.

Listed in the enclosed report incorporated hereto as Annex II are all the Company Options held by the undersigned according to the Company’s records immediately prior to the Effective Time (the “Listed Options”).

By signing this Agreement below, the undersigned acknowledges and agrees as follows:

a)
Other than the Listed Options, listed on Annex II, the undersigned holds no Company Options and no contractual rights to be granted Company Options, in either case, representing the right to purchase Company Common Stock, or any other instrument that is settled or exercisable for Company Common Stock.

b)
The undersigned agrees that the number of Company Options set forth on Annex II accurately and fairly represents all Company Options to which the undersigned is or was entitled as of the Effective Time, whether vested or unvested.

c)
The undersigned represents and warrants (i) that the undersigned owns the Listed Options, free and clear of all liens, claims, restrictions, pledges, security interests and encumbrances, (ii) that there is no contractual obligation pursuant to which the undersigned has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the undersigned’s Listed Options, (iii) the undersigned has full power and authority to perform the obligations of the undersigned under this Agreement, and that, if applicable, such matters have been duly authorized by all necessary action (corporate or otherwise) on the part of the undersigned, (iv) the undersigned is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in connection with the execution and delivery of this Agreement, and (v) there are no actions, suits or proceedings pending or, to the undersigned’s knowledge, threatened against the undersigned at law or in equity, or before any Governmental Entity, that would adversely affect the undersigned’s performance under this Agreement or the consummation of the transactions contemplated hereby.

d)
Each of the obligations of the undersigned under this Agreement constitute legal, valid and binding obligations of the undersigned, enforceable against the undersigned in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

e)
Neither the execution, delivery or performance by the undersigned of its obligations under this Agreement, nor the consummation of the transactions contemplated by the Merger Agreement: (i) shall result in a material breach or violation of, or default under any contractual obligation of the undersigned, or (ii) materially violate any Law or other legal restriction to which the undersigned is subject.

f)
Subject to consummation of the Merger, the undersigned will be or is entitled to receive, with respect to the undersigned’s Listed Options, only the Company Option Consideration, less applicable Transaction Payroll Taxes as of the date of such payment.

g)
At the Effective Time, all of the undersigned’s Company Options will be or were cancelled, terminated and extinguished and (except for the right to receive the Company Option Consideration as described above) be or are of no further force or effect.

h)
Each contract, agreement, or arrangement (other than this Agreement) concerning all of the undersigned’s Company Options shall be or were terminated effective as of, and conditioned on, the Closing, and the undersigned shall execute and deliver, or cause to be executed and delivered, any further documentation reasonably requested by the Company or Purchaser to give effect to or evidence the foregoing.

i)
Payments to be made to the undersigned are subject to the terms of (i) the Merger Agreement and (ii) an escrow agreement, entered into as of the Closing Date by and among Purchaser, the Holder Representative and JPMorgan Chase Bank, National Association, as the escrow agent (the “Escrow Agreement”), and the undersigned will be bound and abide by the provisions of the Merger Agreement (including, without limitation, Section 4.4(b) (Withholding), Article VIII (Indemnification) and Section 10.5 (Holder Representative) thereof), the Escrow Agreement and this Agreement.

j)
Certain deductions will be or were made from the Closing Consideration under the Merger Agreement at the Effective Time to satisfy the discharge of the Company’s Indebtedness (if any), Transaction Expenses, certain Transaction Closing Payroll Taxes, and to fund the Indemnity Escrow Deposit and the Representative Reimbursement Set-Aside. Such deductions were used to calculate the Company Option Consideration to which each such holder of Company Options is entitled in accordance with Section 2.2(f)(ii) of the Merger Agreement.

k)
After the Closing, Purchaser may be entitled to make an additional deduction from the Closing Consideration under the Merger Agreement due to any adjustment required pursuant to Section 4.3 of the Merger Agreement.

l)
After the Closing, Milestone Payments may be payable by Purchaser for disbursement to the Participating Holders, pursuant to Sections 2.2(f)(ii) and 4.7 of the Merger Agreement, in the event that the Surviving Corporation successfully achieves a Milestone by accomplishing the applicable Development Milestone Event or Commercial Milestone Event for such Milestone which determination shall be made as set forth in the Merger Agreement. Prior to disbursement to the Participating Holders, Additional Transaction Expenses, if any, and applicable Transaction Post-Closing Payroll Taxes, if any, will be deducted from the Milestone Payments. You hereby acknowledge that the Milestone Payments are dependent on a variety of factors set forth in the Merger Agreement and that it is possible that the Milestone Payments may never be made by Purchaser. Subject to and in accordance with Section 8.9 of the Merger Agreement, Milestone Payments which were previously unpaid are also subject to Purchaser’s rights of setoff to satisfy its indemnification claims against Participating Holders under Section7.5(a) and Article VIII of the Merger Agreement.

m)
The undersigned has received and had the opportunity to review a copy of the Merger Agreement and has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Merger Agreement and this Agreement and has consulted with (or has had the opportunity to but has decided not to consult) the undersigned’s own legal, accounting, tax and financial advisors regarding this Agreement and the Merger Agreement.

n)
The undersigned understands that $17,500,000 of the proceeds of the Merger (the “Indemnity Escrow Deposit”) will be deposited into the Escrow Account to secure certain indemnification obligations and Closing Consideration adjustments related to Company cash under the Merger Agreement, and $250,000 of the proceeds of the Merger (the “Representative Reimbursement Set-Aside”) will be deposited to an account designated by the Holder Representative to secure expenses of the Holder Representative in its capacity to act on the undersigned’s behalf and on behalf of the other Participating Holders, pursuant to Section 10.5 of the Merger Agreement, with regard to all matters pertaining to indemnification claims under the Merger Agreement, including to defend, compromise or settle any such claim, among other matters.

o)
Fifteen (15) months after the Closing, Purchaser and Holder Representative will instruct the Escrow Agent to deposit with the Paying Agent, for disbursement to the Participating Holders, the then-remaining amount left in the Escrow Account minus any portion of the Indemnity Escrow Deposit (as defined below) subject to pending claims for indemnification under Section 7.5(a) or Article VIII of the Merger Agreement and any adjustment pursuant to Section 4.3 of the Merger Agreement, if any and only to the extent not already paid. Any remaining portion of the Indemnity Escrow Deposit, after payment and satisfaction of any and all pending claims for indemnification pursuant to Section 7.5(a) or Article VIII of the Merger Agreement and any previously unpaid adjustment, if any, required pursuant to Section 4.3 of the Merger Agreement, shall be deposited as follows: (i) the portion of any such amount payable to the Stockholders shall be released to the Paying Agent by the Escrow Agent for disbursement to the Participating Holders and (ii) the portion of any such amount payable to the holders of Company Options shall be released by the Escrow Agent to the Surviving Corporation for disbursement to the holders of such Company Options. For purposes of this subsection (o), any disbursements made to the Participating Holders shall be in accordance with the Merger Agreement, the Escrow Agreement and any applicable Plan or Contracts to which the Company is subject, bound or a party (“Company Contract”), and shall be subject to any applicable withholding.

p)
The Representative Reimbursement Set-Aside will terminate in the sole discretion of the Holder Representative in accordance with the terms and conditions of the Merger Agreement (the “Holder Representative Reserve Termination Date”). Any amounts remaining in the Representative Reimbursement Set-Aside (if any), less any losses, fees, costs or expenses incurred by the Holder Representative in connection with its services as Holder Representative, shall be disbursed to the Participating Holders, in accordance with the Merger Agreement and any applicable Plan or Company Contract, subject to any applicable withholding, promptly after the Representative Reimbursement Set-Aside Termination Date.

q)
Pursuant to Article VIII of the Merger Agreement, amounts may be deducted from the Escrow Account maintained pursuant to the Escrow Agreement for indemnification obligations of the Company due to breaches by the Company of certain provisions of the Merger Agreement and other certificates and documents delivered by the Company in connection therewith. For Losses arising out of or relating to (i) claims based upon breaches of covenants by the Company under the Merger Agreement or any certificate, agreement or other document delivered by the Company in connection with the Merger Agreement, (ii) claims based upon fraud by the Company in connection with the Merger Agreement, the Merger or the other transactions contemplated thereby, (iii) claims based upon breaches of any Company Fundamental Representations, (iv) claims based upon breaches by the undersigned of any of its representations or covenants included in this Agreement, (v) disputes in connection with the allocation of the Merger Consideration or Company Option Consideration, and (vi) indemnification for pre-Closing Taxes of the Company or claims based upon breaches of Section 7.5 of the Merger Agreement, the undersigned may be obligated up to the total amount of the Merger Consideration and Company Option Consideration actually paid to the undersigned (including by reduction or offset of your respective portion of the Milestone Payments which were previously unpaid).

r)	Effective upon the Closing, except with respect to a claim arising out of the Merger Agreement, the Escrow Agreement and all other ancillary agreements, documents or instruments to be delivered in connection with the Merger Agreement or therewith, the undersigned hereby unconditionally and irrevocably waives, fully releases and forever discharges any of the Company, Purchaser, the Surviving Corporation and their past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and Affiliates (the “Released Parties”) from any and all Liabilities and Actions of any kind or nature whatsoever arising from, in connection with, or related to your standing, status or capacity as a direct or indirect holder of equity interests of the Company, in each case whether absolute or contingent, liquidated or unliquidated and known or unknown (the “Claims”) with respect to facts and circumstances existing at or prior to the Effective Time that have been or could be asserted against a Released Party, and upon your receipt of the amounts required to be paid to you by the Surviving Corporation (on behalf of the Purchaser) pursuant to the terms (and subject to the conditions) of the Merger Agreement, the undersigned covenants not to (i) sue or (ii) participate in any civil action against, any of the Released Parties with respect to such Claims and shall not seek to recover any amounts in connection therewith or thereunder from such Released Parties. Such released Liabilities shall include any right to recover against the Released Parties for any indemnification claims made against or paid by the undersigned pursuant to Article VIII of the Merger Agreement. The undersigned understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties arising from, in connection with, or related to your standing, status or capacity as a direct or indirect holder of equity interests of the Company, except as expressly set forth in this subsection (r). For the avoidance of doubt, the foregoing release shall not apply and none of the following shall be released by the undersigned: (A) if the undersigned is an employee of the Company, Claims for any benefit, wages or salary earned by the undersigned arising out of or related to the undersigned’s employment by the Company to the extent earned and unpaid (other than in respect of any option to purchase Company Common Stock that may have been promised to the undersigned but that was not granted by the Company), (B) Claims and rights for indemnification and reimbursement by the Company under the charter, bylaws and under any indemnification agreement entered into by the Company and the undersigned and (C) the undersigned’s Claims as a customer or licensor of the Company. To the extent permitted by applicable Law, the undersigned expressly waives the benefit of any Law, which, if applied to the release set forth above, would otherwise exclude from its binding effect any Claim not known by the Released Parties at the Effective Time to exist. Without limiting the foregoing, if the undersigned is a resident of the State of California, the undersigned acknowledges that the undersigned has read Section 1542 of the Civil Code of the State of California, which states in full: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The undersigned expressly waives any right which the undersigned has or may have under Section 1542 to the full extent that the undersigned may lawfully waive such rights pertaining to the release set forth in this subsection (r). The undersigned represents that the undersigned is not aware of any Claim by the undersigned other than the Claims that are waived, released and forever discharged by this subsection (r). For the avoidance of doubt, the release set forth in this subsection (r) is an integral part of the Merger and the transactions contemplated by the Merger Agreement and, without such release, Purchaser would not have entered into the Merger Agreement.

s)
The undersigned hereby acknowledges, ratifies and agrees to the appointment of Shareholder Representative Services LLC as the Holder Representative, and any successor Holder Representative, in accordance with the terms and conditions of Section 10.5 of the Merger Agreement. The undersigned further agrees that the Holder Representative is an express and intended third-party beneficiary of, and is entitled to rely on, this Agreement in consummating the transactions contemplated by, and acting as the Holder Representative in accordance with, the Merger Agreement.

In order to receive the Company Option Consideration, after carefully reviewing the contents of this Agreement, the undersigned must sign and return it as soon as possible to the address set forth below. If this Agreement is not fully and accurately completed, payment in respect of Company Options may be delayed.

By Mail or Overnight Courier:

BeneVir Biopharm, Inc.
Attention: [•]
1330 Piccard Drive, Suite 101
Rockville, MD 20850
Tel.: [•]

Miscellaneous.

a)
This Agreement shall become effective only upon (i) execution of the Merger Agreement by all parties thereto and (ii) execution of this Agreement by the undersigned; provided, however, that the provisions of this Agreement that, by their terms, are effective upon the Closing or at any other time, shall become effective at such time. Neither this paragraph nor any other provision in this Agreement can be waived, amended, changed, modified, terminated or assigned except by written consent of the Company, on the one hand, and the undersigned, on the other hand, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver, amendment, change, modification, termination or assignment. This Agreement (including the annex hereto) shall be binding upon and shall inure to the benefit of the undersigned hereto and its respective successors and permitted assigns.

b)
This Agreement shall be governed by, and construed in accordance with, the substantive Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof. The undersigned consents to the exclusive jurisdiction of the federal and state courts located in the State of Maryland for the resolution of all disputes or controversies with the Released Parties or otherwise arising out of this Agreement or the transactions contemplated in this Agreement. The undersigned: (i) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement or the transactions contemplated in this Agreement; (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iii) agrees that service of any court paper or other legal process may be made by the personal delivery of copies or such court papers or process in the manner provided for notices in subsection (c) below or in such other manner as may be provided under applicable Laws or court rules governing service of process. THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

c)	All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by electronic mail, a nationally recognized overnight courier or personal delivery to the addresses indicated above in the case of the Company or as set forth below in the case of the undersigned, or to such other addresses as shall be designated from time to time by the Company or the undersigned so specified in writing.

d)	This Agreement shall immediately terminate and be of no further force and effect upon the termination of the Merger Agreement pursuant to Article IX of the Merger Agreement.

e)	Any inquiries regarding the Merger should be directed to:

BeneVir Biopharm, Inc.
Attention: [•]
1330 Piccard Drive, Suite 101
Rockville, MD 20850
Tel.: [•]
Email: [•]

[Signature Page Follows]

BENEVIR BIOPHARM, INC.
By:
Name:
Title:

[Signature Page to Option Surrender Agreement]

AGREEMENT AND ACKNOWLEDGMENT:

I hereby agree and acknowledge the foregoing:

Signature:

Name (please type or print):

Date:

Notice Address:

Email Address:

Annex I

Merger Agreement

Annex II

Listed Options

Option Holder Name	Total Number of Company Options
[•]	[•]

EXHIBIT C

Letter of Transmittal to Surrender Shares of
Company Common Stock and Company Preferred Stock of
BeneVir Biopharm, Inc.

This Letter of Transmittal is being delivered to you, as a record holder of shares of common stock, par value $0.001 per share, of BeneVir Biopharm, Inc., a Delaware corporation (the “Company”) (“Company Common Stock”), shares of Series A-1 Convertible Preferred Stock, $0.001 par value per share, of the Company (“Series A-1 Preferred Stock”) and/or shares of Series A-2 Convertible Preferred Stock, $0.001 par value per share, of the Company (“Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Company Preferred Stock” and the shares of Company Common Stock and Company Preferred Stock collectively, the “Shares”) of the Company in connection with the merger (the “Merger”) of Dogfish Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Company. Pursuant to the Agreement and Plan of Merger dated as of May 1, 2018, among Janssen Biotech, Inc. (the “Purchaser”), Merger Sub, the Company and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative (the “Merger Agreement”), effective as of the Closing (as defined in the Merger Agreement) the Company’s outstanding Shares have been converted into the right to receive the applicable Merger Consideration (as defined in the Merger Agreement) set forth in Section 2.2(f)(i) of the Merger Agreement net of any withholding taxes that is payable to you pursuant to the Merger Agreement (“Net Merger Consideration”). Capitalized terms that are used and not defined in this Letter of Transmittal have the meanings given to them in the Merger Agreement.

In order to exchange your Shares for the Net Merger Consideration, you must deliver this Letter of Transmittal, properly completed and duly signed, and the certificate(s) representing your Shares (the “Certificate(s)”).

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY AND THEN COMPLETE AND RETURN THIS LETTER OF TRANSMITTAL AND OTHER REQUIRED MATERIALS ONLINE OR BY HAND DELIVERY, REGISTERED MAIL, OR OVERNIGHT COURIER (WE RECOMMEND RETURN RECEIPT REQUESTED AND INSURED), TO:

Online through the J.P. Morgan Escrow Services Portal:
If the Company allows it, you may receive access to the online J.P. Morgan Escrow Services Portal. If you do not require a Medallion Signature Guarantee (see instructions), you may e-sign your Letter of Transmittal through the Portal. If you do not e-sign your Letter of Transmittal through the Portal, you must submit through one of the below methods. (Note: We do not accept Certificates through the Portal - any Certificates must be submitted through one of the below methods.)

By Registered Mail or Overnight Courier:
JPMorgan Chase Bank, N.A.
4 Chase Metrotech Center, 3rd Floor
Brooklyn, New York 11245-00001
Attention: Escrow Department

By Hand Delivery:
JPMorgan Chase Bank, N.A.
4 Chase Metrotech Center, 1st Floor
Window # 5
Brooklyn, New York 11245-00001
Attention: Escrow Department
(Use Willoughby Street Entrance)

Delivery of this Letter of Transmittal other than as set forth above does not constitute a valid delivery. No alternative, conditional or contingent submissions will be accepted.

For instructions on how to complete the Letter of Transmittal, please review the Instructions and Presentation Checklist and confirm that all applicable steps have been taken.

NOTES

Inquiries regarding the Letter of Transmittal should be directed to:

•	JPMorgan Chase Bank, N.A., as paying agent (the “Paying Agent”)
1-800-318-5202 or 1-212-344-0358 (hours of operation: M-F 8:30am-4:30pm EST)
or
paying.agency.inquiries@jpmchase.com

•	Inquiries regarding the Merger should be directed to:
[BeneVir Biopharm, Inc.
1330 Piccard Drive, Suite 101
Rockville, MD 20850]

[phone]
or
[email]

•
Subject to the terms and conditions of Section 4.1(b) of the Merger Agreement, payment of the Net Merger Consideration pursuant to Section 2.2(f)(i)(1)(A) and (B) and Section 2.2(f)(i)(2)(A) and (B) of the Merger Agreement will be made after receipt by the Paying Agent of a properly completed Letter of Transmittal, IRS tax form, and Certificate(s) (if applicable) along with any additional documentation that the Paying Agent may reasonably require in order to make payment.

ACKNOWLEDGEMENTS AND AGREEMENTS

In connection with and effective upon the Closing of the Merger, the undersigned herewith delivers this Letter of Transmittal in exchange for the Net Merger Consideration payable in respect of the undersigned’s Shares pursuant to the Merger Agreement and authorizes the cancellation of the Shares. By delivery of this Letter of Transmittal to the Paying Agent, the undersigned hereby irrevocably (i) forever waives and agrees not to assert any dissenter's rights, appraisal rights or any similar rights under Delaware law regarding any Shares owned by the undersigned or that the undersigned has the right to purchase, (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to such Shares and (iii) acknowledges that, upon receipt of the Net Merger Consideration, in accordance with the Merger Agreement, the undersigned has received full payment to which the undersigned is entitled with respect to all the undersigned’s Shares.

By signing this Letter of Transmittal below, the undersigned acknowledges and agrees as follows:

a)
other than the Shares listed herein, the undersigned holds no Shares or any other instrument that is settled or exercisable for Shares, or the right to purchase shares of the Company, other than Company Options or, solely with respect to Pansend Life Sciences, LLC, the Convertible Notes;

b)
the undersigned represents and warrants (i) that the undersigned owns the undersigned’s Shares free and clear of all Liens other than (A) restrictions on transfer under federal and state securities laws or (B) Liens created under the Merger Agreement and other agreements entered into in connection therewith, and (ii) that, other than the Company’s Organizational Documents, there is no contractual obligation pursuant to which the undersigned has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the undersigned’s Shares;

c)
the undersigned hereby represents and warrants that the undersigned has full power and authority to perform the obligations of the undersigned under this Letter of Transmittal, and that, if applicable, such matters have been duly authorized by all necessary action (corporate or otherwise) on the part of the undersigned. Each of the obligations of the undersigned under this Letter of Transmittal constitute legal, valid and binding obligations of the undersigned, enforceable against the undersigned in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). In the event that the undersigned is not an individual, the undersigned is duly organized and validly existing under the Laws of the jurisdiction of its organization. Neither the execution, delivery or performance by the undersigned of its obligations under this Letter of Transmittal, nor the consummation of the transactions contemplated by the foregoing: (i) shall result in a breach or violation of, or default under the undersigned’s charter, bylaws, limited partnership agreement, limited liability company agreement, trust or other organizational documents (in the event that the undersigned is not an individual), (ii) shall result in a material breach or violation of, or default under any contractual obligation of the undersigned to which the Shares are bound or affected or (iii) materially violate any Law or other legal restriction to which the undersigned is subject. The undersigned is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in connection with the execution and delivery of this Letter of Transmittal. There are no actions, suits or proceedings pending or, to the undersigned’s knowledge, threatened against the undersigned at law or in equity, or before any Governmental Entity, that would adversely affect the undersigned’s performance under this Letter of Transmittal or the consummation of the transactions contemplated hereby;

d)	subject to consummation of the Merger, the undersigned will be or is entitled to receive, with respect to the undersigned’s Shares, only the Net Merger Consideration;

e)
at the Effective Time, all of the undersigned’s Shares will be or were cancelled, terminated and extinguished and (except for the right to receive the Net Merger Consideration, as described above) be or are of no further force or effect;

f)
the undersigned hereby agrees that each contract, agreement, or arrangement (other than this Letter of Transmittal) concerning all of the undersigned’s Shares shall be terminated effective as of, and conditioned on, the Closing, and the undersigned shall execute and deliver, or cause to be executed and delivered, any further documentation reasonably requested by the Paying Agent or Purchaser to give effect to or evidence the foregoing;

g)
the undersigned hereby expressly agrees that payments to be made to the undersigned are subject to the terms of (i) the Merger Agreement and (ii) an escrow agreement, entered into as of the Closing Date, by and among Purchaser, the Holder Representative and JP Morgan Chase Bank, National Association, as the escrow agent (the “Escrow Agreement”), and the undersigned acknowledges that the undersigned will be bound and abide by the provisions of the Merger Agreement (including, without limitation, Section 4.4(b) (Withholding), Article VIII (Indemnification) and Section 10.5 (Holder Representative), thereof), the Escrow Agreement and this Letter of Transmittal. The undersigned understands that certain deductions will be or were made from the Closing Consideration under the Merger Agreement at the Effective Time to satisfy the Transaction Expenses, Change of Control Payments, certain Transaction Closing Payroll Taxes, and to fund the Indemnity Escrow Deposit and the Representative Reimbursement Set-Aside. Such deductions were used to calculate the Net Merger Consideration to which each such holder of Shares is entitled in accordance with Sections 2.2(f)(i) and 4.1 of the Merger Agreement;

h)
after the Closing, Purchaser may be entitled to make an additional deduction from the Closing Consideration under the Merger Agreement due to any adjustment required pursuant to Section 4.3 of the Merger Agreement;

i)
you (i) have received and had the opportunity to review a copy of the Merger Agreement and have had an opportunity to ask questions and receive answers concerning the terms and conditions of the Merger Agreement and this Letter of Transmittal, (ii) hereby acknowledge that you have adequate information concerning the business and financial condition of the Company to make an informed and adequate decision regarding the Merger independently without reliance on the Company or any other Person and have made your own analysis and decision to approve the Merger and the Merger Agreement and to execute this Letter of Transmittal, (iii) have consulted with (or have had the opportunity to but have decided not to consult) your own legal, accounting, tax and financial advisors regarding this Letter of Transmittal and the Merger Agreement and (iv) hereby acknowledge that neither the Company, Purchaser nor any other party has made any representation or warranty to you, if you are a former holder of Company Options intended to be incentive stock options, with respect to the amount reportable upon a disqualifying disposition of the underlying shares of Company stock;

j)
you understand that $17,500,000 of the proceeds of the Merger (the “Indemnity Escrow Deposit”) will be deposited into the Escrow Account to secure certain indemnification obligations and adjustments under the Merger Agreement, and $250,000 of the proceeds of the Merger (the “Representative Reimbursement Set-Aside”) will be deposited in an account designated by the Holder Representative to secure expenses of the Holder Representative in its capacity to act on your behalf and on behalf of the other Participating Holders, pursuant to Section 10.5 of the Merger Agreement, with regard to all matters pertaining to indemnification claims under the Merger Agreement, including to defend, compromise or settle any such claim, among other matters;

k)
you understand that, fifteen (15) months after the Closing, Purchaser and the Holder Representative will instruct the Escrow Agent to deposit with the Paying Agent, for disbursement to the Participating Holders, the then-remaining amount left in the Escrow Account minus any portion of the Indemnity Escrow Deposit subject to pending claims for indemnification under Section 7.5(a) or Article VIII of the Merger Agreement and any adjustment required pursuant to Section 4.3 of the Merger Agreement, if any and only to the extent not already paid. Any remaining portion of the Indemnity Escrow Deposit, after payment and satisfaction of any and all pending claims for indemnification pursuant to Section 7.5(a) or Article VIII of the Merger Agreement and any previously unpaid adjustment, if any, required pursuant to Section 4.3 of the Merger Agreement, shall be deposited to the Paying Agent, by the Escrow Agent for disbursement to the Participating Holders. For purposes of this subsection (k), any disbursements made to the Participating Holders shall be in accordance with the Merger Agreement, the Escrow Agreement and any applicable Company Plan or Contract to which the Company is subject, bound or a party (“Company Contract”), and shall be subject to any applicable withholding;

l)
the Representative Reimbursement Set-Aside will be distributed by the Holder Representative to the Participating Holders in its sole discretion in accordance with the terms and conditions of the Merger Agreement (the “Representative Reimbursement Set-Aside Termination Date”). Any amounts remaining in the Representative Reimbursement Set-Aside (if any), less any out-of-pocket expenses incurred by the Holder Representative in connection with its services as Holder Representative, shall be disbursed to the Participating Holders, in accordance with the Merger Agreement and any applicable Company Plan or Company Contract, subject to any applicable withholding, promptly after the Representative Reimbursement Set-Aside Termination Date;

m)
pursuant to Article VIII of the Merger Agreement, amounts may be deducted from the Escrow Account maintained pursuant to the Escrow Agreement for indemnification obligations of the Company due to breaches by the Company of certain provisions of the Merger Agreement. For Losses arising out of or relating to (i) claims based upon fraud by the Company in connection with the Merger Agreement, the Merger or the other transactions contemplated thereby, (ii) claims arising out of any breach of a Company Fundamental Representation (in each case, as defined in the Merger Agreement), (iii) claims based upon breaches by the Company of any of its covenants under the Merger Agreement or in any certificate, agreement or other document delivered by the Company in connection therewith,

(iv) claims based upon breaches by you of any of your representations or covenants included in this Letter of Transmittal or your Option Surrender Agreement, if any, (v) certain stockholder claims in respect of appraisal or dissenters rights that may arise in connection with the Merger, or (vi) indemnification for pre-Closing Taxes or in respect of breaches of a tax-related representation or covenant set forth in the Merger Agreement (including in Section 7.5), you may be obligated up to the total amount of the Merger Consideration actually paid to you (including by offset or reduction of your respective portion of the Milestone Payments which were previously unpaid);

n)
effective upon the Closing, except with respect to a claim arising out of the Merger Agreement, the Escrow Agreement, and all other ancillary agreements, documents or instruments to be delivered in connection with the Merger Agreement or therewith, you hereby unconditionally and irrevocably waive, fully release and forever discharge the Company, Purchaser, the Surviving Corporation and their past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and Affiliates (the “Released Parties”) from any and all Liabilities and Actions of any kind or nature whatsoever arising from, in connection with, or related to your standing, status or capacity as a current or former employee, service provider or direct or indirect holder of equity interests or indebtedness of the Company, in each case whether absolute or contingent, liquidated or unliquidated and known or unknown (the “Claims”), and upon your receipt of the amounts required to be paid to you by the Paying Agent at Closing (on behalf of the Purchaser) pursuant to the terms (and subject to the conditions) of the Merger Agreement, you covenant not to (i) sue or (ii) participate in any civil action against, any of Released Parties with respect to such Claims and shall not seek to recover any amounts in connection therewith or thereunder from such Released Parties. Such released Liabilities shall include any right to recover against the Released Parties for any indemnification claims made against or paid by you pursuant to Article VIII of the Merger Agreement. You understand that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties arising from, in connection with, or related to your standing, status or capacity as a current or former employee, service provider or direct or indirect holder of equity interests or indebtedness of the Company, except as expressly set forth in this subsection (n). For the avoidance of doubt, the foregoing release shall not apply and none of the following shall be released by you: (A) if you are an employee of the Company, Claims for any benefit, wages or salary earned by you arising out of or related to your employment by the Company to the extent earned and unpaid (other than in respect of any option to purchase Company Capital Stock that may have been promised to you but that was not granted by the Company), (B) Claims and rights for indemnification and reimbursement by the Company under the Charter, bylaws and under any indemnification agreement entered into by the Company and you and (C) your Claims as a customer or licensor of the Company, including, without limitation, under any contract between you and the Company related to your status as a customer or licensor of the Company (“Commercial Arrangements”), provided that you shall be subject to the no-circular recovery provisions set forth in Section 8.8 of the Merger Agreement. To the extent permitted by applicable Law, you expressly waive the benefit of any Law, which, if applied to the release set forth above, would otherwise exclude from its binding effect any Claim not known by the Released Parties at the Effective Time to exist. Without limiting the foregoing, if you are a resident of the State of California, you acknowledge that you have read Section 1542 of the Civil Code of the State of California,

which states in full: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You expressly waive any right which you have or may have under Section 1542 to the full extent that you may lawfully waive such rights pertaining to the release set forth in this subsection (n). You represent that you are not aware of any Claim by you other than the Claims that are waived, released and forever discharged by this subsection (n). The release set forth in this subsection (n) is an integral part of the Merger and the transactions contemplated by the Merger Agreement and, without such release, none of the Company, Purchaser or Merger Sub would have entered into the Merger Agreement;

o)
you understand that, after the Closing, Milestone Payments may be payable by Purchaser for disbursement to the Participating Holders, pursuant to Sections 2.2(f)(i) and Section 4.7 of the Merger Agreement, in the event that the Surviving Corporation successfully achieves a Milestone, which determination shall be made as set forth in the Merger Agreement. Prior to disbursement to the Participating Holders, Additional Transaction Expenses, if any and Transaction Post-Closing Payroll Taxes, if any, will be deducted from the Milestone Payments. You hereby acknowledge that the Milestone Payments are dependent on a variety of factors set forth in the Merger Agreement and that it is possible that the Milestone Payments may never be made by Purchaser. Subject to and in accordance with Section 8.9 of the Merger Agreement, Milestone Payments which were previously unpaid are also subject to Purchaser’s rights of setoff to satisfy its indemnification claims against Participating Holders under Section 7.5(a) and Article VIII of the Merger Agreement;

p)
you acknowledge and agree that the success of the Surviving Corporation after the Merger depends upon the continued preservation of the confidentiality of the confidential or proprietary information of the Company possessed by you and that the preservation of the confidentiality of such confidential or proprietary information by you is an integral part of the Merger. Accordingly, you hereby agree that you will not, and that you will cause your successors, assigns, heirs, executors, administrators and legal representatives (each, a “Related Person”) not to, at any time on or after the date hereof, directly or indirectly, without the prior written consent of the Purchaser, disclose or use, any confidential or proprietary information of the Company or the Surviving Corporation in your possession and/or the possession of your Related Persons; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), available to you on a non-confidential basis from a source other than the Company or the Holder Representative or that is independently discovered or developed by you or on your behalf without the use of any confidential or proprietary information of the Company or the Surviving Corporation; and provided, further, that the provisions of this subsection (p) will not prohibit any retention of copies of records or disclosure (i) reasonably necessary to be disclosed in prosecuting or defending litigation, including responding to a subpoena in a third party litigation, or (ii) required by any applicable legal requirement, in each case of clauses (i) and (ii), so long as, to the extent permitted by applicable legal requirements, reasonable prior notice is given to the Purchaser of such disclosure and a reasonable opportunity is afforded to the Purchaser to contest the same. You agree to refrain from publicly announcing or publicly disclosing the terms and conditions of the Merger Agreement, including the amount of the Net Merger Consideration, without the prior approval of the Purchaser; provided, however, that (i) you may disclose such information to your current and prospective limited partners and investors, solely to the extent required as part of ordinary course reporting provided that you inform such limited partners and investors of the confidential nature of such obligations, provided, further, that any such Persons to which such information is disclosed shall have a fiduciary, contractual or other duty to maintain the confidentiality of such information and you agree that you shall be liable for any breaches by such Persons of the confidentiality obligations in this subsection (p) and (ii) in the event of any conflict between the provisions of this subsection (p) and the provisions of any Commercial Arrangements between you and the Company, the applicable provisions of your Commercial Arrangements with the Company shall govern and control your obligations with respect to the confidential and proprietary information of the Company; and

q)
you hereby acknowledge, ratify and agree to the appointment of Shareholder Representative Services LLC as the Holder Representative, and any successor Holder Representative, in accordance with the terms and conditions of Section 10.5 of the Merger Agreement. The undersigned further agrees that the Holder Representative is an express and intended third-party beneficiary of, and is entitled to rely on, this Letter of Transmittal in consummating the transactions contemplated by, and acting as the Holder Representative in accordance with the Merger Agreement.

Miscellaneous.

a)
This Letter of Transmittal shall become effective only upon (i) execution of the Merger Agreement by all parties thereto and (ii) execution of this Letter of Transmittal by the undersigned, provided, however, that the provisions of this Letter of Transmittal that, by their terms, are effective upon the Closing of the Merger or at any other time, shall become effective at such time. Neither this paragraph nor any other provision in this Letter of Transmittal can be waived, amended, changed, modified, terminated or assigned except by written consent of the Company, on the one hand, and the undersigned, on the other hand, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver, amendment, change, modification, termination or assignment. This Letter of Transmittal (including the exhibits and annexes hereto) shall be binding upon and shall inure to the benefit of the undersigned hereto and its respective successors and permitted assigns.

b)
This Letter of Transmittal shall be governed by, and construed in accordance with, the substantive Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof. The undersigned consents to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for the resolution of all disputes or controversies with the Released Parties or otherwise arising out of this Letter of Transmittal or the transactions contemplated in this Letter of Transmittal. The undersigned: (i) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Letter of Transmittal or the transactions contemplated in this Letter of Transmittal; (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iii) agrees that service of any court paper or other legal process may be made by the personal delivery of copies or such court papers or process in the manner provided for notices in subsection (c) below or in such other manner as may be provided under applicable Laws or court rules governing service of process. THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS

RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OF TRANSMITTAL AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

c)
All notices, requests, claims, demands, waivers and other communications under this Letter of Transmittal shall be in writing and shall be by electronic mail, a nationally recognized overnight courier or personal delivery to the addresses indicated above in the case of the Paying Agent or as set forth in Box A below in the case of the undersigned, or to such other addresses as shall be designated from time to time by the Paying Agent or the undersigned so specified in writing.

d)	This Letter of Transmittal shall immediately terminate and be of no further force and effect upon the termination of the Merger Agreement pursuant to Article IX of the Merger Agreement.

Instruction and Presentation Checklist

THE INSTRUCTIONS TO THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY

1. Completion of the Letter of Transmittal

•	Fill in Box A entitled “Description of Company Stock Surrendered”

•	Provide payment instructions in Box B.

NOTE
For electronic payments in the U.S., please see an example below of how to find your Bank 9 digit ABA/routing number and account number

To Designate an Alternate Payee

•
If you want payment to be made in the name of any person OTHER than the person listed in BOX A, complete BOX C entitled “Special Payment Instructions.” You MUST also provide a Medallion Signature Guarantee in Box F.

In addition, depending upon the circumstances of the payment e.g., payment to a party acting in a representative capacity for the registered holder that exceeds $5 million ($5,000,000) or payment to a high risk jurisdiction, you may be requested to provide additional supporting documentation such as a certified copy of a trust agreement, corporate board resolutions, incumbency certificate, or articles of association, as applicable.

NOTE
The IRS Tax form provided should be from the registered holder of the Shares represented by the Certificate(s) and all applicable tax reporting will be submitted in the registered holder’s name.

To Designate an Alternate Address

•
If you choose to receive payment by check in Box B, but want the check to be delivered to an address OTHER than the address listed in BOX A, indicate the address in BOX D entitled “Special Delivery Instructions.” You MUST also provide a Medallion Signature Guarantee in Box F.

The Letter of Transmittal

•
Sign and date the Letter of Transmittal in Box E. If the Letter of Transmittal is signed by the registered holder, the signature must correspond exactly with the name written on the face of the Certificate(s). If the Shares are owned by two or more joint registered holders, all such registered holders must sign the Letter of Transmittal (and the Letter of Transmittal cannot be e-signed through the Escrow Services Portal).

Signing the Transmittal in a Representative Capacity

•
If you are signing the Letter of Transmittal in a representative capacity such as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other capacity, indicate such capacity in the “Capacity” line in Box E.

•
Please note that under certain circumstances e.g. payment exceeding $25 million ($25,000,000) or payment to a high risk jurisdiction you may be requested to provide additional supporting documentation such as a certified copy of a trust agreement, corporate board resolutions, incumbency certificate, or articles of association, as applicable. If any surrendered Certificates are registered in different names, it will be necessary to complete, sign, and submit as many Letters of Transmittal as there are different registrations.

2. Stock Power

•	If you wish to transfer ownership of any Shares identified in Box A, you must provide a valid stock power evidencing such transfer.

NOTE

•	Each stock power must have a Medallion Signature Guarantee and the Letter of Transmittal must be signed by the new registered holder according to the stock power.

3. IRS Tax Forms

•
Under United States federal income tax laws, a U.S. holder who receives cash payments pursuant to the Merger is required to provide the Paying Agent (as payer) with such holder’s correct TIN on a duly executed IRS Form W-9 (or otherwise establish a basis for exemption from backup withholding) and certify under penalty of perjury that such TIN is correct and that such holder is not subject to backup withholding. If such holder is an individual, the TIN is his or her social security number. If the Paying Agent is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service and the payment of any cash pursuant to the Merger may be subject to backup withholding.

Certain holders of Shares (including, among others, all corporations and foreign individuals and entities) are not subject to these backup withholding and reporting requirements. Exempt U.S. holders should indicate their exempt status on IRS Form W-9. In order for a foreign individual to qualify as an exempt recipient, such individual must submit a Form W-8 BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP, as applicable (including any attachments thereto), signed under penalties of perjury, attesting to such individual’s exempt status. Each Form W-8 can be obtained via the link below.

If backup withholding applies, the Paying Agent is required to withhold at a rate not to exceed 28% of any payments made to the holder or other payee. Backup withholding is not an additional tax. Rather, the Federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is given to the IRS. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Is the registered holder of the Certificate(s) a U.S. person (defined in the General Instructions of the IRS tax form), or do you have a U.S. Resident tax status? If so:

•	Complete the IRS Form W-9;

•	Check the appropriate box for federal tax classification;

•	Provide your COMPLETE address, including number, street, city, and zip code;

•	Provide your 9-Digit Social Security Number or Employee Identification Number; and

•	Sign and Date the IRS tax form.

Is the registered holder of the Certificate(s) a person or entity domiciled outside of the United States? If so:

•	Complete the appropriate IRS Form W-8, found on the IRS website (www.irs.gov) or included online in the Escrow Services Portal; and

•	Sign and Date the IRS tax form.

NOTE
Please consult your tax professional with any questions regarding which tax form is appropriate or how to fill out the form.

4. Original Certificates

•	Include your original Certificate(s) (if your Shares are certificated) that has been provided to you by the Company.

•	If you have lost or misplaced your original Certificate(s), please complete the “Affidavit of Loss” form.

•	You are not required to submit any Certificate in respect of Shares that are uncertificated.

NOTE
Please retain photocopies or printouts of the Letter of Transmittal, IRS tax form, original Certificates and other supporting documents (as applicable) for your own records.

5. Miscellaneous Instructions and Agreements

Medallion Signature Guarantee

•	A Medallion Signature Guarantee on the Letter of Transmittal is NOT required unless:

1)	The name appearing in Box A differs from the name appearing on the Company’s stock ledger;

2)	The Letter of Transmittal is signed by the registered holder and such holder has completed Box C entitled “Special Payment Instructions”;

3)	The Letter of Transmittal is signed by the registered holder and such holder has completed Box D entitled “Special Delivery Instructions”; and

4)	Otherwise as required by the Paying Agent.

A Medallion Signature Guarantee is also required on any stock power transferring ownership of the Shares to someone who is not the registered holder.

Signatures required to be guaranteed on the Letter of Transmittal or on a stock power must be guaranteed by an eligible guarantor institution pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. Institutions that may be able to provide a Medallion Signature Guarantee include U.S. banks, credit unions, trust companies, national securities exchanges, broker/dealers, clearing agencies, municipal securities broker/dealers, registered securities associations, and savings associations.

Delivery of Original Certificates

•
The Certificate(s), if such Certificate(s) exists, and any other required documents are delivered at the election and risk of the registered holder. If Certificate(s) are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested or via overnight delivery service. Risk of loss and title of the Certificate(s) shall pass only upon delivery of such documents to the Paying Agent.

Completion of the Letter of Transmittal

•
If the Paying Agent determines that any Letter of Transmittal or IRS tax form has not been properly completed or executed, or that a Certificate is not in proper form for surrender, or if any other irregularity in connection with the surrender exists, the Paying Agent shall be entitled (but not obligated) to consult with the Purchaser or the Holder Representative for further instructions and may reject the Letter of Transmittal, IRS tax form, Certificate(s), and other document. If there are any discrepancies between the number of Shares that any Letter of Transmittal, IRS tax form, Certificate or other supporting document may indicate are owned by a Stockholder, the Paying Agent shall consult with the Purchaser for instructions as to the Shares, if any, it is authorized to accept for payment, and shall, except as thereafter directed in writing by the Purchaser, continue to hold any Certificates and other documents surrendered in connection therewith. For the avoidance of doubt, if the Paying Agent does not receive a duly executed IRS tax form on or prior to the date payment is to be made, the Paying Agent shall be permitted to withhold from payments to be made to the holder pursuant to the Merger Agreement any required withholding Tax.

Stock Transfer Taxes

•
All transfer, sale and use, registration, documentary recording, value added, stamp and similar taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of this Agreement or any transactions contemplated hereby (collectively, the “Merger Agreement Taxes”) shall be borne equally by the Participating Holders and the Purchaser, and the Person(s) legally responsible for filing the Tax Returns related to such Merger Agreement Taxes shall properly file on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any Merger Agreement Taxes; provided that any Tax penalties and interest shall be borne solely by the Person legally responsible therefor. In the event that any Merger Agreement Taxes become payable by reason of the payment of the Net Merger Consideration in any name other than that of the registered holder, such transferee or assignee must pay such Merger Agreement Tax or establish that such tax has been paid or is not applicable. The Paying Agent will have no responsibility with respect to Merger Agreement Taxes.

BOX A: DESCRIPTION OF COMPANY STOCK SURRENDERED
REGISTERED HOLDER information

In the boxes below, provide the name, address, and contact information for the registered holder. If the name appearing below differs from the name appearing on the certificate(s), you will need to provide supporting documentation and/or a Medallion Signature Guarantee from an eligible institution (see instructions).

IF HANDWRITING, PLEASE PRINT IN CAPITAL LETTERS.

Description of shares owned
Identify each share and provide all certificate numbers (e.g. A145) and warrant numbers as applicable. Attach additional sheets as necessary. (Note: Paying Agent does not review or confirm Type of Share; this field is included for your reference and records only.)

IF HANDWRITING, PLEASE PRINT IN CAPITAL LETTERS. Note to Draft: Can references to units be deleted?

Type of Share Certificate, Agreement, or Units Number    Check box if
(Check One)                                    Lost/Misplaced
___________________________________
1 Note to Draft: Can references to units be deleted?

BOX B: PAYMENT INSTRUCTIONS

IF HANDWRITING, PLEASE PRINT IN CAPITAL LETTERS.

Do you want payment of the net merger consideration to be issued in the name of the registered holder or someone else?

If you select “Registered Holder”, complete the remainder of Box B (and skip Box C). If you select “Someone Else”, complete the remainder of Box B and also complete Box C.

Do you want payment of the net merger consideration to be sent to the registered holder by electronic transfer or check?

* Electronic payment is likely to be received faster than a check.

If you select “Check”, payment will be sent to the address in Box A. If you select “Electronic Transfer”, provide wire instructions below or include such instructions herewith.

U.S. WIRE TRANSFER

Bank 9 digit ABA / Routing Number

Bank Name

Account Number

Account Name

Non-U.S. Wire Transfer

U.S. Pay Through Bank Name *

Non-U.S. Bank Swift Code Sort Code (if applicable)

Non-U.S. Bank Name

Account Number/IBAN

* If your payment is going outside the U.S., your non-U.S. bank will use a U.S. Pay Through Bank (also called an Intermediary Bank) to facilitate the funds transfer outside the U.S. Please check with your non-U.S. financial institution for the U.S. Pay Through Bank name and ABA/routing number.

BOX C: SPECIAL PAYMENT INSTRUCTIONS
Complete Box C only if payment is to be issued in the name of someone other than the registered holder of the Shares. If you complete this box you will need a Medallion Signature Guarantee by an eligible institution (see instructions).
In addition, depending on the circumstances of the payment (e.g. payment to a party acting in a representative capacity that exceeds $5 million ($5,000,000) or payment to a high risk jurisdiction), you may be requested to provide additional supporting documentation such as a certified copy of a trust agreement, corporate board resolutions, incumbency certificate or articles of association, as applicable.
Do you want the net merger consideration to be sent by electronic transfer or check?

•	If you select “Electronic Transfer”, complete all fields below. If you select “Check”, complete all fields below except for bank account information.

IF HANDWRITING, PLEASE PRINT IN CAPITAL LETTERS.

BOX D: SPECIAL DELIVERY INSTRUCTIONS

Complete Box D only if payment by check in the name of the registered holder is to be sent to an address other than to the address appearing in Box A (above). If you complete this Box D, you will need a Medallion Signature Guarantee by an eligible institution (see instructions).

IF HANDWRITING, PLEASE PRINT IN CAPITAL LETTERS.

BOX E: AUTHORIZED SIGNATURE AND CERTIFICATION

By signing below, the signer certifies that this Letter of Transmittal has not been altered in any way.

If you are signing in a representative capacity such as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other capacity, under certain circumstances e.g. payment exceeding $25 million ($25,000,000) or payment to a high risk jurisdiction you may be requested to provide additional supporting documentation such as a certified copy of a trust agreement, corporate board resolution, incumbency certificate, or articles of association, as applicable.

BOX F: MEDALLION SIGNATURE GUARANTEE
(ONLY IF REQUIRED - PLEASE SEE INSTRUCTIONS)

Exhibit 1
Form of Affidavit of Loss

LOST CERTIFICATE AFFIDAVIT
AND
INDEMNITY AGREEMENT

This Lost Certificate Affidavit and Indemnity Agreement (“Affidavit”) is made and entered into by the undersigned (the “Affiant/Stockholder”) on behalf of the Stockholder (as defined below) in favor of BeneVir Biopharm, Inc. (the “Company”), and JPMorgan Chase Bank, N.A. (the “Paying Agent”).

In order to induce the Paying Agent to pay the Merger Consideration [(as defined in the Paying Agent Agreement, dated [•], 2018, by and between Janssen Biotech, Inc. and the Paying Agent)], the Affiant, being duly sworn and under penalties of perjury, deposes and says:

The Company issued to the Stockholder a certain certificate number _______ representing ______ shares of Company [__________________] (the “Certificate”) registered in the name of ___________________________________________________________________________________(the “Stockholder”);

The Certificate was issued by the Company and delivered to the Stockholder;

The Stockholder is the sole legal and beneficial owner of the Certificate;

After diligent efforts to find the Certificate, the Stockholder is unable to locate the Certificate;2

The Certificate has not been endorsed, disposed of, sold, pledged, hypothecated, transferred, charged, lent or assigned in any manner affecting the absolute title thereto;

In the event the Certificate shall come into the Stockholder's possession or control, the Stockholder will forthwith deliver the same to the Company or its successors and assigns for cancellation;

_________________
2 Note to Draft: Language used in recent merger transaction in which sellers were represented by Hogan Lovells and JP Morgan served as paying agent.

THAT IN CONSIDERATION FOR THE ISSUANCE AND DELIVERY TO THE STOCKHOLDER OF SUCH CONSIDERATION EVIDENCING THE INTEREST REPRESENTED BY THE CERTIFICATE, THE STOCKHOLDER AGREES TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND EACH OF THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (COLLECTIVELY, THE “INDEMNIFIED GROUP”), FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, AND SUITS, AND FROM OR AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS, CHARGES, ATTORNEYS’ FEES, AND OTHER EXPENSES OF EVERY NATURE AND CHARACTER WHICH ANY OF THEM MAY SUSTAIN OR INCUR BY REASON OF (I) DELIVERY OF A NEW CERTIFICATE IN REPLACEMENT OF THE CERTIFICATE, (II) ANY CLAIM WHICH MAY BE MADE IN RESPECT OF THE CERTIFICATE, (III) ANY PAYMENT, TRANSFER, DELIVERY, EXCHANGE OR OTHER ACT WHICH ANY OF THEM MAY MAKE OR DO IN RESPECT OF THE CERTIFICATE, OR (IV) ANY OTHER MATTER OR THING ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT CAUSED BY THE ACTION OR INACTION OF ANY MEMBER OF THE INDEMNIFIED GROUP.

The [Affiant/Stockholder] is authorized to execute and deliver this Agreement on behalf of the Stockholder.

Dated to be effective this ____ day of _____________, 201_.

____________________________________
Name:
Title:
THE STATE OF
COUNTY OF

BEFORE ME, the undersigned authority, on this date personally appeared
__________________________ of _________________________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND and SEAL OF OFFICE this ______ day of _______________, 201_.

_____________________________________
NOTARY PUBLIC IN AND FOR THE
STATE OF

Form **W-9**
(Rev. November 2017)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

► Go to *www.irs.gov/FormW9* for instructions and the latest information.

Give Form to the requester. Do not send to the IRS.

Print or type. See **Specific Instructions** on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ► ________

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is **not** disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ►

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any) ________

Exemption from FATCA reporting code (if any) ________

(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN*, later.

Note: If the account is in more than one name, see the instructions for line 1. Also see *What Name and Number To Give the Requester* for guidelines on whose number to enter.

Social security number

☐☐☐ – ☐☐ – ☐☐☐☐

or

Employer identification number

☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here **Signature of U.S. person ►** **Date ►**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to *www.irs.gov/FormW9*.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, *later.*

Cat. No. 10231X Form **W-9** (Rev. 11-2017)

Form W-9 (Rev. 11-2017) Page 2

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See *What is FATCA reporting*, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien;
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;
- An estate (other than a foreign estate); or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

- In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;
- In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and
- In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code*, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships*, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code*, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Form W-9 (Rev. 11-2017) Page 3

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; **do not** leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a. **Individual.** Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. **Sole proprietor or single-member LLC.** Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

c. **Partnership, LLC that is not a single-member LLC, C corporation, or S corporation.** Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d. **Other entities.** Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. **Disregarded entity.** For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation
• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC
• LLC treated as a partnership for U.S. federal tax purposes, • LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or • LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• Partnership	Partnership
• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

• Generally, individuals (including sole proprietors) are not exempt from backup withholding.

• Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

• Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

• Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

Form W-9 (Rev. 11-2017) Page 4

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note: See *What Name and Number To Give the Requester,* later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at *www.SSA.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/Businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. Go to *www.irs.gov/Forms* to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to *www.irs.gov/OrderForms* to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see *Exempt payee code,* earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

Form W-9 (Rev. 11-2017) Page 5

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account
4. Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]
5. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
6. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
7. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:	Give name and EIN of:
8. Disregarded entity not owned by an individual	The owner
9. A valid trust, estate, or pension trust	Legal entity[4]
10. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
11. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
12. Partnership or multi-member LLC	The partnership
13. A broker or registered nominee	The broker or nominee
14. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
15. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships,* earlier.

***Note:** The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

Form W-9 (Rev. 11-2017) Page 6

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at *spam@uce.gov* or report them at *www.ftc.gov/complaint*. You can contact the FTC at *www.ftc.gov/idtheft* or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see *www.IdentityTheft.gov* and Pub. 5027.

Visit *www.irs.gov/IdentityTheft* to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

EXHIBIT D

OFFICER’S CERTIFICATE OF
BENEVIR BIOPHARM, INC.

This Certificate is furnished pursuant to Section 3.2(c) of that certain Merger Agreement, dated as of May 1, 2018 (the “Merger Agreement”), by and among Janssen Biotech, Inc., a Pennsylvania corporation (“Purchaser”), Dogfish Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), BeneVir Biopharm, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative, pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation. Capitalized terms not defined herein have the meanings assigned to such terms in the Merger Agreement.
The undersigned, Matthew Mulvey, being the duly elected, qualified and acting Chief Executive Officer of the Company, hereby certifies to Purchaser as follows:

1.
(i) Each of the Company Fundamental Representations in the Merger Agreement (other than the representations and warranties set forth in Section 5.9 of the Merger Agreement) is true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty is true and correct in all respects only as of such particular date or with respect to such specific period), and (ii) the representations and warranties of the Company set forth in Article V of the Merger Agreement, including the representations and warranties set forth in Section 5.9 of the Merger Agreement but excluding the other Company Fundamental Representations, are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifications set forth therein) as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty is true and correct in all material respects only as of such particular date or with respect to such specific period).

2.	The Company has performed in all material respects all obligations, agreements and covenants required under the Merger Agreement to be performed by it at or prior to the Closing.

3.	No events have occurred after the date of the Merger Agreement which, individually or in the aggregate, constitute a Material Adverse Effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the Company has executed and caused this Certificate to be delivered as of [•], 2018.

Matthew Mulvey Chief Executive Officer

(Signature Page to Company Officer’s Certificate)

EXHIBIT E

SECRETARY’S CERTIFICATE FOR
BENEVIR BIOPHARM, INC.

This Secretary’s Certificate is furnished in connection with Section 3.2(d) of that certain Merger Agreement (the “Merger Agreement”) dated as of May 1, 2018, by and among Janssen Biotech, Inc., a Pennsylvania corporation (“Purchaser”), Dogfish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), BeneVir Biopharm, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative, pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation. Capitalized terms not defined herein have the meanings assigned to such terms in the Merger Agreement.

I, Katherine Sacksteder, am the duly elected, qualified and acting Secretary of the Company. As Secretary of the Company, I hereby certify to Purchaser as follows:

1.Attached hereto as Exhibit A is a true, complete and correct copy of the certificate of incorporation of the Company, filed with the Secretary of State of the State of Delaware, including all amendments thereto, which is in full force and effect as of the date hereof and has not been further amended as of the date hereof.

2.Attached hereto as Exhibit B is a true, correct and complete copy of the bylaws of the Company, as amended, which are in full force and effect as of the date hereof and have not been further amended as of the date hereof.

3.Attached as Exhibit C is a true, correct and complete copy of the resolutions duly adopted by the board of directors of the Company (the “Board”) authorizing and approving the execution, delivery and performance by the Company of the Merger and the transactions contemplated by the Merger Agreement. Such resolutions (i) have not been amended, modified or rescinded since their adoption and (ii) are in full force and effect as of the date hereof. Such resolutions are the only resolutions adopted by the Board pertaining to the execution and delivery of the Merger Agreement and the approval of the transactions contemplated thereby.

4.Attached as Exhibit D is a true, correct and complete copy of the resolutions duly adopted by the stockholders of the Company (the “Stockholders”) authorizing and approving the execution, delivery and performance by the Company of the Merger and the transactions contemplated by the Merger Agreement. Such resolutions (i) have not been amended, modified or rescinded since their adoption and (ii) are in full force and effect as of the date hereof. Such resolutions are the only resolutions adopted by the Stockholders pertaining to the execution and delivery of the Merger Agreement and the approval of the transactions contemplated thereby.

5.The signature of each of the officers of the Company appearing on Exhibit E attached hereto is the genuine signature of each such officer or a PDF copy or facsimile thereof, and each such officer was duly elected or appointed, holding the office(s) set forth in Exhibit E opposite such officer’s name, and each such officer is authorized to execute and deliver any and all documents executed and delivered by the Company in connection with the Merger Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, I have hereunto executed and caused this Certificate to be delivered as of [•], 2018.

Katherine Sacksteder
Secretary

I, Matthew Mulvey, certify that Katherine Sacksteder is the duly appointed, qualified and acting Secretary of the Company and that her true and correct signature appears above.

IN WITNESS WHEREOF, I have hereunto executed and caused this Certificate to be delivered as of [•], 2018.

Matthew Mulvey
Chief Executive Officer

Exhibit A

Certificate of Incorporation

Exhibit B

Bylaws

Exhibit C

Board Resolutions

Exhibit D

Stockholder Resolutions

Exhibit E

Incumbency Certificate

EXHIBIT F

OFFICER’S CERTIFICATE OF
JANSSEN BIOTECH, INC.

This Certificate is furnished pursuant to Section 3.3(c) of that certain Merger Agreement, dated as of May 1, 2018 (the “Merger Agreement”), by and among Janssen Biotech, Inc., a Pennsylvania corporation (“Purchaser”), Dogfish Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), BeneVir Biopharm, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative, pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation. Capitalized terms not defined herein have the meanings assigned to such terms in the Merger Agreement.
The undersigned, ______________________, being the duly elected, qualified and acting ________________ of Purchaser, hereby certifies to the Company as follows:

1.
(i) Each of the Purchaser Fundamental Representations in the Merger Agreement is true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty is so true and correct in all respects only as of such particular date or with respect to such specific period), and (ii) the representations and warranties of the Purchaser and Merger Sub set forth in Article VI of the Merger Agreement, other than the Purchaser Fundamental Representations, are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifications as set forth therein) as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty is true and correct in all material respects only as of such particular date or with respect to such specific period).

2.
Each of the Purchaser and Merger Sub has performed in all material respects all of the respective obligations, agreements and covenants required under the Merger Agreement to be performed by the Purchaser or Merger Sub, as the case may be, at or prior to the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the Purchaser has executed and caused this Certificate to be delivered as of [•], 2018.

[Name] [Title]

(Signature Page to Purchaser Officer’s Certificate)